MASTER LEASE
(OHI – Diversicare)

The Entities Identified as “Landlord” on Schedule 1 to this Lease,
As Landlord

AND

The Entities Identified as “Tenant” on Schedule 2 to this Lease,
As Tenant

DATED: October 1, 2018

TABLE OF CONTENTS
Page
ARTICLE I    1

1.1	Lease 1

1.2	Term 2

1.3	Option to Renew 2

1.4	Existing Leases 2

1.5	Sale or Lease of Disposition Facilities 2
ARTICLE II    5

2.1	Definitions 5
ARTICLE III    28

3.1	Base Rent; Monthly Installments 28

3.2	Additional Charges 29

3.3	Late Charge 29

3.4	Net Lease 29

3.5	Payments In The Event of a Rent Adjustment 29

3.6	Avon Rent 30
ARTICLE IV    30

4.1	Payment of Impositions 30

4.2	Notice of Impositions 31

4.3	Adjustment of Impositions 31

4.4	Utility Charges 31

4.5	Insurance Premiums 32
ARTICLE V    32

5.1	No Termination, Abatement, etc 32
ARTICLE VI    32

6.1	Ownership of the Leased Properties 32

6.2	Landlord’s Personal Property 33

6.3	Tenant’s Personal Property 33

6.4	Grant of Security Interest in Tenant’s Personal Property and Accounts 34
ARTICLE VII    35

7.1	Condition of the Leased Properties 35

7.2	Use of the Leased Properties 35

7.3	Certain Environmental Matters 35
ARTICLE VIII    41

8.1	Compliance with Legal and Insurance Requirements. 41

8.2	Certain Covenants. 42

8.3	Minimum Qualified Capital Expenditures 43

8.4	Management Agreements 43

8.5	Other Facilities 44

8.6	Separateness 44

8.7	Bank Accounts 45
ARTICLE IX    45

9.1	Maintenance and Repair 45

9.2	Encroachments, Restrictions, etc 47

9.3	Landlord Funded Capital Improvements 47
ARTICLE X    50

10.1	Construction of Alterations and Additions to the Leased Properties 50
ARTICLE XI    51

11.1	Liens 51
ARTICLE XII    51

12.1	Permitted Contests 51

12.2	Landlord’s Requirement for Deposits 52
ARTICLE XIII    52

13.1	General Insurance Requirements 52

13.2	Risks to be Insured 53

13.3	Payment of Premiums; Copies of Policies; Certificates 55

13.4	Premium Deposits 56

13.5	Umbrella Policies 56

13.6	Additional Insurance 56

13.7	No Liability; Waiver of Subrogation 56

13.8	Increase in Limits 56

13.9	Blanket Policy 57

13.10	No Separate Insurance 57

13.11	Alternative Coverages 57

13.12	Insurance Captive 58
ARTICLE XIV    59

14.1	Insurance Proceeds 59

14.2	Restoration in the Event of Damage or Destruction 60

14.3	Restoration of Tenant’s Property 60

14.4	No Abatement of Rent 60

14.5	Waiver 60

14.6	Extension of Time Periods 60

14.7	Disbursement of Insurance Proceeds Equal to or Greater Than The Approval Threshold 60

14.8	Net Proceeds Paid to Facility Mortgagee 62
ARTICLE XV    63

15.1	Total Taking or Other Taking with Leased Property Rendered Unsuitable for Its Primary Intended Use 63

15.2	Allocation of Award 63

15.3	Partial Taking 64

15.4	Temporary Taking 64

15.5	Awards Paid to Facility Mortgagee 65

15.6	Extension of Time Periods 65
ARTICLE XVI    65

16.1	Landlord’s Rights Upon an Event of Default 65

16.2	Certain Remedies 66

16.3	Damages 66

16.4	Intentionally Omitted 67

16.5	Waiver 67

16.6	Application of Funds 67

16.7	Bankruptcy 67
ARTICLE XVII    68

17.1	Landlord’s Right to Cure Tenant’s Default 68
ARTICLE XVIII    68

18.1	Holding Over 68

18.2	Indemnity 68
ARTICLE XIX    68

19.1	Subordination 68

19.2	Attornment 69

19.3	Tenant’s Certificate 69
ARTICLE XX    69

20.1	Risk of Loss 69
ARTICLE XXI    70

21.1	Indemnification 70
ARTICLE XXII    70

22.1	General Prohibition against Transfers 70

22.2	Subordination and Attornment 71

22.3	Sublease Limitation 71

22.4	Permitted Sublease 71

22.5	Hospital Transaction 72
ARTICLE XXIII    73

23.1	Officer’s Certificates and Financial Statements 73

23.2	Public Offering Information 75
ARTICLE XXIV    75

24.1	Organization and Good Standing 75

24.2	Power and Authority 75

24.3	Enforceability 75

24.4	Consents 75

24.5	No Violation 76

24.6	Reports and Statements 76

24.7	No Default 76

24.8	Adverse Matters 76

24.9	Certification 76

24.10	Provider Agreements 77
ARTICLE XXV    77

25.1	Landlord’s Right to Inspect 77
ARTICLE XXVI    77

26.1	No Waiver 77
ARTICLE XXVII    77

27.1	Remedies Cumulative 77
ARTICLE XXVIII    77

28.1	Acceptance of Surrender 77
ARTICLE XXIX    77

29.1	No Merger of Title 77

29.2	No Partnership 78
ARTICLE XXX    78

30.1	Conveyance by Landlord 78
ARTICLE XXXI    78

31.1	Quiet Enjoyment 78
ARTICLE XXXII    78

32.1	Notices 78
ARTICLE XXXIII    79

33.1	Appraisers 79
ARTICLE XXXIV    80

34.1	Breach by Landlord 80

34.2	Compliance With Facility Mortgage 80
ARTICLE XXXV    81

35.1	Disposition of Personal Property on Termination 81

35.2	Facility Trade Names 81

35.3	Transfer of Operational Control of the Facilities 81

35.4	Intangibles and Personal Property 83
ARTICLE XXXVI    83

36.1	Arbitration 83

36.2	Non-Arbitratable Claims 84
ARTICLE XXXVII    84

37.1	Survival, Choice of law 84

37.2	Jurisdiction and Service of Process 85

37.3	Limitation on Recovery 85

37.4	Multiple Entities Comprising Tenant 85

37.5	Waivers 85

37.6	Consents 85

37.7	Counterparts 86

37.8	Options Personal 86

37.9	Right of Setoff 86

37.10	Rights Cumulative 86

37.11	Entire Agreement 86

37.12	Amendments in Writing 86

37.13	Severability 86

37.14	Time of the Essence 86

37.15	Tenant to Pay Reasonable Expenses 86

37.16	MUTUAL WAIVER OF RIGHT TO JURY TRIAL 87

37.17	Electronic Versions of Documents 87
ARTICLE XXXVIII    88

38.1	Commissions 88
ARTICLE XXXIX    88

39.1	Memorandum or Short Form of Lease 88
ARTICLE XL    88

40.1	Security Deposit 88

40.2	Additional Security Deposit 88

40.3	Application of Security Deposit 89

40.4	Transfer of Security Deposit 89
ARTICLE XLI    89

41.1	General REIT Provisions 89

MASTER LEASE
(OHI - Diversicare)

THIS MASTER LEASE (“Lease”) is executed and delivered as of this 1st day of October, 2018, and is entered into by (i) the entities listed on Schedule 1 to this Lease (collectively, “Landlord”), the address of which is 303 International Circle, Suite 200, Hunt Valley, Maryland 21030, and (ii) the entities listed on Schedule 2 to this Lease, the address of which is 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067 (collectively, “Tenant”).
RECITALS
The circumstances underlying the execution and delivery of this Lease are as follows:
A.Capitalized terms used and not otherwise defined herein have the respective meanings given them in ARTICLE II, below.
B.The parties hereto are parties to the Existing Leases, which include the Expiring Lease and the Terminated Leases, pursuant to which Landlord has leased the Facilities to Tenant. Pursuant to its terms, the Expiring Lease expires immediately prior to the Commencement Date under this Lease. The parties have agreed to the early termination of the Terminated Leases so that the term of each of the Terminated Leases will be terminated immediately prior to the Commencement Date of this Lease.
C.The parties hereto enter into this Lease to provide for the continued leasing of the Facilities from and after the Commencement Date under a single consolidated lease, on the terms and conditions set forth herein.
NOW THEREFORE Landlord and Tenant agree as follows:
ARTICLE I
1.1    Lease.
1.1.1    Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant the Leased Properties located in Alabama, Florida, Kentucky, Indiana, Missouri, Ohio, Tennessee, and Texas and comprising the Facilities described on Exhibits A- 1 through A-35 (the “Leased Properties”).
1.1.2    The Leased Properties are leased subject to all covenants, conditions, restrictions, easements and other matters affecting each Leased Property, whether or not of record, including the Permitted Encumbrances and other matters which would be disclosed by an inspection of the Leased Properties or by an accurate survey thereof, provided, however, that the foregoing will not materially interfere with the Primary Intended Use of the Leased Property by Tenant as set forth in this Lease.
1.1.3    This Lease constitutes one indivisible lease of the Leased Properties to multiple tenants, and not separate leases governed by similar terms. The Leased Properties constitute one economic unit, and the Base Rent and all other provisions have been negotiated and agreed to based on a demise of all of the Leased Properties as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided herein for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease apply equally and uniformly to all the Leased Properties as one unit. An Event of Default with respect to any Leased Property is an Event of Default as to all of the Leased Properties. The parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all the Leased Properties and, in particular but without limitation, that for purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Properties covered hereby. The parties agree that the existence of more than one Landlord under this Lease does not affect the indivisible, non-severable nature of this Lease. The parties may amend this Lease from time to time to include one or more additional Facilities as part of the Leased Properties and such future addition to the Leased Properties shall not in any way change the indivisible and non-severable nature of this Lease and all of the foregoing provisions shall continue to apply in full force.
1.2    Term. The initial term of this Lease (“Initial Term”) shall be twelve (12) Lease Years. The Initial Term shall commence on the Commencement Date and end on the Initial Term Expiration Date, subject to renewal as set forth in Section 1.3, below.
1.3    Option to Renew. Tenant is hereby granted two (2) options to renew this Lease each for an additional, successive period of ten (10) Lease Years, for a maximum Term if such option is exercised of thirty two (32) Lease Years, on the following terms and conditions: (a) the option to renew is exercisable only by Notice to Landlord at least three hundred sixty-five (365) days prior to the expiration of the Initial Term; (b) the absence of any Event of Default both at the time a renewal option is exercised and at the commencement of a Renewal Term is a condition precedent to any renewal of the Term; and (c) during a Renewal Term, all of the terms and conditions of this Lease shall remain in full force and effect.
1.4    Existing Leases. Landlord and Tenant acknowledge and agree that (i) the Expiring Lease shall expire according to its terms on September 30, 2018 and (ii) the term of each of the Terminated Leases shall be terminated on September 30, 2018.
1.5    Sale or Lease of Disposition Facilities.
1.5.1    At any time after the date of this Lease, Landlord will use commercially reasonable efforts to market for sale or lease the Disposition Facilities. Tenant will reasonably cooperate with Landlord with regard to the marketing for sale or lease of the Disposition Facilities, including, but not limited to, providing such information regarding the operations of the Disposition Facilities and such access to the Disposition Facilities, as may be reasonably requested by Landlord, and Landlord agrees to conduct such activities in a manner that does not unreasonably disrupt Tenant’s operation of the Disposition Facilities. The acceptance or rejection of any offer to purchase or lease the Disposition Facilities shall be made by Landlord in its reasonable discretion and approved by Tenant in its reasonable discretion. All net proceeds from the sale or lease (after payment of Landlord’s closing costs) of the Disposition Facilities shall be paid to Landlord. In connection with any such sale or lease, upon the request of Landlord, Tenant shall enter into an operations transfer agreement in form and substance reasonably acceptable to Tenant with the new operator providing for the proration of revenues and expenses. The operations transfer agreement shall also include such indemnities from and in favor of Tenant as may be customarily included in transactions of this type in form and substance reasonably acceptable to Tenant. If requested, the obligations of Tenant or a Subtenant under the operations transfer agreement shall be guaranteed by DHSI.
1.5.2    Base Rent Reduction; Security Deposit Reduction. Upon the closing of the sale or lease of the Disposition Facilities and the transfer of operations to a new operator, the annual Minimum Rent payable under the Master Lease shall be reduced (i) if a lease to a new operator, by the initial annual rent under such new lease, or (ii) if a sale, by the amount calculated as follows:

Disposition Facility	Sale Reduction
[*****] [*****] [*****]	10% per annum of the net proceeds received by Landlord from the sale
[*****] [*****] [*****]	10% per annum of the net proceeds received by Landlord from the sale
[*****] [*****] [*****]	10% per annum of the net proceeds received by Landlord from the sale
[*****] [*****] [*****]	10% per annum of the net proceeds received by Landlord from the sale
[*****] [*****] [*****]	9% per annum of the net proceeds received by Landlord from the sale
Future Disposition Facilities designated under Section 1.5.8	A percentage per annum equal to the Market Rate of Return of the net proceeds received by Landlord from the sale

Also upon the closing of the sale or lease of the Disposition Facilities and the transfer of operations to a new operator, the amount of the Security Deposit will be reset at an amount equal to (i) three months of the annual Base Rent (exclusive of the Avon Rent) after giving effect to the reduction under this Section 1.5.2, and (ii) any Increase under Section 40.2.or adjustments pursuant to ARTICLE XIV or ARTICLE XV.

1.5.3    Other Amendments. Upon the closing of any such sale or lease transaction of the Disposition Facilities (each a “Closing”), Tenant and Landlord shall amend this Lease and the other Lease Documents to delete the Disposition Facilities as Facilities, reduce the annual Base Rent as provided above and release Tenant from any further obligations first arising under this Lease with respect to the applicable Disposition Facilities from and after the date of applicable Closing (the obligations of Tenant under this Lease with respect to matters first arising prior to such Closing shall survive). In connection with each such amendment, DHSI, each other Guarantor, each Subtenant, and each other Affiliate of Tenant shall ratify and affirm its obligations under this Lease and the other Lease Documents. The obligations of Tenant under this Lease with respect to the Disposition Facilities, which, by their terms, survive the termination of this Lease, shall survive the termination of this Lease as to the Disposition Facilities.
1.5.4    Release of Liens. At each Closing, the Security Agreement between Landlord, Tenant and the Subtenants shall be terminated with respect to the applicable Disposition Facility only and Landlord and Tenant will file or record any UCC-3 termination statements necessary to terminate or release any UCC-1 financing statements made with respect to the applicable Disposition Facility only. Landlord and Tenant will record with the appropriate public records a termination of each of the Memorandums of Lease recorded with respect to the applicable Disposition Facility.
1.5.5    Prorations. Tenant shall prorate all Impositions pursuant to the operations transfer agreement with the new operator of the Disposition Facilities and such proration shall be in full satisfaction of the parties’ obligation to prorate such Impositions pursuant to Section 4.3 of this Lease.
1.5.6    Costs and Expenses. Tenant shall pay all of Landlord’s documented costs, fees and expenses, including legal fees and expenses incurred in connection with (i) marketing, or (ii) any sale or lease, or proposed sale or lease, of the Disposition Facilities (whether such closing occurs or not); provided however that any deposit forfeited to Landlord by a proposed purchaser or replacement tenant shall be applied against any such costs, fees and expenses and reduce Tenant’s obligation in connection therewith.
1.5.7    Disposition Period – Limitation on Capital Improvement Obligations. During a period from October 1, 2018 until September 30, 2020 (the “Disposition Period”), Tenant will not be required to make any capital expenditures to the Disposition Facilities identified in Section 1.5.2 in excess of the required per bed annual capital expenditures amount described in Section 8.3 and Tenant’s repair and maintenance obligations with respect to such Disposition Facilities will be limited to any repair or maintenance necessary to comply with any life safety requirement, routine maintenance and repair necessary to maintain the non-structural components of the Facility and major building systems in their condition as of the Commencement Date, normal wear and tear excepted. As of the date of this Lease, Tenant represents and warrants to Landlord that it has no knowledge of any issues or conditions at the Disposition Facilities identified in Section 1.5.2 that would require capital expenditures in excess of the amounts described in Section 8.3.
1.5.8    Future Disposition Facilities. At any time after the Commencement Date, Tenant may, at its option, identify additional Facilities that, despite Tenant’s compliance with the terms of this Lease, (i) due to age, condition or other factors beyond Tenant’s control, have become financially or functionally impaired so as to be no longer economically viable for their primary intended use, or (ii) due to a rise in the average professional liability costs per resident and associated costs of professional liability insurance (or reduced availability of affordable insurance), the operation of the Facilities in the State for their Primary Intended Use is no longer economically viable or affordable. Upon identification, Tenant may request in writing that such Facility or Facilities be designated as Disposition Facilities pursuant to this Section 1.5. Upon Tenant making such request and providing Landlord with evidence satisfactory to Landlord, in its sole judgment, reasonably exercised, of the criteria listed in (i) or (ii) above, Tenant and Landlord will designate in writing such Facility as a Disposition Facility for sale or lease under this Section 1.5. If no such sale or transfer occurs within two (2) years of the designation of such Facility as a Disposition Facility under this Section 1.5.8, Tenant may, upon Notice to Landlord, proceed to close such Disposition Facility and, upon closure, to terminate this Lease as to such Disposition Facility. For avoidance of doubt, upon the closure of a Disposition Facility and the termination of this Lease as to such Disposition, there shall be no reduction in Base Rent. Notwithstanding the foregoing, Landlord shall be under no obligation to designate more than five (5) Facilities as Disposition Facilities under this Section 1.5.8.
ARTICLE II
2.1    Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable, (iii) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, and (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.
7.0% Upgrades: The capital alterations, improvements and other upgrades to the Facilities (other than [*****]) as identified and determined by Tenant in its reasonable business judgment to be necessary, required or appropriate in an amount per Facility to be listed on Schedule 9.3(a) hereto on or before the Commencement Date. From and after the Commencement Date, Landlord and Tenant may modify Schedule 9.3(a) without formal amendment of this Lease so long as such modification is in writing, which may, for this purpose, include e-mail messages.
7.0% Upgrade Rent: As of the first day of each month, an amount equal to (A) the aggregate funds expended by Landlord as of the last day of the prior month on the 7.0% Upgrades multiplied by (B) (i) seven percent divided by (ii) 12 (7.0% ÷ 12 months = 0.583333%).
9.0% Improvements: The capital alterations and improvements to the Facilities (other than [*****]) identified by Tenant and for which Tenant requests that Landlord provide financing, the specific cost and scope of which for each Facility will be reasonably and in good faith agreed upon by Landlord and Tenant and listed on Schedule 9.3(b) hereto following the Commencement Date or any subsequent amendment to Schedule 9.3 (b) agreed to in writing by Landlord and Tenant, which may, for this purpose, be via e-mail messages; provided, however, that Landlord shall have no obligation to approve a 9.0% Improvement after September 30, 2022. Landlord and Tenant must agree upon the 9.0% Improvements and the funding amount prior to the commencement by Tenant, or the funding by Landlord, of the 9% Improvements.
9.0% Improvement Rent: The 9.0% Improvement Rent shall be:
(1)    For the period from the Commencement Date thru September 30, 2019, the 9.0% Improvement Rent shall be the 9.0% Monthly Improvement Rent for the applicable month;

(2)    For the Lease Year commencing October 1, 2019, the 9.0% Improvement Rent shall be the sum of (a) (i) twelve times the 9.0% Monthly Improvement Rent as of September 30, 2019 multiplied by (ii) one hundred and two and fifteen one hundredths percent (102.15%) (the “First Year 9.0% Improvement Rent”), plus (b) the 9.0% Monthly Improvement Rent for the applicable month;

(3)    For the Lease Year commencing October 1, 2020, the 9.0% Improvement Rent shall be the sum of (a) (i) the First Year 9.0% Improvement Rent plus twelve times the sum of the 9.0% Monthly Improvement Rent as of September 30, 2020 multiplied by (ii) one hundred and two and fifteen one hundredths percent (102.15%) (the “Second Year 9.0% Improvement Rent”), plus (b) the 9.0% Monthly Improvement Rent for the applicable month;

(4)    For the Lease Year commencing October 1, 2021, the 9.0% Improvement Rent shall be the sum of (a) (i) the Second Year 9.0% Improvement Rent plus twelve times the sum of the 9.0% Monthly Improvement Rent as of September 30, 2021 multiplied by (ii) one hundred and two and fifteen one hundredths percent (102.15%) (the “Third Year 9.0% Improvement Rent”), plus (b) the 9.0% Monthly Improvement Rent for the applicable month;

(5)    For the Lease Year commencing October 1, 2022, the 9.0% Improvement Rent shall be the sum of (a) (i) the Third Year 9.0% Improvement Rent plus twelve times the sum of the 9.0% Monthly Improvement Rent as of September 30, 2022 multiplied by (ii) one hundred and two and fifteen one hundredths percent (102.15%) (the “Fourth Year 9.0% Improvement Rent”), plus (b) the 9.0% Monthly Improvement Rent for the applicable month;
(6)    For the Lease Year commencing October 1, 2023, the 9.0% Improvement Rent shall be the sum of (a) (i) the Fourth Year 9.0% Improvement Rent plus twelve times the sum of the 9.0% Monthly Improvement Rent as of September 30, 2023 multiplied by (ii) one hundred and two and fifteen one hundredths percent (102.15%) (the “Fifth Year 9.0% Improvement Rent”), plus (b) the 9.0% Monthly Improvement Rent for the applicable month;
(7)    For the Lease Year commencing October 1, 2024, the 9.0% Improvement Rent shall be the product of (i) the Fifth Year 9.0% Improvement Rent plus twelve times the sum of the 9.0% Monthly Improvement Rent as of September 30, 2024 multiplied by (ii) one hundred and two and fifteen one hundredths percent (102.15%);
(8)    For the Lease Year commencing October 1, 2025, and each succeeding Lease Year during the Term, (a) the 9.0% Improvement Rent for the previous Lease Year multiplied by (b) one hundred two and fifteen one hundredths percent (102.15%).
9% Monthly Improvement Rent: As of the first day of each month, an amount equal to (A) the aggregate funds expended by Landlord during the applicable Lease Year on the 9% Improvements multiplied by (B) (i) nine percent divided by (ii) 12 (9% ÷ 12 months = 0.75%).
Actual Cost: The actual cost of completing the Approved Improvements excluding financing costs, which amount does not include any amounts paid to Tenant or any Affiliate of Tenant without the written consent of Landlord.
Additional Charges: All Impositions and other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Lease, including, without limitation, the Annual Site Inspection Fee.
Adjustment Date: October 1, 2019, and each October 1 thereafter throughout the Term of this Lease.
Affiliate: Any Person which, directly or indirectly, Controls or is Controlled by or is under common Control with another Person.
Annual Site Inspection Fee: An annual fee of One Thousand Dollars ($1,000.00) for each Facility included within the Leased Properties actually inspected by Landlord during each Lease Year throughout the Term beginning with the Second (2nd) Lease Year which shall be paid by Tenant within thirty (30) days after receipt by Tenant of an invoice therefor together with a copy of the complete site inspection report made with respect to each Facility for which payment is requested.
Approval Threshold: Two Hundred Thousand Dollars ($200,000.00).
Approved Improvement: The 7.0% Upgrades and the 9.0% Improvements.
Assessment: Any governmental assessment on the Leased Properties or any part thereof for public or private improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term.
Assumed Indebtedness: Any indebtedness or other obligations of third parties from whom Landlord has acquired any Leased Property, expressly assumed in writing by Landlord, and existing at the time of acquisition of the Leased Property secured by a mortgage, deed of trust or other security agreement to which Landlord’s title to the Leased Properties is subject.
Authorizations: Any and all licenses, operating permits, Provider Agreements, CONs, certificates of exemption, approvals, waivers, variances and other governmental or “quasi-governmental” authorizations necessary or advisable for the use of any Facility for its Primary Intended Use and receipt of reimbursement or other payments under Medicare, Medicaid and any Third Party Payor Programs.
Avon Rent: The monthly sum of Twenty Five Thousand Dollars ($25,000), without annual adjustment.
Award: All compensation, sums or anything of value awarded, paid or received in connection with a total or partial Taking.
Base Rent: The sum of the Minimum Rent, the 7.0% Upgrade Rent, the 9.0% Improvement Rent and, through and including the month of July, 2024, the Avon Rent.
Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.
Capitalization Rate: Nine percent (9%) (See Section 15.3).
Capitalized Leases: Leases that in accordance with GAAP are required to be capital or financing leases and capitalized for financial reporting purposes.
Capitalized Lease Obligations: All obligations under Capitalized Leases the amount of the indebtedness for which shall be the capitalized amount of such obligations determined in accordance with GAAP.
Cash Flow: For any period, the sum of (a) Net Income of Tenant and Subtenants (other than a Hospital Subtenant), and, if applicable, a UPL-IGT Manager, on a consolidated basis, arising solely from the operation of the Facilities for the applicable period, and (b) the amounts deducted in computing such Person’s Net Income for the period for (i) depreciation, (ii) amortization, (iii) Base Rent (the amount added back for Base Rent is to be the amount used, whether actual amounts paid or “straight-line” rent amounts, in calculating Net Income), (iv) interest (including payments in the nature of interest under Capitalized Leases and interest on any Purchase Money Financing), (v) income taxes (the amount added back is the amount used, whether actual amounts paid or amounts accrued, in calculating Net Income) and (vi) management fees, and less (c) an imputed management fee equal to five percent (5%) of gross revenues.
Cash Flow Coverage Ratio: For any fiscal period, the ratio of (i) Cash Flow to (ii) Base Rent.
Casualty/Condemnation Reduction Amount: An amount equal to the applicable Retained Amount multiplied by the applicable Market Rate of Return.
CIBC Bank: CIBC Bank USA, formerly known as The PrivateBank and Trust Company, an Illinois banking corporation.
CIBC Bank Loan Documents: The documents evidencing and securing the indebtedness of DLC and its Affiliates to CIBC Bank as of the date of execution and delivery of this Lease.
Citation: Any operational or physical plant deficiency set forth in writing with respect to a Facility by any governmental body or agency, or Medicare intermediary, having regulatory oversight over a Facility, Tenant or Manager, with respect to which the scope and severity of the penalty for such deficiency, if not cured, is one or more of the following: loss of licensure, decertification of a Facility from participation in the Medicare and/or Medicaid programs, appointment of a temporary manager or denial of payment for new admissions.
Clean-Up: The investigation, removal, restoration, remediation and/or elimination of, or other response to, Contamination, in each case to the satisfaction of all governmental agencies having jurisdiction, in compliance with or as may be required by Environmental Laws.
CMS: The United States Department of Health, Centers for Medicare and Medicaid Services or any successor agency thereto.
Code: The Internal Revenue Code of 1986, as amended.
Commencement Date: October 1, 2018.
Condemnor: Any public or quasi‑public authority, or private corporation or individual, having the power of condemnation.
Consent to Hospital Subleases: Any consent to a sublease with a county hospital participating in the UPL-IGT Program and covering one or more Facilities, as such agreements are amended, restated, modified, extended or replaced
Consolidated Financial Statement:
(a)    For each quarter during Tenant’s, a Subtenant’s (other than a Hospital Subtenant) and a UPL-IGT Manager’s fiscal year, on a consolidated basis for such Persons, (i) a statement of earnings for the current period and fiscal year to the end of such period, with a comparison to the corresponding figures for the corresponding period in the preceding fiscal year from the beginning of the fiscal year to the end of such period, and (ii) a balance sheet as of the end of the period, with a comparison to the corresponding figures for the corresponding period in the preceding fiscal year from the beginning of the fiscal year to the end of such period.
(b)    For Tenant’s, a Subtenant’s (other than a Hospital Subtenant) and a UPL-IGT Manager’s fiscal year, the Consolidated Financial Statement shall be a financial report for such Persons on a consolidated basis, reviewed by a firm of independent certified public accountants reasonably acceptable to Landlord, containing such Persons balance sheet as of the end of that year, its related profit and loss, a statement of shareholder’s equity for that year, a statement of cash flows for that year, and such comments and financial details as are customarily included in reports of like character. Landlord shall have the right upon reasonable Notice to Tenant to cause any such Consolidated Financial Statement to be audited at Landlord’s expense by certified public accountants selected by Landlord. Tenant shall cooperate in any such audit and shall provide the auditors selected by Landlord with access to and the opportunity to copy at Landlord’s expense such books, records and other materials as such auditors may reasonably request in order to perform their audit.
(c)    For DHSI’s fiscal year, the Consolidated Financial Statements shall be an audited financial report prepared by a firm of independent certified public accountants reasonably acceptable to Landlord, containing DHSI’s balance sheet as of the end of that year, its related profit and loss, a statement of shareholder’s equity for that year, a statement of cash flows for that year, and such comments and financial details as are customarily included in reports of like character and the opinion of the certified public accountants as to the fairness of the statements therein.
Construction Funds: The Net Proceeds and such additional funds as may be deposited with Landlord by Tenant pursuant to Section 14.6 for restoration or repair work pursuant to this Lease.
Contamination: The presence, Release or threatened Release of any Hazardous Substance at the Leased Properties in violation of any Environmental Law, or in a quantity that would give rise to any affirmative Clean-Up obligations under an Environmental Law, including, but not limited to, the existence of any injury or potential injury to public health, safety, natural resources or the environment associated therewith, or any other environmental condition at, in, about, under or migrating from or to the Leased Properties.
Control (and its corollaries “Controlled by” and “under common Control with”): Possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of voting securities, partnership interests or other equity interests, or by any other device.
CPI or Consumer Price Index: As of any date, the United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982=84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States, calculated in this Lease as the CPI attributable to the month three months prior to the applicable date herein (e.g., the CPI used to calculate the adjustment in Minimum Qualified Capital Expenditures as of October 1, 2019, shall be the CPI for the month of July, 2019, compared to the CPI for the month of July, 2018).
Date of Taking: The date on which the Condemnor has the right to possession of the Leased Property that is the subject of the Taking or Partial Taking.
Debt: As of any date, all (a) obligations of a Person, whether current or long-term, that in accordance with GAAP should be included as liabilities on such Person’s balance sheet; (b) Capitalized Lease Obligations of such Person; (c) obligations of others for which that Person is liable directly or indirectly, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (d) liabilities and obligations secured by liens of any assets of that Person, whether or not those liabilities or obligations are recourse to that Person; and (e) liabilities of that Person, direct or contingent, with respect to letters of credit issued for the account of that Person or others or with respect to bankers acceptances created for that Person.
DHSI: Diversicare Healthcare Services, Inc, formerly known as Advocat, Inc., a Delaware corporation, and its successors by merger, consolidation, reorganization or other business combination.
Disposition Facilities: The Facilities listed in Section 1.5.2.
Distribution: Any payment or distribution of cash or any assets of the Facilities to one or more equity holders of Person or to any Affiliate of such Person, whether in the form of a dividend, a fee for management in excess of the fee required by the terms of a Management Agreement, a payment for services rendered (except as provided in the next sentence), a reimbursement for overhead incurred on behalf of the Facilities, or a payment on any debt required by this Lease to be subordinated to the rights of Landlord. Notwithstanding the foregoing, none of the following are a Distribution: (i) salaries, bonuses and other compensation paid to employees, (ii) payment of Debt permitted pursuant to Section 8.2.2 to third party creditors, (iii) reimbursement by a Person to an Affiliate for third party expenses (but not overhead) paid by the Affiliate on behalf of or which are fairly allocable to the Facilities, (iv) payment of management fees to Manager under a Management Agreement, and (iv) any other third party fees, costs or expenses necessary or required in the ordinary course of business for the continued operation and maintenance of the Facilities (provided that for purposes of this (v), such third party fees, costs and expenses shall include those paid under agreements with Affiliates on terms that are fair and substantially similar to those that would be obtained in a comparable arm’s length transaction with an unrelated third party in the current market).
DLC: Diversicare Leasing Corporation, a Tennessee corporation and a Tenant herein.
DMS: Diversicare Management Services Co., a Tennessee corporation and the current Manager herein.
Encumbrance: Any mortgage, deed of trust, lien, encumbrance or other matter affecting title to the Leased Properties, or any portion thereof or interest therein, securing any borrowing or other means of financing or refinancing.
Environmental Audit: A written certificate, in form and substance satisfactory to Landlord, from an environmental consulting or engineering firm acceptable to Landlord, which states that there is no Contamination on the Leased Properties and that the Leased Properties are otherwise in strict compliance with Environmental Laws.
Environmental Documents: Each and every (i) document received by Tenant or any Affiliate from, or submitted by Tenant or any Affiliate to, the United States Environmental Protection Agency and/or any other federal, state, county or municipal agency responsible for enforcing or implementing Environmental Laws with respect to the condition of the Leased Properties, or Tenant’s operations at the Leased Properties; and (ii) review, audit, report, or other analysis data pertaining to environmental conditions, including, but not limited to, the presence or absence of Hazardous Substances, at, in, or under or with respect to the Leased Properties that have been prepared by, for or on behalf of Tenant.
Environmental Laws: All federal, state and local laws (including, without limitation, common law), statutes, codes, ordinances, regulations, rules, orders, permits or decrees of the United States and the States (or any political subdivision thereof) in which any Leased Property is located relating to the introduction, emission, discharge or Release of Hazardous Substances into the indoor or outdoor environment (including without limitation, air, surface water, groundwater, land or soil) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transportation, disposal, or Release of Hazardous Substances; or the Clean-Up of Contamination, all as are now or may hereinafter be in effect.
Event of Default: The occurrence of any of the following:
(a)    Tenant fails to pay or cause to be paid the Rent when due and payable;
(b)    Tenant, a Subtenant, or Guarantor, on a petition in bankruptcy filed against it, is adjudicated a bankrupt or has an order for relief thereunder entered against it, or a court of competent jurisdiction enters an order or decree appointing a receiver of Tenant or any Guarantor or of the whole or substantially all of its property, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree is not vacated or set aside or stayed within sixty (60) days from the date of the entry thereof, subject to the applicable provisions of the Bankruptcy Code (11 USC Section 101 et. seq.) and to the provisions of Section 16.7, below;
(c)    Tenant, a Subtenant or Guarantor: (i) Admits in writing its inability to pay its debts generally as they become due, (ii) files a petition in bankruptcy or a petition to take advantage of any insolvency law, (iii) makes a general assignment for the benefit of its creditors, (iv) consents to the appointment of a receiver of itself or of the whole or any substantial part of its property, or (v) files a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, subject to the applicable provisions of the Bankruptcy Code (11 USC Section 101 et. seq.) and to the provisions of Section 16.7, below;
(d)    Tenant, a Subtenant or Guarantor is finally liquidated or dissolved, or begins proceedings toward such liquidation or dissolution, or has filed against it a petition or other proceeding to cause it to be liquidated or dissolved and the proceeding is not dismissed within thirty (30) days thereafter, or Tenant, a Subtenant or Guarantor in any manner permits the sale or divestiture of substantially all of its assets necessary or related to the use and operation of the Leased Properties;
(e)    The estate or interest of Tenant in the Leased Properties or any part thereof is levied upon or attached in any proceeding and the same is not vacated or discharged within thirty (30) days thereafter (unless Tenant is in the process of contesting such lien or attachment in good faith in accordance with 12.1 hereof);
(f)    Tenant voluntarily ceases operation of any Facility for a period in excess of five (5) Business Days except upon prior Notice to, and with the express prior written consent of Landlord or other written agreement of the Landlord and Tenant, or as the unavoidable consequence of damage or destruction as a result of a casualty, or a Partial or total Taking;
(g)    Any representation or warranty made by Tenant or its Affiliates in this Lease or the other Lease Documents, or in the certificates delivered in connection therewith, proves to be untrue when made in any material respect, Landlord is materially and adversely affected thereby, and Tenant fails within thirty (30) days after Notice from Landlord thereof to cure such condition by terminating such adverse effect and making Landlord whole for any damage suffered therefrom, or, if with due diligence such cure cannot be effected within thirty (30) days, if Tenant has failed to commence to cure the same within the thirty (30) days or failed thereafter to proceed promptly and with due diligence to cure such condition and complete such cure prior to the time that such condition causes a default in any Facility Mortgage or any other lease to which Tenant is subject and prior to the time that the same results in civil or criminal penalties to Landlord, Tenant, any Affiliates or either or the Leased Properties;
(h)    Tenant (or, if applicable, any Subtenant or Manager):

(i)
has its license to operate any Facility as a provider of health care services in accordance with its Primary Intended Use suspended or revoked, or its right to so operate a Facility suspended, and the effect of such suspension or revocation is not stayed or cured within sixty (60) days thereafter or are reinstated subject to conditions not approved by Landlord in its sole, but reasonable, discretion;

(ii)	has its right to accept patients suspended, and the effect is not promptly stayed and promptly cured (in any case within thirty (30) days of Tenant’s first knowledge thereof);

(iii)
receives a Citation with respect to a Facility and fails to cure the condition that is the subject of the Citation within the period of time required for such cure by the issuer of the Citation or, if longer, the period of time set forth in a Plan of Correction accepted by the issuer of the Citation;

Notwithstanding the foregoing, the conditions described in the preceding Subsections (h)(i), (h)(ii) and (h)(iii) shall not be an Event of Default if such conditions at any time are applicable to ten percent (rounding down for partial Facilities) or fewer Facilities then subject to this Lease, and if Tenant complies with the provisions of Section 40.2 relating to increasing the Security Deposit.
(i)    Subject to Section 34.2, Tenant defaults, or permits a default (which default was not exclusively in Landlord’s control) under any Facility Mortgage, related documents or obligations thereunder which default is not cured within any applicable cure period provided for therein;
(j)    A default occurs under any other Lease Document, which default is not cured within the applicable cure period provided in such Lease Document, if any;
(k)    A Transfer occurs without the prior written consent of Landlord;
(l)    Intentionally deleted;
(m)    Intentionally deleted;
(n)    Intentionally deleted;
(o)    Intentionally deleted;
(p)    Intentionally deleted;
(q)    A default by Tenant occurs under any other contract affecting any Facility or Tenant or a Subtenant, which default results in a material adverse affect on any Facility or Tenant or a Subtenant, and which default is not cured within the applicable time period, if any; provided that such conditions shall not be an Event of Default if such conditions at any time are applicable to two (2) or fewer Facilities and Tenant is in good faith contesting such default and, if legal proceedings are commenced with respect to such default, will conduct such contest pursuant to the provisions of Section 12.1 as if such default constituted a “Claim” under such Section;
(r)    The occurrence of a “Default”, “Event of Default” or similar event or occurrences which causes the lender under the Line of Credit Documents to accelerate any or all of the indebtedness thereby or to exercise any rights or remedies under such documents to realize on its interest in the accounts receivable from the Facilities, or to cease funding under the Line of Credit, which is not cured within any applicable cure period under the Line of Credit Documents or any written agreement by lender;
(s)    Tenant or an Affiliate of Tenant defaults beyond any applicable grace period in the payment of any material amount or the performance of any material act required of Tenant or such Affiliate by the terms of any other lease or other agreement between Tenant or such Affiliate and Landlord or any Affiliate of Landlord, which default could reasonably be expected to have a material adverse effect on the ability of Tenant to perform its obligations under this Lease or a Guarantor to perform its obligation under the Guaranty;
(t)    Tenant fails to observe or perform any other term, covenant or condition of this Lease and the failure is not cured by Tenant within a period of thirty (30) days after Notice thereof from Landlord, unless the failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed an Event of Default if and for so long as Tenant proceeds promptly and with due diligence to cure the failure and completes the cure prior to the time that the same causes a default in any Facility Mortgage and prior to the time that the same results in civil or criminal penalties to Landlord, Tenant, any Affiliates of either or to the Leased Properties; or
(u)    Tenant breaches any of the covenants set forth in ARTICLE VIII hereof and the breach is not cured within a period of the shorter of (i) thirty (30) days after the Notice thereof from Landlord, and (ii) fifteen (15) days following the date of delivery of a certificate pursuant to Section 23.1(a) or 23.1(b).
Landlord, at Landlord’s sole discretion, may deliver Notice to Tenant electing to not treat a default as an Event of Default hereunder.
Executive Officer: The Chairman of the Board of Directors, the Chief Executive Officer, the Chief Operating Officer, the President, any Vice President and the Secretary of any corporation, a general partner of any partnership and a managing member of any limited liability company upon which service of a Notice is to be made.
Existing Leases: The leases listed on Schedule 3. The Existing Leases include the Expiring Lease and the Terminated Leases.
Expiration Date: The Initial Term Expiration Date, the First Renewal Term Expiration Date or the Second Renewal Term Expiration Date, as applicable.
Expiring Lease: The existing Consolidated Amended and Restated Master Lease, between DLC and Sterling Acquisition Corp., a subsidiary of Omega, as amended, and identified as the Expiring Lease on Schedule 3.
Facility(ies): Each healthcare facility on the Land, including the Leased Property associated with such Facility, and together, all such facilities on the Leased Properties.
Facility Mortgage: Any mortgage, deed of trust or other security agreement placed upon any or all of the Leased Properties and of which Notice together with a copy of such mortgage, deed of trust or other security agreement has been provided to Tenant, which with the express, prior, written consent of Landlord is a lien upon any or all of the Leased Properties, whether such lien secures an Assumed Indebtedness or another obligation or obligations.
Facility Mortgagee: The secured party to a Facility Mortgage.
Facility Trade Names: The name(s) under which the Facilities have done business during the Term. The Facility Trade Names in use by the Facilities on the Commencement Date are set forth on attached Exhibit B.
Fair Market Rent:    The rent that, at the relevant time, a Facility would most probably command in the open market, under a lease on substantially the same terms and conditions as are set forth in this Lease with a tenant unrelated to Landlord having experience and a reputation in the health care industry and a credit standing reasonably equivalent to that of Tenant, and, if this Lease is guaranteed, with such lease being guaranteed by guarantors having a net worth at least equal to that of Guarantors, with evidence of such rent being the rent that is being asked and agreed to at such time under any leases of facilities comparable to such Facility being entered into at such time in which the tenants and lease guarantors meet the qualifications set forth in this sentence. Fair Market Rent shall be determined in accordance with the appraisal procedure set forth in ARTICLE XXXIII or in such other manner as may be mutually acceptable to Landlord and Tenant.
Fair Market Value: The fair market value of a Facility at the relevant time (i) assuming the same is unencumbered by this Lease, and (ii) determined in accordance with the appraisal procedure set forth in ARTICLE XXXIII or in such other manner as may be mutually acceptable to Landlord and Tenant.
First Renewal Term Expiration Date: September 30, 2040.
Fixtures: Collectively, all permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property (excluding Landlord’s Personal Property), including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air‑cooling and air‑conditioning systems and apparatus (other than individual units), sprinkler systems and fire and theft protection equipment, built‑in oxygen and vacuum systems, towers and other devices for the transmission of radio, television and other signals, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto.
Force Majeure: An event or condition beyond the control of a Person, including without limitation a flood, earthquake, or other Act of God; a fire or other casualty resulting in a complete or partial destruction of the Facility in question; a war, revolution, riot, civil insurrection or commotion, terrorism, or vandalism; unusual governmental action, delay, restriction, or regulation not reasonably to be expected; a contractor or supplier delay or failure in performance (not arising from a failure to pay any undisputed amount due), or a delay in the delivery of essential equipment or materials; bankruptcy or other insolvency of a contractor, subcontractor, or construction manager (not an Affiliate of the party claiming Force Majeure); a strike, slowdown, or other similar labor action; or any other similar event or condition beyond the reasonable control of the party claiming that Force Majeure is delaying or preventing such party from timely and fully performing its obligations under this Lease; provided that in any such event, the party claiming the existence of Force Majeure shall have given the other party Notice of such claim within fifteen (15) days after becoming aware thereof, and if the party claiming Force Majeure shall fail to give such Notice, then the event or condition shall not be considered Force Majeure for any period preceding the date such Notice shall be given. No lack of funds shall be construed as Force Majeure.
GAAP: Generally accepted accounting principles in effect in the United States at the time in question.
Gross Revenues: All revenues received or receivable from or by reason of the operation of the Facilities, or any other use of the Leased Properties, including without limitation all patient revenues received or receivable for the use of or otherwise by reason of all rooms, beds, and other facilities provided, meals served, services performed, space or facilities subleased or goods sold on the Leased Properties and, except as provided below, any consideration received for any sublease, license or other arrangement with an unrelated third party in possession, or using, any portion of the Leased Properties. Gross Revenues shall not, however, include:
(i)    revenue from professional fees or charges by physicians when and to the extent such charges are paid over to such physicians or are accompanied by separate charges for use of a Facility or any portion thereof,
(ii)    non-operating revenues such as interest income or income from the sale of assets not sold in the ordinary course of business,
(iii)    contractual allowances and reasonable reserves (relating to any period during the Term) for billings not paid by or received from the appropriate governmental agencies, third party providers or other payors,
(iv)    all proper patient billing credits and adjustments according to generally accepted accounting principles relating to health care accounting, and
(v)    federal, state or local sales or excise taxes and any tax based upon or measured by said revenues which is added to or made a part of the amount billed to the patient or other recipient of such services or goods, whether included in the billing or stated separately.
If any of the Leased Properties or any part thereof is subleased, or a license permitting the use thereof is granted to an Affiliate of Tenant, Gross Revenues shall include all revenues received or receivable by the subtenant or licensee from its use of the Leased Properties and any rent or equivalent payment by the subtenant or licensee received or receivable by Tenant from such sublease or licensee shall be excluded from Gross Revenues (provided, however, that in the case of a sublease of space for the placement or erection of antennae or similar device, the rent or equivalent payment shall be included in Gross Revenues).
Guarantor(s): Each party that guaranties the obligations of Tenant under this Lease.
Guaranty(ies): (i) the Guaranty from each Subtenant (other than a Hospital Subtenant) and each UPL-IGT Manager (if different than DMS), (ii) the Guaranty from DHSI, DMS, Advocat Finance, Inc., a Delaware corporation, and Diversicare Leasing Company II, LLC, a Delaware limited liability company, and (iii) any other guaranty of the obligations of Tenant under this Lease.
Hazardous Substance: Any dangerous, toxic or hazardous material, substance, pollutant, contaminant, chemical, or waste (including, without limitation, medical waste) defined, listed or described as such under any Environmental Law, including, without limitation, petroleum products, asbestos and PCBs.
Hospital Transaction: A transaction in which a county hospital becomes the Hospital Subtenant for a Facility participating in the UPL-IGT Program.
Hospital Subtenant: A county hospital participating in the UPL-IGT Program that subleases a Facility as permitted by a Consent to Hospital Sublease.
Humble Facility: means the Facility commonly known as Oakmont Nursing and Rehabilitation Center of Humble located in Humble, Texas.
Impositions: Collectively, all taxes (including, without limitation, all capital stock and franchise taxes of Landlord, and all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes to the extent the same are assessed against Landlord on the basis of its interest in the Leased Property), assessments (including Assessments), ground rents, water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Properties or the businesses conducted thereon by Tenant and/or the Rent (including all interest and penalties thereon), which at any time prior to, during or in respect of the Term may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord’s interest in the Leased Properties, (ii) the Leased Properties or any part thereof or any rent therefrom or any estate, right, title or interest therein, (iii) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Properties or the leasing or use of the Leased Properties or any part thereof, or (iv) the Rent; notwithstanding the foregoing, Impositions shall not include: (i) except as provided above, any tax imposed on Landlord’s gross and/or net income whether generally or specifically arising in connection with the Leased Properties, or (ii) any transfer or other tax imposed with respect to the sale, exchange or other disposition by Landlord of the Leased Properties or any part thereof or the proceeds thereof. If a tax is assessed against Landlord in part based on Landlord’s interest in the Leased Property and in part based on Landlord’s gross and/or net income, the portion of the tax which is based on Landlord’s interest in the Leased Property shall be treated as an Imposition.
Initial Term:    As defined in Section 1.2 hereof.
Initial Term Expiration Date: September 30, 2030.
Insurance Requirements: All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.
Intercreditor Agreement: The Amended and Restated Subordination and Intercreditor Agreement of even date herewith by and between Landlord and CIBC Bank and any replacement intercreditor agreement between Landlord and any working capital lender to whom a first priority security interest in accounts receivable from the Facilities has been granted in accordance with the requirements of Section 6.5 of this Lease.
Investigation: Any soil and chemical test or any other environmental investigation, examination or analysis.
Judgment Date: The date on which a judgment is entered against Tenant which establishes, without the possibility of appeal, the amount of liquidated damages to which Landlord is entitled hereunder.
Katy Facility: means the Facility commonly known as the Oakmont Nursing and Rehabilitation Center of Katy located in Katy, Texas.
Land:    The real property described in Exhibits A-1 through A-35 attached hereto.
Landlord’s Future Rent Loss: An amount equal to the Rent which would have been payable by Tenant from and after the Liquidated Damages Payment Date through the Expiration Date had the Lease not been terminated.
Landlord’s Interim Rent Loss: An amount equal to the Rent which would have been payable by Tenant from the Termination Date through the Judgment Date had the Lease not been terminated (including interest and late charges determined on the basis of the date or dates on which Landlord’s Interim Rent Loss is actually paid by Tenant).
Landlord’s Monthly Rent Loss: For any month, an amount equal to the installment of Rent which would have been due in such month under the Lease if it had not been terminated, plus, if such amount is not paid on or before the day of the month on which such installment of Rent would have been due, the amount of interest and late charges thereon which would also have been due under the Lease.
Landlord’s Personal Property: All Personal Property and intangibles, if any, now or hereafter owned by Landlord, together with any and all replacements thereof, and all Personal Property that pursuant to the terms of the Lease becomes the property of Landlord during the Term.
Lease: As defined in the Preamble.
Lease Documents: means the following documents: this Lease, the Guaranties, the Letter of Credit Agreement, the Security Agreements, the Pledge Agreements, the Subordination Agreements, Consent to Hospital Sublease, and any security agreements, pledge agreements, letter of credit agreements, guarantees, notes, consents to subleases or other documents which evidence, secure or otherwise relate to this Lease, or the transactions contemplated by this Lease; and any and all amendments, modifications, extensions and renewals of any of the foregoing documents.
Lease Year: October 1, 2018 through September 30, 2019, and each twelve month period thereafter.
Leased Improvements: Collectively, all buildings, structures, Fixtures and other improvements of every kind on the Land including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on‑site and off‑site), parking areas and roadways appurtenant to such buildings and structures.
Leased Property: The portion of the Land on which a Facility is located, the legal description of which is set forth beneath the Facility’s name on Exhibits A-1 through A-35, the Leased Improvements on such portion of the Land, the Related Rights with respect to such portion of the Land, and Landlord’s Personal Property with respect to such Facility.
Leased Properties: All of the Land, Leased Improvements, Related Rights and Landlord’s Personal Property.
Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, waivers, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Properties or any portion thereof, Tenant’s Personal Property or the construction, use or alteration thereof, including but not limited to the Americans with Disabilities Act, whether enacted and in force before, after or on the Commencement Date, and including any which may (i) require repairs, modifications, alterations or additions in or to any portion or all of the Facilities, or (ii) in any way adversely affect the use and enjoyment thereof, and all permits, licenses and authorizations and regulations relating thereto including, but not limited to, those relating to existing health care licenses, those authorizing the current number of licensed beds and the level of services delivered from the Leased Properties, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Tenant (other than encumbrances created by Landlord without the consent of Tenant), in force at any time during the Term.
Letter of Credit Agreement: The Letter of Credit Agreement between Tenant and Landlord.
Lien: Any interest in Property securing an obligation owed to, or a claim by, any Person (other than the owner of the Property), whether such interest shall be based on common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including, without limitation, judgment liens, the lien or security interest arising, from a mortgage, deed of trust, debenture, charge, guarantee, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, loan and security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes, and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, other title exceptions and encumbrances affecting any real property and the retained security title of a conditional vendor or Landlord.
Line of Credit: A working capital line of credit from a third-party working capital lender that is subject to an Intercreditor Agreement. The CIBC Bank Loan constitutes a Line of Credit.
Line of Credit Documents: The documents evidencing and securing the Line of Credit. The CIBC Bank Loan Documents constitute Line of Credit Documents.
Liquidated Damages Payment Date: The date on which Tenant pays Landlord all of the liquidated damages for which it is liable under ARTICLE XVI.
Management Agreement: Any agreement pursuant to which management of a Facility is delegated by Tenant or a Subtenant (including a Hospital Subtenant) to any person not an employee of Tenant or to any other related or unrelated party.
Manager: The Person to which management of the operation of a Facility is delegated pursuant to a Management Agreement, which at the Commencement Date is DMS. Manager shall include any UPL-IGT Managers, but only with respect to the management of the operation of the specific Facility or Facilities subject to a UPL-IGT Program.
Market Rate of Return: A market rate of return on investment (not in excess of 10%) for a healthcare facility used for the Primary Intended Use of the applicable Facility.
Maximum Principal Amount: As of any date of entry into an Intercreditor Agreement (other than the existing CIBC Intercreditor Agreement) a principal amount not in excess of eighty five percent (85%) of “eligible accounts receivable” as that term is customarily used in revolving working capital financing; provided that, in no event may "eligible accounts receivable" include (i) accounts receivable aged in excess of 150 days, or (ii) private pay accounts; except that for the nine (9) month period beginning on the commencement date of operations by a Tenant or a Subtenant of a Facility with respect to which, as of the date of entry into the Intercreditor Agreement, a “change of ownership” has occurred under the state licensure or Medicaid laws, rules and regulations applicable to such Facility, “eligible accounts receivable” shall include the accounts receivable of such Facility which do not remain unpaid more than 180 days after the invoice date, but shall continue to exclude private pay accounts.
Medicaid: The program of medical assistance, funded jointly by the federal government and the states for impoverished individuals who are aged, blind and/or disabled, and for members of families with dependent children, which program is more fully described in Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and the regulations promulgated thereunder, and any replacement or successor thereto.
Medicare: The federal program providing health insurance for eligible elderly and other individuals, under which physicians, hospitals, nursing facilities, home health care and other providers are reimbursed for certain covered services they provide to the beneficiaries of such program, which program is more fully described in Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and the regulations promulgated thereunder, and any replacement or successor thereto.
Minimum Qualified Capital Expenditures: As defined in Section 8.3.
Minimum Rent: The annual Minimum Rent shall be:
(1)    For the Lease Year commencement October 1, 2018, the sum of Twenty Nine Million Two Hundred Thirty One Thousand Five Hundred Thirty Two and 91/100 ($29,231,532.91);
(2)    For the Lease Year commencing October 1, 2019, and each succeeding Lease Year during the Term, (a) the Minimum Rent for the previous Lease Year multiplied by (b) one hundred two and fifteen one hundredths percent (102.15%).
Net Income: For any period, the net income (or loss) of a Person for such period, determined on a consolidated basis and in accordance with GAAP, provided, however, that a Person’s Net Income shall not include:

(a)	any after-tax gains or losses attributable to returned surplus assets of any pension-benefit plan;

(b)	any extraordinary gains or nonrecurring gains;

(c)	any gains or losses realized upon the sale or other disposition of property which is not sold or otherwise disposed of in the ordinary course of business;

(d)	any gains or losses realized upon the sale or other disposition of any capital stock of any Person;

(e)	any gains from the disposal of a discontinued business;

(f)	the cumulative effect on prior years of any change in an accounting principle;

(g)	the income or loss of any Person acquired by Tenant or an Affiliate in a pooling of interests transaction for any period prior to the date of such acquisition;

(h)
the income from any sale of assets in which the book value of such assets had been the book value of any Person acquired in a pooling-of-interests transaction prior to the date such Person became an Affiliate of Tenant;

(i)
the income (or loss) of any Person (other than a subsidiary) in which Tenant has an ownership interest; provided, however, that (i) Tenant’s Net Income shall include amounts in respect of the income of such Person when actually received in cash by Tenant in the form of dividends or similar distributions and (ii) Tenant’s Net Income shall be reduced by the aggregate amount of all investments, regardless of the form thereof, made by Tenant in such Person for the purpose of funding any deficit or loss of such Person;

(j)
the income of Tenant to the extent the payment of such income is not permitted, whether on account of any law, statute, judgment, decree or governmental order, rule or regulation applicable to such Tenant;

(k)
all amounts included in computing such net income (or loss) in respect of the write-up of any asset or the write-down of any Debt at less than face value after the later of the Commencement Date or the date on which such asset or Debt was first properly included on Tenant’s balance sheet.

(l)	the reduction in income tax expense resulting from an increase in a deferred income tax asset due to the anticipation of future income tax benefits; or

(m)	the reduction in income tax expense resulting from an increase in a deferred income tax asset or from a decrease in a deferred income tax liability due to a change in a statutory tax rate.
During any period that a Facility participates in the UPL-IGT Program, any revenue retained by the Hospital Subtenant and not paid to the UPL-IGT Manager, shall not be included in income (or loss).
Net Proceeds: All proceeds, net of any costs incurred by Landlord in obtaining such proceeds, payable by reason of any loss or damage to any Leased Property under any policy of insurance required by ARTICLE XIII of this Lease (including any proceeds with respect to Tenant’s Personal Property that Tenant is required or elects to restore or replace pursuant to Section 14.3) or paid by a Condemnor for the Taking of any of all or any portion of a Leased Property.
Net Reletting Proceeds: Proceeds of the reletting of any portion of the Leased Property received by Landlord, net of Reletting Costs.
Notice: A notice given in accordance with ARTICLE XXXII hereof.
Notice of Termination: A Notice from Landlord that it is terminating this Lease by reason of an Event of Default.
Officer’s Certificate: If for a corporation, a certificate signed by one or more officers of the corporation authorized to do so by the bylaws of such corporation or a resolution of the Board of Directors thereof; if for a partnership, limited liability company or any other kind of entity, a certificate signed by a Person having the authority to so act on behalf of such entity.

Omega: Omega Healthcare Investors, Inc., a Maryland corporation.
Overdue Rate: On any date, the interest rate that is equal to three and one-half percent (3.5%) (three hundred fifty (350) basis points) above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.
Partial Taking: A taking of less than the entire fee of a Leased Property that either (i) does not render the Leased Property Unsuitable for its Primary Use, or (ii) renders a Leased Property Unsuitable for its Primary Intended Use, but neither Landlord nor Tenant elects pursuant to Section 15.1 hereof to terminate this Lease.
Payment Date: Any due date for the payment of the installments of Base Rent or for the payment of Additional Charges or any other amount required to be paid by Tenant hereunder.
Permitted Encumbrances: Encumbrances listed on attached Exhibit C.
Person: Any natural person, trust, partnership, corporation, joint venture, limited liability company or other legal entity.
Personal Property: All machinery, equipment, furniture, furnishings, movable walls or partitions, computers (and all associated software), trade fixtures and other personal property (but excluding consumable inventory and supplies owned by Tenant) used in connection with the Leased Properties, together with all replacements and alterations thereof and additions thereto, except items, if any, included within the definition of Fixtures or Leased Improvements.
Post-Distribution Cash Flow: For any period, (a) Cash Flow, less (b) any Distributions.
Post-Distribution Cash Flow to Rent Ratio: For any period, the ratio of (a) Post-Distribution Cash Flow to (b) Base Rent.
Present Value: The value of future payments, determined by discounting each such payment at a rate equal to the yield on the specified date on securities issued by the United States Treasury (bills, notes and bonds) maturing on the date closest to the date such future payment would have been due.
Primary Intended Use: Skilled nursing, assisted living, independent living, rehabilitation and therapy services, as provided at the Facilities as of the date of this Lease, and the provision of food, recreation, administrative and other ancillary or incidentals services relating thereto.
Prime Rate: On any date, an interest rate equal to the prime rate published by the Wall Street Journal, but in no event greater than the maximum rate then permitted under applicable law. If the Wall Street Journal ceases to be in existence, or for any reason no longer publishes such prime rate, the Prime Rate shall be the rate announced as its prime rate by Fleet Bank, and if such bank no longer exists or does not announce a prime rate at such time, the Prime Rate shall be the rate of interest announced as its prime rate by a national bank selected by Landlord.
Proceeding: Any action, proposal or investigation by any agency or entity, or any complaint to such agency or entity.
Proceeds Date: Any date upon which Landlord or a Facility Mortgagee receives a Retained Amount.
Property: means any and all real, personal, or mixed property and assets, including, without limitation, all types of tangible and intangible property.
Provider Agreements: Any agreements under which healthcare facilities are eligible to receive payment under Medicare, Medicaid or any Third Party Payor Program from Governmental Authorities or non-public entities.
Purchase Money Financing:    Any financing provided by a Person to Tenant in connection with the acquisition of Personal Property used in connection with the operation of a Facility, whether by way of installment sale or otherwise.
Qualified Capital Expenditures: Expenditures capitalized on the books of Tenant or a Subtenant for alterations, renovations, repairs and replacements to the Facilities including without limitation any of the following:
Replacement of furniture, fixtures and equipment, including refrigerators, ranges, major appliances, bathroom fixtures, doors (exterior and interior), central air conditioning and heating systems (including cooling towers, water chilling units, furnaces, boilers and fuel storage tanks) and major replacement of siding; major roof replacements, including major replacements of gutters, down spouts, eaves and soffits; major repairs and replacements of plumbing and sanitary systems; overhaul of elevator systems; major repaving, resurfacing and sealcoating of sidewalks, parking lots and driveways; repainting of entire building exterior and any other expenditures that constitute capital expenditures under GAAP; but excluding additions, normal maintenance and repairs. For purposes of this definition, “additions” shall mean any expansion of a Facility, including the construction of a new wing or a new story on an existing Facility.
Regulatory Actions: Any claim, demand, notice, action or proceeding brought, threatened or initiated by any governmental authority in connection with any Environmental Law, including, without limitation, civil, criminal and administrative proceedings, whether or not the remedy sought is costs, damages, equitable remedies, penalties or expenses.
Related Rights: All easements, rights and appurtenances relating to the Land and the Leased Improvements.
Release: The intentional or unintentional spilling, leaking, dumping, pouring, emptying, seeping, disposing, discharging, emitting, depositing, injecting, leaching, escaping, abandoning, or any other release or threatened release, however defined, of any Hazardous Substance.
Reletting Costs: Expenses incurred by Landlord in connection with the reletting of the Leased Properties in whole or in part after an Event of Default, including without limitation attorneys’ fees and expenses, brokerage fees and expenses, marketing expenses and the cost of repairs and renovations reasonably required for such reletting.
Renewal Term: A period for which the Term is renewed in accordance with Section 1.3.
Renewal Term Expiration Date: September 30, 2040.
Rent: Collectively, the Base Rent and Additional Charges.
Replacement Cost: As to each Leased Property, the actual replacement cost of such Leased Improvements, Fixtures and Personal Property, including an increased cost of construction endorsement, less exclusions provided in the standard form of fire insurance policy. In all events Replacement Cost shall be an amount sufficient that neither Landlord nor Tenant is deemed to be a co-insurer of the Leased Property in question. Landlord shall have the right from time to time, but no more frequently than once in any period of three (3) consecutive Lease Years, to have Replacement Cost reasonably redetermined by the fire insurance company which is then carrying the largest amount of fire insurance on the Leased Properties, which determination shall be final and binding on the parties hereto, and upon such determination Tenant shall forthwith increase, but not decrease, the amount of the insurance carried pursuant to Section 13.2.1 to the amount so determined, subject to the approval of any Facility Mortgagee. Tenant shall pay the fee, if any, of the insurer making such determination.
Retained Amount: An amount equal to either (a) Net Proceeds received by Landlord and/or a Facility Mortgagee pursuant to the terms of ARTICLE XIV of this Lease, if such Net Proceeds are not made available for the restoration of the Leased Property or (b) an Award received by Landlord and/or a Facility Mortgagee pursuant to ARTICLE XV of this Lease, if such Award is not made available to the Tenant for the restoration of the Leased Property.
SEC: Securities and Exchange Commission.
Second Renewal Term Expiration Date: September 30, 2050.
Security Agreement: The Security Agreement(s) between Landlord, as secured party, and Tenant and/or the Subtenants and/or UPL-IGT Manager (if DMS, to the extent required by Section 22.5), as debtor.
Security Deposit: (i) Six Million Nine Hundred Nine Thousand Six Hundred Fifty One and 00/100 Dollars ($6,909,651.00), delivered and held in accordance with ARTICLE XL hereof, plus any accrued interest, (ii) any adjustment pursuant to Section 1.5.2, (iii) Increase (as defined in Section 40.2) and (iii) any adjustment upon removal of a Leased Property from this Lease specifically provided for pursuant to Sections 7.3(l)7.3 (m), 14.7(ix) and 14.8 following a casualty loss or Sections 15.1, 15.3, and 15.5 following a Taking.
State(s): The State or States in which the Leased Properties are located.
Subtenant: A permitted subtenant of Tenant pursuant to the conditions of Section 22.4.
Taken: Conveyed pursuant to a Taking.
Taking: A taking or voluntary conveyance during the Term of all or part of a Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of any condemnation or other eminent domain proceeding affecting the Leased Property whether or not the same shall have actually been commenced.
Tenant: As the context may require or permit, one, some or all of the entities listed on Schedule 2 to this Lease as “Tenant”, subject to Section 22.1. Each entity comprising Tenant is jointly and severally liable for all obligations of the Tenant under this Lease. Notwithstanding the foregoing, however, no Tenant shall, by virtue of this Lease have any rights to, or title or interest in, the Leased Property or Properties leased by another Tenant or any obligation to operate the same to the extent it does not have the license or other authorization necessary or required to do so under applicable law.
Tenant Entity: Tenant, the Subtenants (other than a Hospital Subtenant), the Guarantors, and Manager.
Tenant’s Certificate: A statement in writing in substantially the form of Exhibit D attached hereto (with such changes thereto as may reasonably be requested by the person relying on such certificate).
Tenant’s Personal Property: Personal Property owned or leased by Tenant that is not included within the definition of Landlord’s Personal Property but is used by Tenant in the operation of the Facilities, including Personal Property provided by Tenant in compliance with Section 6.3 hereof.
Term:    Collectively, the Initial Term plus the Renewal Term or Renewal Terms, if any, subject to earlier termination pursuant to the provisions hereof.
Terminated Leases: The existing Leases and Master Leases, as amended, between certain of the Tenants and certain subsidiaries of Omega, and identified as the Terminated Leases on Schedule 3.
Termination Date: The date on which a Notice of Termination is given.
Third Party Claims: Any claims, actions, demands or proceedings (other than Regulatory Actions) howsoever based (including without limitation those based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to health welfare or property) due to Contamination, whether or not the remedy sought is costs, damages, penalties or expenses, brought by any person or entity other than a governmental agency.
Third Party Payor Programs: Any third party payor programs pursuant to which healthcare facilities qualify for payment or reimbursement for medical or therapeutic cure or other goods or services rendered, supplied or administered to any admittee, occupant, resident or patient by or from any Governmental Authority, bureau, corporation, agency, commercial insurer, non-public entity, “HMO,” “PPO” or other comparable party.
Transfer: The (a) assignment, mortgaging or other encumbering of all or any part of Tenant’s interest in this Lease or in the Leased Properties, or (b) subletting of the whole or any part of any Leased Property, or (c) entering into of any Management Agreement or other arrangement under which any Facility is operated by or licensed to be operated by an entity other than Tenant, or (d) merger, consolidation or reorganization of a corporate Tenant, Subtenant or Manager (except, for Manager only, to an Affiliate), or the sale, issuance, or transfer, cumulatively or in one transaction, of any voting stock of Tenant, a Subtenant or Manager (except, for Manager only, to an Affiliate) by Persons who are stockholders of record of Tenant, which results in a change of Control of Tenant, a Subtenant or Manager (except, for Manager only, to an Affiliate), or (e) sale, issuance or transfer, cumulatively or in one transaction, of any interest, or the termination of any interest, in Tenant, a Subtenant or Manager (except, for Manager only, to an Affiliate), if Tenant, a Subtenant or such Manager, is a joint venture, partnership, limited liability company or other association, which results in a change of Control of such joint venture, partnership or other association, or (d) sale, issuance or transfer, cumulatively or in one transaction, of any direct or indirect interest in Tenant if after such transaction(s), Tenant and the Subtenants ceases to be Controlled, directly or indirectly, by DHSI, or (e) merger, consolidation, reorganization or other business combination involving DHSI in which DHSI is not the surviving entity unless the successor entity of DHSI executes and delivers to Landlord a Guaranty, in substantially the form of the Guaranty executed by DHSI, pursuant to which the successor entity guarantees to Landlord the payment and performance by Tenant of its obligations under this Lease.
Transferee: An assignee, subtenant or other occupant of a Leased Property pursuant to a Transfer.
Unmatured Event of Default: The occurrence of an event which upon its occurrence, or with the giving of notice, the passage of time, or both, would constitute an Event of Default.
Unsuitable for Its Primary Intended Use: A state or condition of a Facility such that by reason of damage or destruction, or a Partial Taking, the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the number of usable beds permitted by applicable law and regulation in the Facility after the damage or destruction or Partial Taking, the square footage damaged or Taken and the estimated revenue impact of such damage or destruction or Partial Taking.

UPL-IGT Manager: The Affiliate of Tenant that is Manager of the Facilities participating in the UPL-IGT Program.

UPL-IGT Program: The Medicaid Upper Payment Limit (and Intergovernmental Transfer) program or other similar county hospital programs relating to federal upper payment limits and intergovernmental transfers and similar quality improvement programs in place in the applicable state, where a county hospital holds the operating Authorizations for a Facility, Tenant subleases a Facility to the county hospital, and Manager or a Subtenant enters into a management agreement with the county hospital for such Facility, including any successor programs.

ARTICLE III
3.1    Base Rent; Monthly Installments. In addition to all other payments to be made by Tenant under this Lease, Tenant shall pay Landlord the Base Rent in lawful money of the United States of America which is legal tender for the payment of public and private debts, in advance, in equal, consecutive monthly installments, each of which shall be in an amount equal to one-twelfth (1/12) of the Base Rent payable for the Lease Year in which such installment is payable. The first installment of Base Rent shall be payable on the Commencement Date and shall be a prorated amount for the period from October 1, 2018 until the fifteenth (15th) day of October, 2018. The first full installment of Base Rent shall be payable on October 15, 2018. Thereafter, installments of Base Rent shall be payable on the fifteenth (15th) day of each calendar month during the Term. Base Rent shall be paid to Landlord, or to such other Person as Landlord from time to time may designate by Notice to Tenant, by wire transfer of immediately available federal funds to the bank account designated in writing by Landlord. If Landlord directs Tenant to pay any Base Rent or Additional Charges to any Person other than Landlord, Tenant shall send to Landlord simultaneously with such payment a copy of the transmittal letter or invoice and check whereby such payment is made, or such other evidence of such payment as Landlord may require.
3.2    Additional Charges. In addition to the Base Rent, Tenant will also pay as and when due (a) the Annual Site Inspection Fee and (b) all Additional Charges.
3.3    Late Charge. If any Rent payable to Landlord is not paid when due and such failure is not cured by Tenant within a period of five (5) days after Notice thereof from Landlord, Tenant shall pay Landlord on demand, as an Additional Charge, a late charge equal to the greater of (i) two percent (2%) of the amount not paid when due and (ii) any and all charges, expenses, fees or penalties imposed on Landlord by a Facility Mortgagee for late payment; provided that Landlord shall not be required to send more than one Notice of non-payment of Rent when due and payable within any twelve (12) month time period and upon failure to pay any subsequent payment of Rent when due and payable during said twelve (12) month period and such failure is not cured within five (5) days after such payment first came due and payable, Tenant shall pay such Additional Charge to Landlord on demand. In addition, if such Rent (including the late charge) is not paid within thirty (30) days of the date on which such Rent was due, interest thereon at the Overdue Rate from such thirtieth (30th) day until such Rent (including the late charge and interest) is paid in full.
3.4    Net Lease.
3.4.1    The Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount of the Rent payable to Landlord hereunder throughout the Term, subject only to any provisions of the Lease which expressly provide for adjustment or abatement of Rent or other charges.
3.4.2    If Landlord commences any proceedings for non‑payment of Rent, Tenant will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Tenant would lose or waive such claim by the failure to assert it, but Tenant does not waive any rights to assert such claim in a separate action brought by Tenant. The covenants to pay Rent are independent covenants, and Tenant shall have no right to hold back, offset or fail to pay any Rent because of any alleged default by Landlord or for any other reason whatsoever.
3.5    Payments In The Event of a Rent Adjustment. In the event this Lease provides for adjustment of the Base Rent on any basis that requires a determination of Base Rent which cannot be made on or before the due date of the first installment of Base Rent following the Adjustment Date, Tenant shall continue to pay the Base Rent at the rate previously in effect until Landlord gives Tenant Notice of its determination of the adjusted Base Rent. Upon such determination, the Base Rent shall be retroactively adjusted as of the Adjustment Date. On or before the second (2nd) Payment Date for Base Rent following receipt by Tenant of Landlord’s Notice of the adjustment, Tenant shall make an additional payment of Base Rent in such amount as will bring the Base Rent, as adjusted, current on or before such second (2nd) Payment Date, plus interest on the amount of such additional payment (i.e. the difference between the monthly installment of Base Rent before and after the increase as of the Adjustment Date, divided by thirty (30) and multiplied by the number of days between the Adjustment Date and the date of payment by Tenant) at the Prime Rate from the Adjustment Date through the date of such additional payment, and thereafter Tenant shall pay the adjusted Base Rent in correspondingly adjusted monthly installments until the Base Rent is next adjusted as required herein. This Section 3.5 shall survive the expiration or termination of this Lease with respect to any adjustment which is not known or fully paid as of the date of expiration or termination.
3.6    Avon Rent. Commencing on the Commencement Date and continuing on the first day of each month to and including July 1, 2024, Tenant shall pay the Landlord the Avon Rent as part of the Base Rent. For the avoidance of doubt, the Avon (Good Samaritan), Ohio skilled nursing facility (the “Avon Facility”) formerly leased by Diversicare of Avon, LLC, a Tenant hereunder, is not a Facility under this Lease and the Lease Agreement dated as of July 31, 2014, as amended by the Second Amendment dated May 31, 2016, providing for termination of possession of the Avon Facility but continued payment of the Avon Rent by Diversicare of Avon, LLC through the month of July, 2024 (the “Avon Facility Lease”) has been terminated immediately prior to the Commencement Date. Notwithstanding such termination, the remaining Avon Rent payable under the Avon Facility Lease as of the Commencement Date to and including the month of July 2024 will continue to be payable under this Lease by Tenant as a part of the Base Rent due hereunder.
ARTICLE IV
4.1    Payment of Impositions.
4.1.1    Subject to ARTICLE XII relating to permitted contests, Tenant will pay all Impositions before any fine, penalty, interest or cost is added for non‑payment, such payments to be made directly to the taxing authorities where feasible, and will promptly, upon request, furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments. If at the option of the taxpayer any Imposition may lawfully be paid in installments, Tenant may pay the same in the required installments provided it also pays any and all interest due thereon as and when due.
4.1.2    Landlord shall, to the extent required or permitted by applicable law, prepare and file all tax returns and reports as may be required by governmental authorities in respect of Landlord’s net income, gross receipts, sale and use, single business, transaction privilege, rent, ad valorem, franchise taxes and taxes on its capital stock. Tenant shall, to the extent required or permitted by applicable law, prepare and file as and when required all other tax returns and reports required by governmental authorities with respect to all Impositions. Landlord and Tenant shall each, upon request, provide the other with such data, including without limitation cost and depreciation records, as is maintained by the party to whom the request is made as is necessary to prepare any required returns and reports. If any provision of any Facility Mortgage requires deposits for payment of Impositions, Tenant shall either pay the required deposits to Landlord monthly and Landlord shall make the required deposits, or, if directed in writing to do so by Landlord, Tenant shall make such deposits directly.
4.1.3    Tenant shall be entitled to receive and retain any refund from a taxing authority in respect of an Imposition paid by Tenant if at the time of the refund no Event of Default has occurred and is continuing, but if an Event of Default has occurred and is continuing at the time of the refund, Tenant shall not be entitled to receive or retain such refund and if and when received by Landlord such refund shall be applied as provided in ARTICLE XVI.
4.1.4    In the event governmental authorities classify any property covered by this Lease as personal property, Tenant shall file all personal property tax returns in such jurisdictions where it may legally so file. Where Landlord is legally required to file personal property tax returns, Tenant will be provided with copies of assessment notices in sufficient time for Tenant to file a protest. Billings for reimbursement by Tenant to Landlord of personal property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made.
4.1.5    Tenant may, upon Notice to and with the prior written consent of Landlord, which consent shall not be unreasonably withheld, at Tenant’s sole cost and expense, protest, appeal, or institute such other proceedings as Tenant may deem appropriate to effect a reduction of real estate or personal property assessments and Landlord, at Tenant’s expense as aforesaid, shall cooperate with Tenant in such protest, appeal, or other action. In any such proceeding brought by Landlord, Tenant shall cooperate with Landlord at Tenant’s sole cost and expense. Tenant shall reimburse Landlord for Landlord’s direct costs of cooperating with Tenant for such protest, appeal or other action.
4.2    Notice of Impositions. Landlord shall give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge, but Landlord’s failure to give any such Notice shall in no way diminish Tenant’s obligations hereunder to pay such Impositions, but such failure shall obviate any default hereunder for a reasonable time after Tenant receives Notice of any Imposition which it is obligated to pay.
4.3    Adjustment of Impositions. Impositions imposed in respect of the tax‑fiscal period during which the Term ends shall be adjusted and prorated between Landlord and Tenant, whether or not imposed before or after the expiration of the Term or the earlier termination thereof, and Tenant’s obligation to pay its prorated share thereof shall survive such expiration or earlier termination. As Tenant was the tenant of the Leased Properties prior to the Commencement Date, Tenant shall pay all Impositions due and owing as of the Commencement Date or relating to the period prior to the Commencement Date, and there will be no proration of Impositions for the tax-fiscal period in which the Commencement Date occurs.
4.4    Utility Charges. Tenant will pay or cause to be paid when due all charges for electricity, power, gas, oil, water and other utilities used in each Leased Property during the Term and imposed upon the Leased Properties or upon Landlord or Tenant with respect to the Leased Properties.
4.5    Insurance Premiums. Tenant shall pay or cause to be paid when due all premiums for the insurance coverage required to be maintained pursuant to ARTICLE XIII during the Term.
ARTICLE V
5.1    No Termination, Abatement, etc. Except as otherwise specifically provided in this Lease, Tenant shall not take any action without the consent of Landlord to modify, surrender or terminate this Lease, and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or setoff against Rent. Except as otherwise specifically provided in this Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of (i) any damage to, or destruction of, the Leased Properties or any portion thereof from whatever cause or any Taking of the Leased Properties or any portion thereof, other than any damage to or destruction of a Leased Property that Tenant conclusively establishes was caused solely by Landlord; (ii) the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Properties, or any portion thereof, or the interference with such use by any Person or by reason of eviction by paramount title, other than any prohibition or restriction of use of a Leased Property that Tenant conclusively establishes was solely caused by Landlord; (iii) any claim which Tenant has or might have against Landlord or by reason of any default or breach of any warranty by Landlord under this Lease or any other agreement between Landlord and Tenant, or to which Landlord and Tenant are parties, except where such claims result in a termination of this Lease, (iv) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord, or (v) any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Tenant from any such obligations as a matter of law. For purposes of this Section 5.1, a matter shall be deemed to be conclusively established by Tenant if (a) Landlord agrees in writing or (b) (i) Tenant shall have given Landlord Notice thereof and a time reasonable under the circumstances to cure any claimed default of Landlord and (ii) Tenant thereafter establishes such contention in a proceeding as provided for in ARTICLE XXXVI of this Lease. Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (i) modify, surrender or terminate this Lease or quit or surrender the Leased Properties or any portion thereof, or (ii) entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder except as otherwise specifically provided in this Lease.
ARTICLE VI
6.1    Ownership of the Leased Properties. Tenant acknowledges that the Leased Properties are the property of Landlord and that Tenant has only the right to the possession and use of the Leased Properties upon the terms and conditions of this Lease. Tenant will not (i) file any income tax return or other associated documents; (ii) file any other document with or submit any document to any governmental body or authority; (iii) enter into any written contractual arrangement with any Person; or (iv) release any Financial Statements or other financial statements of Tenant, in any case that take any position other than that throughout the Term Landlord is the owner of the Leased Properties for federal, state and local income tax purposes and this Lease is a “true lease.” If Tenant should reasonably conclude that GAAP or the SEC require treatment different from that set forth in the subsections (i), (ii), (iii) and (iv) of the previous sentence, then Tenant (y) shall give prior Notice to Landlord, and (z) notwithstanding the prior sentence, Tenant may comply with such requirements.
6.2    Landlord’s Personal Property. Tenant shall, during the entire Term, maintain all of Landlord’s Personal Property in good order, condition and repair as shall be necessary in order to operate the Facilities for the Primary Intended Use in compliance with all applicable licensure and certification requirements, all applicable Legal Requirements and Insurance Requirements, and customary industry practice for the Primary Intended Use. Tenant shall not permit or suffer Landlord’s Personal Property to be subject to any lien, charge, encumbrance, financing statement, contract of sale, equipment landlord’s interest or the like, except for any purchase money security interest or equipment landlord’s interest expressly approved in advance, in writing, by Landlord. At the expiration or earlier termination of this Lease, all of Landlord’s Personal Property shall be surrendered to Landlord with the Leased Properties at or before the time of the surrender of the Leased Property in at least as good a condition as at the Commencement Date (or, as to replacements, in at least as good a condition as when placed in service at the Facilities) except for ordinary wear and tear.
6.3    Tenant’s Personal Property. Tenant shall provide and maintain during the Term such Personal Property, in addition to Landlord’s Personal Property, as shall be necessary and appropriate in order to operate the Facilities for the Primary Intended Use in compliance with all licensure and certification requirements, in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use (“Tenant’s Personal Property”). Except to the extent specifically allowed under Section 8.2.1.4 of this Lease, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, Tenant shall not permit or suffer Tenant’s Personal Property to be subject to any lien, charge, encumbrance, financing statement or contract of sale or the like other than that provided for in Section 6.3 below. Except for those items of Personal Property listed on Schedule 6.3 which shall at all times belong to and may be removed by Tenant, upon the expiration of the Term or the earlier termination of this Lease, without the payment of any additional consideration by Landlord, Tenant shall be deemed to have sold, assigned, transferred and conveyed to Landlord all of Tenant’s right, title and interest in and to any of Tenant’s Personal Property. In connection with any Personal Property sold, assigned, transferred or conveyed to Landlord pursuant to the preceding sentence, Landlord shall have the option to assume, or cause the new operator to assume, any lease or equipment financing obligations of Tenant permitted under Section 8.2.1.4 hereof. If such option is not exercised, then such Personal Property shall not be sold, assigned, transferred or conveyed to Landlord. Both parties agree that Landlord owns as of the Commencement Date, and will own all of the Personal Property at the Facilities as of the expiration of the Term or the earlier termination of this Lease, except for those items of Personal Property listed on Schedule 6.3, equipment that is leased or financed pursuant Section 8.2.1.4 of this Lease, and those items of Personal Property previously owned by a tenant under the Existing Leases that is not fully depreciated. Both parties further agree that, notwithstanding anything in the Expiring Lease to the contrary and for the purpose of the continued leasing of the Facilities by Tenant under this Lease, Tenant will continue to own all of the Personal Property at the Facilities on the Commencement Date that for accounting purposes has not been fully depreciated by Tenant as of the Commencement Date until the earlier of (i) the expiration of the Term, (ii) the earlier termination of this Lease, or (ii) the date such item of Personal Property is fully depreciated, at which time it shall automatically become the property of Landlord.
6.4    Grant of Security Interest in Tenant’s Personal Property and Accounts. Tenant and the Subtenants have concurrently granted to Landlord a security interest in the Collateral as defined in the Security Agreement, which includes, without limitation, Tenant’s Personal Property as defined herein and Tenant’s and Subtenant’s Accounts as defined in the Security Agreement.

6.5	Line of Credit.
(a)     Line of Credit. As of the date of this Lease, pursuant to the Security Agreement, Tenant and the Subtenants have granted to Landlord a security interest in the accounts receivable generated by the Facilities. Tenant currently has a working capital line of credit with CIBC Bank under the CIBC Bank Loan Documents. CIBC Bank currently has a security interest in the accounts receivable from the Facilities that is both senior and subordinate to the security interest of the Landlord in accordance with the terms of the Intercreditor Agreement. If Tenant and/or the Subtenants, or any Affiliate of Tenant, obtain, concurrently with or after the date of this Lease, a Line of Credit that requires that, in order to secure the Line of Credit, Tenant and/or the Subtenants must grant to the working capital lender a first priority security interest in the accounts receivable from the Facilities accruing during the Term, then Landlord will subordinate its security interest in the accounts receivable from the Facilities accruing during the Term to the security interest of such working capital lender, provided that:
(i)    The working capital lender executes and delivers to Landlord an intercreditor agreement in form and substance reasonably satisfactory to Landlord; and
(ii)    The lien of Landlord in accounts receivable from the Facilities shall be subordinated to the lien of the working capital lender therein only to the extent of amounts advanced from time to time by the working capital lender to Tenant and/or the Subtenants with respect to the Facilities and only in the amount of Maximum Principal Amount, plus interest, penalties and other charges under the Line of Credit Documents with respect to principal amounts advanced;
(iii)    The CIBC Bank Obligations (as defined in the Intercreditor Agreement) has been repaid in full; and
(iv)    As of the date of entry by Landlord into the Intercreditor Agreement, no Event of Default has occurred and is continuing.
(b)    Tenant acknowledges and agrees that on the occurrence of a “Default”, “Event of Default” or similar event or occurrences which causes the lender under the Line of Credit Documents to accelerate any or all of the indebtedness thereby or to exercise any rights or remedies under such documents to realize on its interest in the accounts receivable from the Facilities, or to cease funding under the Line of Credit, which is not cured within any applicable cure period under the Line of Credit Documents or any written agreement by lender, shall constitute an Event of Default under this Lease.
ARTICLE VII
7.1    Condition of the Leased Properties. Tenant acknowledges that prior to the execution of this Lease, Tenant has been operating the Leased Properties pursuant to the Existing Leases, and that as a consequence, Tenant has knowledge of the condition of the Leased Properties and has found the same to be in good order and repair and satisfactory for its purposes hereunder. Tenant is leasing the Leased Properties “as is” in their condition on the Commencement Date. Tenant waives any claim or action against Landlord in respect of the condition of the Leased Properties. LANDLORD MAKES NO WARRANTY OR REPRESENTATION EXPRESS OR IMPLIED, IN RESPECT OF ANY LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. Tenant further acknowledges that throughout the Term, except if Landlord elects to perform a Required Clean-Up pursuant to Section 7.3(l), Tenant is solely responsible for the condition of the Leased Properties.
7.2    Use of the Leased Properties. Throughout the Term Tenant shall, except if otherwise agreed to in writing by Landlord, continuously use the Leased Properties for the Primary Intended Use and such other uses as may be necessary or incidental thereto. Tenant shall not use the Leased Properties or any portion thereof for any other use without the prior written consent of Landlord. No use shall be made or permitted to be made of, or allowed in, the Leased Properties, and no acts shall be done, which will cause the cancellation of, or be prohibited by, any insurance policy covering the Leased Properties or any part thereof, nor shall the Leased Properties or Tenant’s Personal Property be used for any unlawful purpose. Tenant shall not commit or suffer to be committed any waste on the Leased Properties, or cause or permit any nuisance thereon, or suffer or permit the Leased Properties or any portion thereof, or Tenant’s Personal Property, to be used in such a manner as (i) might reasonably tend to impair Landlord’s (or Tenant’s, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Properties or any portion thereof. Landlord covenants that during the Term of this Lease it will cooperate with Tenant and use commercially reasonable efforts, where necessary or required from Landlord as the owner of the Leased Properties, to enable Tenant to obtain and maintain in force and effect and good standing any licenses, permits, certifications, or approvals needed by Tenant to use and operate each Leased Property for its Primary Intended Use and will obtain and maintain in force and effect and good standing any licenses, permits, certificates, or approvals, including certificates of need, necessary or required to be owned and maintained by the owner of each Leased Property in order to use and operate the Leased Property for its Primary Intended Use.
7.3    Certain Environmental Matters.
(a)    Prohibition Against Use of Hazardous Substances. Tenant shall not permit, conduct or allow on the Leased Properties, the generation, introduction, presence, maintenance, use, receipt, acceptance, treatment, manufacture, production, installation, management, storage, disposal or release of any Hazardous Substance except for those types and quantities of Hazardous Substances necessary for and ordinarily associated with the conduct of Tenant’s business which are used in full compliance with all Environmental Laws.
(b)    Notice of Environmental Claims, Actions or Contaminations. Tenant shall notify Landlord, in writing, immediately upon learning of any existing, pending or threatened: (a) investigation, inquiry, claim or action by any governmental authority in connection with any Environmental Laws, (b) Third Party Claims, (c) Regulatory Actions, and/or (id) Contamination of any portion of the Leased Properties
(c)    Costs of Remedial Actions with Respect to Environmental Matters. If any investigation and/or Clean‑Up of Contamination or any other violation of Environmental Law with respect to a Leased Property is required by any Environmental Law, Tenant shall complete, at its own expense, such investigation and/or Clean‑Up or cause any other Person that may be legally responsible therefore to complete such investigation and/or Clean‑Up.
(d)    Delivery of Environmental Documents. Tenant shall deliver to Landlord complete copies of any and all Environmental Documents that may now be in or at any time hereafter come into the possession of Tenant.
(e)    Environmental Audit. At Tenant’s expense, Tenant shall from time to time, upon and within thirty (30) days of Landlord’s request therefor, deliver an Environmental Audit to Landlord. All tests and samplings shall be conducted using generally accepted and scientifically valid technology and methodologies. Tenant shall give the engineer or environmental consultant conducting the Environmental Audit reasonable and complete access to the Leased Properties and to all records in the possession of Tenant that may indicate the presence (whether current or past) of a Release or threatened Release of any Hazardous Substances on, in, under, about and adjacent to any Leased Property. Tenant shall also provide the engineer or environmental consultant full access to and the opportunity to interview such persons as may be employed in connection with the Leased Properties as the engineer or consultant deems appropriate. However, Landlord shall not be entitled to request an Environmental Audit from Tenant unless (i) after the Commencement Date there have been changes, modifications or additions to Environmental Laws as applied to or affecting any of the Leased Properties; (ii) a significant change in the condition of any of the Leased Properties has occurred; (iii) there are fewer than six (6) months remaining in the Term; or (iv) Landlord has another good reason for requesting such certificate or certificates. If the Environmental Audit discloses the presence of Contamination or any noncompliance with Environmental Laws, Tenant shall immediately perform all of Tenant’s obligations hereunder with respect to such Hazardous Substances or noncompliance.
(f)    Entry onto Leased Properties for Environmental Matters. If Tenant fails to provide an Environmental Audit as and when required by Subparagraph (e) hereof, in addition to Landlord’s other remedies Tenant shall permit Landlord from time to time, by its employees, agents, contractors or representatives, to enter upon the Leased Properties for the purpose of conducting such Investigations as Landlord may desire, the expense of which shall promptly be paid or reimbursed by Tenant as an Additional Charge. Landlord, and its employees, agents, contractors, consultants and/or representatives, shall conduct any such Investigation in a manner which does not unreasonably interfere with Tenant’s use of and operations on the Leased Properties (however, reasonable temporary interference with such use and operations is permissible if the investigation cannot otherwise be reasonably and inexpensively conducted). Other than in an emergency, Landlord shall provide Tenant with prior notice before entering any of the Leased Properties to conduct such Investigation, and shall provide copies of any reports or results to Landlord, and Tenant shall cooperate fully in such Investigation.
(g)    Environmental Matters Upon Termination of the Lease or Expiration of Term. Upon the expiration or earlier termination of the Term of this Lease, Tenant shall cause the Leased Properties to be delivered free of any and all Regulatory Actions and Third Party Claims and otherwise in compliance with all Environmental Laws with respect thereto, and in a manner and condition that is reasonably required to ensure that the then present use, operation, leasing, development, construction, alteration, refinancing or sale of the Leased Property shall not be restricted by any environmental condition existing as of the date of such expiration or earlier termination of the Term.
(h)    Compliance with Environmental Laws. Tenant shall comply with, and cause its agents, servants and employees, to comply with, and shall use reasonable efforts to cause each occupant and user of any of the Leased Properties, and the agents, servants and employees of such occupants and users, to comply with each and every Environmental Law applicable to Tenant, the Leased Properties and each such occupant or user with respect to the Leased Properties. Specifically, but without limitation:
(i)    Maintenance of Licenses and Permits. Tenant shall obtain and maintain (and Tenant shall use reasonable efforts to cause each tenant, occupant and user to obtain and maintain) all permits, certificates, licenses and other consents and approvals required by any applicable Environmental Law from time to time with respect to Tenant, each and every part of the Leased Properties and/or the conduct of any business at a Facility or related thereto;
(ii)    Contamination. Tenant shall not cause, suffer or permit any Contamination;
(iii)    Clean‑Up. If a Contamination occurs, the Tenant promptly shall Clean‑Up and remove any Hazardous Substance or cause the Clean‑Up and the removal of any Hazardous Substance and in any such case such Clean‑Up and removal of the Hazardous Substance shall be effected to Landlord’s reasonable satisfaction and in any event in strict compliance with and in accordance with the provisions of the applicable Environmental Laws;
(iv)    Discharge of Lien. Within twenty (20) days of the date any lien is imposed against the Leased Properties or any part thereof under any Environmental Law, Tenant shall cause such lien to be discharged (by payment, by bond or otherwise to Landlord’s absolute satisfaction);
(v)    Notification of Landlord. Within five (5) Business Days after receipt by Tenant of notice or discovery by Tenant of any fact or circumstance which might result in a breach or violation of any covenant or agreement, Tenant shall notify Landlord in writing of such fact or circumstance; and
(vi)    Requests, Orders and Notices. Within five (5) Business Days after receipt of any request, order or other notice relating to the Leased Properties under any Environmental Law, Tenant shall forward a copy thereof to Landlord.
(i)    Environmental Related Remedies. In the event of a breach by Tenant beyond any applicable notice and/or grace period of its covenants with respect to environmental matters, Landlord may, in its sole discretion, do any one or more of the following (the exercise of one right or remedy hereunder not precluding the simultaneous or subsequent exercise of any other right or remedy hereunder):
(i)    Cause a Clean-Up. Cause the Clean‑Up of any Hazardous Substance or other environmental condition on or under the Leased Properties, or both, at Tenant’s cost and expense; or
(ii)    Payment of Regulatory Damages. Pay on behalf of Tenant any damages, costs, fines or penalties imposed on Tenant or Landlord as a result of any Regulatory Actions; or
(iii)    Payments to Discharge Liens. On behalf of Tenant, make any payment or perform any other act or cause any act to be performed which will prevent a lien in favor of any federal, state or local governmental authority from attaching to the Leased Properties or which will cause the discharge of any lien then attached to the Leased Properties; or
(iv)    Payment of Third Party Damages. Pay, on behalf of Tenant, any damages, cost, fines or penalties imposed on Tenant as a result of any Third Party Claims; or
(v)    Demand of Payment. Demand that Tenant make immediate payment of all of the costs of such Clean‑Up and/or exercise of the remedies set forth in this Section 7.3 incurred by Landlord and not theretofore paid by Tenant as of the date of such demand.
(j)    Environmental Indemnification. Except to the extent caused by Landlord’s gross negligence or willful misconduct, Tenant shall and does hereby indemnify, and shall defend and hold harmless Landlord, its principals, officers, directors, agents and employees from each and every incurred and potential claim, cause of action, damage, demand, obligation, fine, laboratory fee, liability, loss, penalty, imposition settlement, levy, lien removal, litigation, judgment, proceeding, disbursement, expense and/or cost (including without limitation the cost of each and every Clean‑Up), however defined and of whatever kind or nature, known or unknown, foreseeable or unforeseeable, contingent, incidental, consequential or otherwise (including, but not limited to, attorneys’ fees, consultants’ fees, experts’ fees and related expenses, capital, operating and maintenance costs, incurred in connection with (i) any Investigation or monitoring of site conditions, and (ii) any Clean-Up required or performed by any federal, state or local governmental entity or performed by any other entity or person because of the presence of any Hazardous Substance, Release, threatened Release or any Contamination on, in, under or about any of the Leased Properties which may be asserted against, imposed on, suffered or incurred by, each and every indemnitee arising out of or in any way related to, or allegedly arising out of or due to any environmental matter occurring during the Term of this Lease, during any hold-over period, or prior thereto during the term of the applicable Existing Lease for the affected Leased Property or Leased Properties, or which is caused by or at any time arises from Lessee’s and/or Lessee’s related or affiliated predecessors-in-interest use and occupancy of the Leased Properties, including, but not limited to, any one or more of the following:
(i)    Release Damage or Liability. The presence of Contamination in, on, at, under, or near a Leased Property or migrating to a Leased Property from another location;
(ii)    Injuries. All injuries to health or safety (including wrongful death), or to the environment, by reason of environmental matters relating to the condition of or activities past or present on, at, in, under a Leased Property;
(iii)    Violations of Law. All violations, and alleged violations, of any Environmental Law relating to a Leased Property or any activity on, in, at, under or near a Leased Property;
(iv)    Misrepresentation. All material misrepresentations relating to environmental matters in any documents or materials furnished by Tenant to Landlord and/or its representatives in connection with the Lease;
(v)    Event of Default. Each and every Event of Default relating to environmental matters;
(vi)    Lawsuits. Any and all lawsuits brought or threatened, settlements reached and governmental orders relating to any Hazardous Substances at, on, in, under or near a Leased Property, and all demands of governmental authorities, and all policies and requirements of Landlord’s, based upon or in any way related to any Hazardous Substances at, on, in, under a Leased Property; and
(vii)    Presence of Liens. All liens imposed upon any of the Leased Properties in favor of any governmental entity or any person as a result of the presence, disposal, release or threat of release of Hazardous Substances at, on, in, from, or under a Leased Property.
(k)    Rights Cumulative and Survival. The rights granted Landlord under this Section are in addition to and not in limitation of any other rights or remedies available to Landlord hereunder or allowed at law or in equity or rights of indemnification provided to Landlord in any agreement pursuant to which Landlord purchased any of the Leased Property. The payment and indemnification obligations set forth in this Section 7.3 shall survive the expiration or earlier termination of the Term of this Lease. In the event of any conflict between this Section 7.3 and any provision of the Existing Leases, this Section 7.3 shall control.
(l)    Exculpation. Anything herein to the contrary notwithstanding, Landlord acknowledges and agrees that the terms of this Section 7.3, and the representations, warranties, agreements and indemnity set forth in this Section 7.3, shall not be deemed to apply to any Contamination on, under, about or with respect to (i) the Treemont Facility prior to February 1, 2003, or the Katy or Humble Facility prior to July 1, 2003, or the Paris, Texas, Facility prior to the acquisition date for the Paris, Texas Facility or (ii) the Facilities subject to the existing Terminated Leases (the “Aviv Facilities”) prior to the acquisition date of each of the Aviv Facilities by the applicable Landlord or its Affiliate, other than any Hazardous Substance, Release, threatened Release or Contamination disclosed in the phase I environmental assessments of the Aviv Facilities obtained by Landlord in connection with its purchase of the Aviv Facilities and provided to Tenant (each of (i) and (ii), a "Pre-Existing Environmental Condition"). If following the Commencement Date, a Clean-Up is required by any federal, state or local governmental agency or authority solely because of the presence any Pre-Existing Environmental Condition, and if the affected Leased Property will no longer be permitted under applicable law to operate for its Primary Intended Use unless such a Clean-Up is performed (a "Required Clean-Up"), then Tenant shall promptly notify Landlord of such Required Clean-Up. If Landlord elects in writing not to pursue, perform or pay such Required Clean-Up, then Tenant may elect within thirty (30) days of such determination to terminate this Lease as to such affected Leased Property only. In the event of such termination, the Base Rent payable hereunder and the Security Deposit shall be adjusted as if such termination were due to a casualty loss under Section 14.7 below; provided, however, that in no event shall the Security Deposit be reduced to an amount less than at an amount equal to three months of the annual Base Rent (exclusive of the Avon Rent) as of the date of such reduction. If Landlord elects to perform such Required Clean-Up, then Landlord shall promptly undertake and diligently pursue the remediation of the applicable Pre-Existing Condition, unless contested by Landlord in good faith by appropriate proceedings and the right to use the Leased Property for its Primary Intended Use during such contest is not materially and adversely affected thereby.
(m)    Texas Asbestos Remediation. If any Clean-Up of any asbestos containing materials on the Doctors and Fort Worth, Texas Facilities identified in the Asbestos Management Plans for the facilities dated March 19,2004 (“Existing Asbestos Containing Materials”) is required to be performed by any federal, state or local governmental entity during the Term and if the Doctors and Fort Worth Facilities will no longer be permitted under applicable law to operate for their Primary Intended Use unless such Clean-Up is performed (a “Required Asbestos Clean-Up”), then Tenant shall promptly notify Landlord of such Required Asbestos Clean-Up. Within thirty (30) days of the determination that a Required Asbestos Clean-Up must be done, Tenant shall provide Landlord with an estimate of the cost of the Asbestos Clean-Up (“Asbestos Clean-Up Cost”). Landlord shall fund one half of the Asbestos Clean-Up Cost (which funding may be in the form of an agreement to abate Base Rent for a period of time commencing on the date that Tenant commences the Required Asbestos Clean-Up). Tenant shall promptly undertake and diligently perform such Required Asbestos Clean-Up and, upon completion, shall provide Landlord with an accounting of all Asbestos Clean-Up Costs, including adequate evidence of payment by Tenant of such costs. Notwithstanding the foregoing, if such Required Asbestos Clean-Up would not have been required by, or otherwise come to the attention of, any governmental entity, but for the renovations or alterations of the Facility occurring after August 11, 2007 or as a result of the actions or omissions of Tenant , a Subtenant, Manager or other agent of Tenant, including the failure to abide by the Asbestos Management Plans dated March 19, 2004 for Landlord by ATC Associates, Inc. for the Doctors and Fort Worth Facilities, then Landlord shall have no obligation to fund any portion of the Asbestos Clean-Up Costs and Tenant shall be solely responsible for such Required Asbestos Clean-Up. Tenant acknowledges receipt of copies of the aforementioned asbestos management plans.
ARTICLE VIII
8.1    Compliance with Legal and Insurance Requirements. In its use, maintenance, operation and any alteration of the Leased Properties, Tenant, at its expense, will, subject to the provisions of ARTICLE XII relating to permitted contests, promptly (i) comply with all Legal Requirements and Insurance Requirements, whether or not compliance therewith requires structural changes in any of the Leased Improvements (which structural changes shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed) or interferes with or prevents the use and enjoyment of the Leased Properties, and (ii) procure, maintain and comply with all licenses, certificates of need, provider agreements and other authorizations required for the use of the Leased Properties and Tenant’s Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Properties or any part thereof. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether or not Landlord is a party thereto, that Tenant has violated any such Legal Requirements or Insurance Requirements shall be conclusive of that fact as between Landlord and Tenant. Notwithstanding the foregoing, Tenant may from time to time remove beds from service at each Facility without reducing the number of licensed Medicare and Medicaid certified beds that may be operated at such Facility and while retaining the right to return any such beds to service at such Facility (so-called “bed banking”) provided that (i) such removal shall not exceed more than ten percent (10%) of the number of beds at the applicable Facility, (ii) not less than thirty (30) days prior to removing such beds from service, Tenant shall so notify Landlord in writing, which notice shall include, or have delivered therewith, (a) detailed descriptions of the beds being removed, the reasons for such bed removal, estimates of the cost of implementing such bed changes, and the projected impact of such bed changes upon such Facility, and (b) evidence reasonably satisfactory to Landlord that Tenant has obtained all necessary regulatory approvals for the proposed reduction of beds in service, that such beds continue to be considered “licensed” and “certified” beds by the applicable governmental authority and agencies and that Tenant or any successor operator of such Facility retains the right, at the end of the bed banking period, to return such beds to service at the applicable Facility as licensed Medicare and Medicaid certified beds.
8.2    Certain Covenants.
8.2.1    Certain Financial Covenants.
8.2.1.1         Limitation of Distributions. None of Tenant, any Subtenant (other than a Hospital Subtenant), UPL-IGT Manager or Guarantor shall make any Distributions to the holders of its equity securities or any Affiliate if, as of the date of such Distribution or upon giving effect to such Distribution, an Event of Default in the payment of Base Rent has occurred and is continuing. At all times during the Term, Tenant and the Subtenants shall maintain, on a consolidated basis, a Post-Distribution Cash Flow to Rent Ratio (in each case, to be tested quarterly for the immediately preceding 12 month period) of 1.0:1. Solely for the purposes of calculating compliance with the Post-Distribution Cash Flow to Rent Ratio in connection with any contemplated Distribution, all contemplated Distributions shall also be subtracted from Post-Distribution Cash Flow.
8.2.1.2         Accounts Receivable Financing. Except as may be expressly provided in Section 6.5 of this Lease and the Intercreditor Agreement, Tenant and/or Subtenant shall not pledge or otherwise encumber any of the accounts receivable generated through the operation of the Facilities to secure principal and interest on any Debt.
8.2.1.3         Guarantees Prohibited. Neither Tenant nor any Subtenant (other than a Hospital Subtenant) or UPL-IGT Manager (if other than DMS) shall guarantee any indebtedness of any Affiliate or other third party, except those guarantees for the benefit of CIBC Bank in effect as of the date hereof or as may be required under the CIBC Bank Loan Documents or any future Line of Credit satisfying the requirements of Section 6.5, and except for obligations which represent Tenant’s, Subtenant’s trade payables or accrued expenses incurred by the UPL-IGT Manager in the ordinary course of leasing and operating the Facilities.
8.2.1.4         Equipment Financing. The aggregate amount of principal, interest and lease payments due from Tenant and/or Subtenant and/or Manager with respect to any equipment leases or financing secured by equipment utilized in the operation of any single Facility (other than for vehicles) shall not at any time during the Term exceed $150,000.00 in any one Lease Year.
8.2.1.5         Cash Flow Coverage Ratio. Commencing on the Commencement Date, and continuing during the Term, a Cash Flow Coverage Ratio as determined quarterly on a cumulative basis for the preceding four (4) calendar quarters shall be maintained at the following ratio for the following period:

Period:	Ratio:
October 1, 2018 – September 30, 2019	1.01
October 1, 2019 – September 30, 2020	1.05
Thereafter	1.10

8.2.2    Indebtedness. Neither Tenant nor any Subtenant (including a Hospital Subtenant) or UPL-IGT Manager will create, incur or suffer to exist any Debt which is secured by a Lien in any of the Property with respect to which Landlord has been granted a Lien in pursuant to the Lease Documents, except:
(i)    The equipment financing permitted under Section 8.2.1.4;
(ii)    The Line of Credit permitted under Section 6.5; and
(iii)    Any Debt owed to Landlord or any Affiliate of Landlord.
8.3    Minimum Qualified Capital Expenditures. Each Lease Year, Tenant, a Subtenant or a UPL-IGT Manager shall expend with respect to the Leased Facilities at least Four Hundred Dollars ($400.00) per-licensed-bed for Qualified Capital Expenditures on a portfolio wide basis on average over a rolling two (2) Lease Year period (i.e., the current Lease Year and the previous Lease Year) to improve the Facilities, which amount shall be increased each Lease Year, beginning with the second Lease Year, in proportion to increases in the CPI from the Commencement Date to the commencement of each such Lease Year (“Minimum Qualified Capital Expenditures”). With respect to the Existing Leases, the amount spent by Tenant, a Subtenant or a UPL-IGT Manager on Qualified Capital Expenditures, as defined under this Lease, for the final Lease Year under the Existing Leases prior to the Commencement Date, shall be included in the calculation the two (2) year rolling average for Qualified Capital Expenditures for the first and second Lease Year under this Lease. Approved Improvements funded by Landlord pursuant to Section 9.3 and constituting Qualified Capital Expenditures shall be included in the calculation of Minimum Qualified Capital Expenditures for the Lease Year in which such amounts are funded. At least annually, at the request of Landlord, Landlord and Tenant shall review capital expenditures budgets and reasonably agree on modifications, if any, required by changed circumstances and the changed conditions of the Leased Properties.
8.4    Management Agreements. Neither Tenant nor any Subtenant or Manager shall enter into, amend, modify, renew, replace or otherwise change the terms of any Management Agreement without the prior written consent of Landlord as to the identity of the Manager and the terms of the agreement, which consent Landlord may withhold in its sole discretion, and in no event without the execution by Tenant, a Subtenant, Manager and Landlord, of an agreement, satisfactory to Landlord in form and substance, pursuant to which Manager’s right to receive its management fee is subordinated to the obligation of Tenant to pay the Rent to Landlord. Landlord hereby consents to the continued management of the Facilities by DMS under its current Management Agreement with Tenant. In addition, prior to the employment of any Manager, such Manager must execute a Consent and Agreement of Manager in the form attached hereto as Exhibit E. Notwithstanding any of the foregoing terms of this Section 8.4, the annual management fee payable to any Manager (other than an Affiliate of Tenant, including DMS) during the term of this Lease shall not exceed five percent (5%) of Gross Revenues.
8.5    Other Facilities. Without the prior written consent of Landlord, which consent shall not be unreasonably withheld, neither Tenant nor any Affiliate shall own, operate or manage any nursing home, rest home, assisted living facility, subacute facility, retirement center or similar health care facility within a five (5) mile radius of any Facility other than:
(i)    any Facility which is a Leased Property under this Lease, or
(ii)    any Facility that Tenant or any Affiliate of Tenant owns or operates as of the Commencement Date and is set forth on Schedule 8.5 attached hereto;
provided, however, that with respect to any such homes, facilities and centers constructed after January 1, 2018 with funds not provided by Landlord, the radius distance from any Facility shall be fifteen (15) miles.
8.6    Separateness.     Tenant (if other than DLC), each Subtenant and each UPL-IGT Manager (if other than DMS) shall:
(a)    Maintain records and books of account separate from those of any Affiliate.
(b)    Conduct its own business in its own names and not in the name of any Affiliate (except to the extent that the business of the Facilities may be conducted in the name of the Manager).
(c)    Maintain financial statements separate from any Affiliate.
(d)    Maintain any contractual relationship with any and all Affiliates, except upon terms and conditions that are fair and substantially similar to those that would be available on an arm’s length basis.
(e)    Except for the benefit of CIBC Bank (or its successors and assigns) as set forth in the Intercreditor Agreement or as otherwise required under the CIBC Bank Loan Documents, or for the benefit of any working capital lender as required under the Line of Credit Documents described in Section 6.5 of this Lease, not guarantee or become obligated for the debts of any other entity, including any Affiliate, or hold out its credit, jointly or severally, as being available to satisfy the obligations of others, except for obligations which represent Tenant’s or Subtenant’s trade payables or accrued expenses incurred by Manager in the ordinary course of owning and operating the Facilities.
(f)    Except for the benefit of CIBC Bank (or its successors and assigns) as set forth in the Intercreditor Agreement, or any working capital lender as set forth in the intercreditor agreement required under Section 6.5 of this Lease, not pledge its assets, jointly or severally, for the benefit of any other entity, including any Affiliate.
(g)    Hold itself out to the public as a legal entity separate from any Affiliates.
(h)    At all times cause its Board of Directors to hold appropriate meetings (or act by unanimous consent) to authorize all appropriate corporate actions, and in authorizing such actions, to observe all formalities.
8.7    Bank Accounts. Tenant, the Subtenants (other than a Hospital Subtenant) and UPL-IGT Manager shall maintain the cash proceeds arising out of the operation of the Facilities in bank accounts owned by Guarantor, Tenant, the Subtenants (other than a Hospital Subtenant) or a UPL-IGT Manager and shall not commingle such proceeds with the cash of any non-Affiliate third party. None of Tenant, the Subtenants (other than a Hospital Subtenant) and UPL-IGT Manager shall permit its or their cash, cash equivalents, and the cash proceeds arising out of the operation of the Facilities, to be commingled with the cash and cash equivalents of any Person other than (i) Tenant, the Subtenants (other than a Hospital Subtenant) and UPL-IGT Manager with each other or (ii) so long as (1) Guarantor, Tenant, the Subtenants (other than a Hospital Subtenant) and UPL-IGT Manager maintain financial records which will make it possible to identify (x) funds deposited into such account from the Facilities and (y) expenses of the Facilities paid with funds in such account and (2) no Event of Default under subsections (a), (b), (c), (d), or (k) of the definition of Event of Default has occurred and is continuing, a concentration account maintained by Guarantor to be used in accordance with existing practices. Notwithstanding the foregoing, the personal allowance accounts of the residents of the Facilities need not be maintained separately and may be commingled so long as Tenant and the Subtenants maintain adequate written records with respect to such personal allowance accounts.
ARTICLE IX
9.1    Maintenance and Repair.
9.1.1    Tenant, at its expense, will keep the Leased Properties, and all landscaping, private roadways, sidewalks and curbs appurtenant thereto which are under Tenant’s control and Tenant’s Personal Property in good order and repair, whether or not the need for such repairs arises out of Tenant’s use, any prior use, the elements or the age of the Leased Property or any portion thereof, or any cause whatsoever except the act or negligence of Landlord, and with reasonable promptness shall make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non‑structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date (concealed or otherwise) or existing after February 1, 2003 with respect to the Treemont Facility, and July 1, 2003 with respect to the Katy Facility and the Humble Facility; provided, however, that Tenant shall be permitted to prosecute claims against Landlord’s predecessor in title for breach of any representation or warranty made to or for the benefit of Landlord, or for latent defects in any Leased Property. Additionally, during the Term of this Lease, upon request and at the cost and expense of Tenant, and with respect only to the Leased Properties that were the subject of the Terminated Leases, Landlord agrees to use commercially reasonable efforts to pursue any right or claim Landlord may have against the seller under the applicable purchase agreement by which such Leased Properties were acquired for breach of any covenant, warranty or representation made with respect to the title, condition, use and operation of any Leased Property, or for latent defects in any Leased Property, the successful pursuit of which may benefit or assist Tenant in, or provide financial recovery to Tenant for, the performance of its obligations under this Lease. Where such right or claim may be prosecuted by the assignee of Landlord, then Tenant shall be permitted to prosecute such right or claim, at Tenant's cost and expense, and, to the extent permitted by law, the applicable Landlord hereby assigns to Tenant all of such Landlord's rights to fully prosecute any such right or claims. Landlord shall cooperate in good faith with Tenant in the prosecution of any such right or claim, in the applicable Landlord's or Tenant's name, all at Tenant's cost and expense. Tenant shall at all times maintain, operate and otherwise manage the Leased Properties on a quality basis and in a manner consistent with the standards of the highest quality competing facilities in the market areas served by the Leased Properties. All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work or, subject to the provisions of Paragraph 9.1.4, below, the property to be repaired shall be replaced. Tenant will not take or omit to take any action the taking or omission of which might materially impair the value or the usefulness of the Leased Properties or any parts thereof for the Primary Intended Use.
9.1.2    Landlord shall not under any circumstances be required to maintain, build or rebuild any improvements on the Leased Properties (or any private roadways, sidewalks or curbs appurtenant thereto), or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Properties, whether ordinary or extraordinary, structural or non‑structural, foreseen or unforeseen, or upon any adjoining property, whether to provide lateral or other support or abate a nuisance, or otherwise, or to make any expenditure whatsoever with respect thereto, in connection with this Lease. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.
9.1.3    Nothing contained in this Lease shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialmen or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to any Leased Property or any part thereof, or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Properties, or any portion thereof. Landlord shall have the right to give, record and post, as appropriate, notices of non‑responsibility under any mechanics’ and construction lien laws now or hereafter existing.
9.1.4    Tenant shall, from time to time, promptly replace any of the Leased Improvements or Landlord’s Personal Property which (i) become worn out, obsolete or unusable for the purpose for which intended, (ii) have been Taken, or (iii) have been lost, stolen, damaged or destroyed. If any of Landlord’s Personal Property requires replacement as a result of damage, theft, loss or destruction or a Taking, then Tenant shall be entitled to that portion of any insurance proceeds payable in respect thereof or any Award made therefore. All replacements shall have a then value (adjusted for inflation) and utility at least equal to the value of the items replaced as of the date hereof in the case of clause (i) above, and immediately prior to the events specified in clauses (ii) and (iii) above. All replacements of Landlord’s Personal Property shall be owned by Landlord and become a part of the Leased Properties immediately upon their acquisition. Tenant shall promptly repair all damage to a Leased Property incurred in the course of such replacement.
9.1.5    Tenant will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Properties to Landlord in the condition in which they were originally received from Landlord, in good operating condition, ordinary wear and tear excepted, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease.
9.2    Encroachments, Restrictions, etc. Except for the forced or required removal of the existing encroachment of the Highlands Facility in Louisville, KY onto the right of way of Stevens Avenue, if any of the Leased Improvements shall, at any time, encroach upon any property, street or right‑of‑way adjacent to the Leased Property, or shall violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or shall impair the rights of others under any easement or right‑of‑way to which any Leased Property is subject, then promptly upon the request of Landlord or at the behest of any person affected by any such encroachment, violation or impairment, Tenant shall, at its expense, subject to its right to contest the existence of any encroachment, violation or impairment as provided in ARTICLE XII and in such case, in the event of an adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant or (ii) make such changes in the Leased Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such violation, impairment or encroachment.
9.3    Landlord Funded Capital Improvements.
(a)    7% Upgrades. Subject to Tenant’s compliance with Sections 9.3(c) and 9.3(d), upon receipt of a written statement from an engineer hired by Landlord to oversee the project, or a written certification from Tenant to Landlord, that a 7% Upgrade commenced has been completed in whole or in part acceptable to such engineer and upon compliance with the procedures set forth below, so long as no Event of Default, or Unmatured Event of Default, has occurred and is continuing, Landlord shall pay an amount equal to the Actual Cost of such 7% Upgrade according to the procedures set forth below; provided, however, that Landlord’s aggregate obligation to pay shall not exceed (i) with respect to a specific 7.0% Upgrade, the amount set forth on Schedule 9.3(a) for such 7.0% Upgrade Improvement, and (ii) with respect to all Facilities and all 7.0% Upgrades, Five Million Dollars ($5,000,000.00).
(b)    9.0% Improvements. Subject to Tenant’s compliance with Sections 9.3(c) and 9.3(d), upon receipt of a written statement from an engineer hired by Landlord to oversee the project, or a written certification from Tenant to Landlord, that a 9.0% Improvement commenced has been completed in whole or in part acceptable to such engineer and upon compliance with the procedures set forth below, so long as no Event of Default, or Unmatured Event of Default, has occurred and is continuing, Landlord shall pay an amount equal to the Actual Cost of such 9.0% Improvement according to the procedures set forth below; provided, however, that, without Landlord’s prior written consent, Landlord’s aggregate obligation to pay with respect to all 9.0% Improvements shall not exceed (i) with respect to a specific 9.0% Improvement, the amount set forth on Schedule 9.3(b) for such 9.0% Improvement, and (ii) with respect to all Facilities and all 9.0% Improvements, Thirty Million Dollars ($30,000,000).
(c)    Funding Procedures. Funds to be disbursed by Landlord for Approved Improvements shall be disbursed in accordance with the following procedures:
(i)    Tenant may not request reimbursement more than once per month;
(ii)    With each request for reimbursement, Tenant shall deliver a certification from an officer of Tenant in substantially the form of Exhibit F to this Lease;
(iii)    Tenant may not request reimbursement for less than Five Thousand ($5,000); provided, however, that if all Approved Improvements are completed and the amount remaining to be reimbursed is less than Five Thousand ($5,000) then Tenant may request such lesser amount;
(iv)    The Approved Improvements shall be done pursuant to plans and specifications and a cost statement approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed;
(v)    After the first disbursement to Tenant (which disbursement shall not exceed $25,000), sworn statements and lien waivers in an amount at least equal to the amount of funds previously paid to Tenant or such other adequate evidence of payment shall be delivered to Landlord from all contractors, subcontractors and material suppliers covering all labor and materials furnished through the date of the previous disbursement;
(vi)    Tenant shall deliver to Landlord such other evidence as Landlord reasonably may request, from time to time during the course of the work on the Approved Improvements, as applicable, to evidence compliance with the approved plans and specifications for such work, the cost of work and the total amount needed to complete the Approved Improvements, as applicable, and showing that there are no liens against the Leased Property arising in connection with the work; and
(vii)    Landlord may reimburse itself as part of the Actual Costs of any Approved Improvements for its reasonable out-of-pocket costs and expenses incurred in connection with any disbursement, including, but limited to, any search costs, filings fees, title company charges, and reasonable attorney fees and expenses.
(viii)    The funds may be disbursed by Landlord to Tenant or, at Landlord’s option, may be paid (i) directly to, and disbursed by, a title agent acceptable to Landlord, or (ii) paid directly to the party to whom payment is owed. Landlord may, at its option, acquire title insurance coverage in connection with each draw and all costs and expense of such coverage shall be included in the Actual Cost of any such Approved Improvement. If an Approved Improvement changes the footprint of the Facility, the legal description or requires the recording of encumbrances against the Facility, then, upon completion of such Approved Improvement, Landlord may require an ALTA “as-built” survey to be done and all costs and expense of such survey shall be included in the Actual Cost of any such Approved Improvement.
(ix)    All requests for reimbursement under this Section must be made within sixty (60) days of the completion of the underlying work, time being of the essence.
(d)    Funding Request.  Funding by Landlord for the Approved Improvements shall be available for (i) those 7.0% Upgrades the scope and cost of which has been identified by Tenant in an amount per Facility for which funding has been requested by Tenant in writing on or before September 30, 2018 and (ii) those 9.0% Improvements identified by Tenant in an amount per Facility, the specific cost and scope of which for each Facility must be agreed upon by Landlord and Tenant, for which Tenant has requested in writing on or before September 30, 2023 that Landlord provide financing. Within thirty (30) days of receipt of a request to finance a 9.0% Improvement, Landlord shall notify Tenant as to whether it will finance the proposed improvements. Prior to any funding of 9.0% Improvements, Landlord and Tenant must agree in writing upon the 9.0 % Improvements and the funding amount for such 9.0% Improvements, which agreement Landlord shall not unreasonably withhold, condition or delay. Prior to commencing any work on any Approved Improvements for which Tenant will request disbursement of funds pursuant to this Section 9.3, Tenant shall provide Landlord with a complete description of the work to be completed together with such written documentation as may be reasonably requested by Landlord with respect thereto, which may include, to the extent applicable, plans and specifications, budgets, a work completion schedule, pro forma operating projections and copies of permits required in connection with such repairs or improvements. Prior to commencing any work on any Approved Improvements, if applicable based on the nature of such Approved Improvements, Tenant shall have obtained any certificate of need or other Authorizations from any applicable governmental authorities with jurisdiction required in connection with such Approved Improvements. Landlord shall join in the application for such Authorizations whenever such action is necessary by the owner of the affected Leased Property; provided however, that such joinder shall be at no cost or expense to Landlord. Subject to Force Majeure, once commenced Tenant shall diligently complete any Approved Improvements on or before the completion date specified in the approval materials, or if no completion date is specified, by September 30, 2023 and Landlord shall have no obligation to fund any such Approved Improvements after such date.
(e)    Payment by Landlord. Any complete and qualifying request for funds for the Approved Improvements requested by the Tenant in accordance with this Section 9.3 shall be paid and disbursed by Landord to Tenant or as provided in 9.3(c)(viii), above,  on or before the first business day of the calendar month following the date that is fifteen (15) days after the date Landlord receives written request for payment of such funds from Tenant, so long as such request is accompanied by all invoices, sworn statement and lien waivers (partial or full, as applicable) with respect to the work for which such request is made as required in this Section 9.3.  Landlord and Tenant agree to cooperate in good faith in attempting to resolve any disputed portions of any payment request.
ARTICLE X
10.1    Construction of Alterations and Additions to the Leased Properties.
10.1.1    Tenant shall not (a) make or permit to be made any structural alterations, improvements or additions of or to the Leased Properties or any part thereof, or (b) materially alter the plumbing, HVAC or electrical systems thereon or (c) make any other alterations, improvements or additions to any Leased Property or any part thereof, the cost of which exceeds One Hundred Fifty Thousand Dollars ($150,000.00), unless and until Tenant has (a) caused complete plans and specifications therefor to have been prepared by a licensed architect (or licensed plumbing contractor or electrical contractor in the case of alterations to the plumbing, HVAC or electrical systems) and submitted to Landlord at least thirty (30) Business Days before the planned start of construction thereof, (b) obtained Landlord’s written approval thereof and the approval of any Facility Mortgagee, which approval shall not be unreasonably withheld, conditioned or delayed, and if no response has been received by Tenant within thirty (30) Business Days after submission of the plans and specifications for approval then such approval shall be deemed to have been given, and (c), if required to do so by Landlord, provide Landlord with reasonable assurance of the payment of the cost of any such alterations, improvements or additions, in the form of a bond, letter of credit or cash deposit. If Landlord requires a deposit, Landlord shall retain and disburse the amount deposited in the same manner as is provided for insurance proceeds in Section 14.6. If the deposit is reasonably determined by Landlord at any time to be insufficient for the completion of the alteration, improvement or addition, Tenant shall immediately increase the deposit to the amount reasonably required by Landlord. Tenant shall be responsible for the completion of such improvements in accordance with the plans and specifications approved by Landlord, and shall promptly correct any failure with respect thereto.
10.1.2    Alterations and improvements not falling within the categories described in the first sentence of the preceding paragraph may be made by Tenant without the prior approval of Landlord, but Tenant shall give Landlord at least fifteen (15) Business Days prior written Notice of any such alterations and improvements.
10.1.3    All alterations, improvements and additions shall be constructed in a first class, workmanlike, manner, in compliance with all Insurance Requirements and Legal Requirements, be in keeping with the character of the Leased Properties and the area in which the Leased Property in question is located and be designed and constructed so that the value of the Leased Properties will not be diminished or and that the Primary Intended Use of the Leased Properties will not be changed. All improvements, alterations and additions shall immediately become a part of the Leased Properties.
10.1.4    Tenant shall have no claim against Landlord at any time in respect of the cost or value of any such improvement, alteration or addition. There shall be no adjustment in the Rent by reason of any such improvement, alteration or addition. With Landlord’s consent, which shall not be unreasonably withheld, expenditures made by Tenant pursuant to this ARTICLE X, other than expenditures for additions (as defined in the definition of Qualified Capital Expenditures), may be included as capital expenditures for purposes of inclusion in the capital expenditures budget for the Facilities and for measuring compliance with the obligations of Tenant set forth in Section 8.3 of this Lease.
10.1.5    In connection with any alteration which involves the removal, demolition or disturbance of any asbestos-containing material, Tenant shall cause to be prepared at its expense a full asbestos assessment applicable to such alteration, and shall carry out such asbestos monitoring and maintenance program as shall reasonably be required thereafter in light of the results of such assessment.
ARTICLE XI
11.1    Liens. Subject to the provisions of ARTICLE XII relating to permitted contests, without the consent of Landlord or as expressly permitted elsewhere herein, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Properties, and any attachment, levy, claim or encumbrance in respect of the Rent, except for (i) Permitted Encumbrances, (ii) restrictions, liens and other encumbrances which are consented to in writing by Landlord and any Facility Mortgagee, (iii) liens for those taxes of Landlord which Tenant is not required to pay hereunder, (iv) any Facility Mortgage, (v) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed, not yet due, or contested pursuant to Section 12.1 below, and (vi) liens created by the wrongful acts or negligence of Landlord.
ARTICLE XII
12.1    Permitted Contests. Tenant, on its own or on Landlord’s behalf (or in Landlord’s name), but at Tenant’s sole cost and expense, shall have the right to contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity of any real or personal property assessment, Imposition, Legal Requirement or Insurance Requirement, or any lien, attachment, levy, encumbrance, charge or claim or any encroachment or restriction burdening the Leased Property (“Claim”), provided (a) prior Notice of such contest is given to Landlord, (b) the Leased Properties would not be in any danger of being sold, forfeited or attached as a result of such contest, and there is no risk to Landlord of a loss of or interruption in the payment of, Rent, (c) in the case of an unpaid Imposition or Claim, collection thereof is suspended during the pendency of such contest, (d) in the case of a contest of a Legal Requirement, compliance may legally be delayed pending such contest. Upon request of Landlord, Tenant shall provide a bond or letter of credit, deposit funds or assure Landlord in some other manner reasonably satisfactory to Landlord that the amount to be paid by Tenant that is the subject of a contested Imposition, Legal Requirement, Insurance Requirement or Claim, together with interest and penalties, if any, thereon, and any and all costs for which Tenant is responsible will be paid if and when required upon the conclusion of such contest. Tenant shall defend, indemnify and save harmless Landlord from all costs or expenses arising out of or in connection with any such contest, including but not limited to attorneys’ fees. If at any time Landlord reasonably determines that payment of any Imposition or Claim, or compliance with any Legal or Insurance Requirement being contested by Tenant is necessary in order to prevent loss of any of the Leased Properties or Rent or civil or criminal penalties or other damage, upon such prior Notice to Tenant as is reasonable in the circumstances Landlord may pay such amount, require Tenant to comply with such Legal or Insurance Requirement or take such other action as it may deem necessary to prevent such loss or damage. If reasonably necessary or legally required, upon Tenant’s written request Landlord, at Tenant’s expense, shall cooperate with Tenant in a permitted contest, provided Tenant upon demand makes arrangements satisfactory to Landlord to assure the reimbursement of any and all Landlord’s costs incurred in cooperating with Tenant in such contest. Tenant shall be entitled to any refunds of any claim, and such charges and penalties or interest thereon, which have been paid by Tenant or paid by Landlord and for which Landlord has been fully reimbursed.
12.2    Landlord’s Requirement for Deposits. Following an Event of Default, Landlord, in its sole discretion, shall be entitled to require Tenant to (i) deposit with Landlord monthly, at the time of its payments of Base Rent, a pro rata portion of the premium amounts charged by third party commercial insurance carriers required to comply with Insurance Requirements, Impositions and Legal Requirements, and when such obligations become due, Landlord shall pay them (to the extent of the deposit) upon Notice from Tenant requesting such payment, and (ii) provide reasonable evidence of the making of actuarial required quarterly deposits with respect to any insurance maintained with a captive insurance carrier. In the event that sufficient funds have not been deposited to cover the amount of the obligations due at least thirty (30) days in advance of the due date, or reasonable evidence of the quarterly payments has not been provided, Tenant shall forthwith deposit the same with Landlord upon Notice from Landlord. Landlord shall not be obligated to segregate such deposited funds from its other funds, or to pay Tenant any interest on any deposit so held by Landlord. Upon an Event of Default, any of the funds remaining on deposit may be applied under this Lease in any manner and on such priority as may be determined by Landlord.
ARTICLE XIII
13.1    General Insurance Requirements. Tenant shall keep the Leased Properties, and all property located in or on the Leased Properties, including Landlord’s Personal Property and Tenant’s Personal Property, insured with insurance meeting the following requirements: (a) all insurance shall be written by companies authorized to do insurance business in the applicable States and, with the exception of any policies issued by Tenant’s Insurance Captive permitted pursuant to Section 13.12 hereof, having a rating classification of not less than A and a financial size category of “Class VII” or larger, according to the then most recent issue of Best’s Key Rating Guide; (b) all policies must name Landlord as an additional insured, and name as an additional insured any Facility Mortgagee by way of a standard form of mortgagee’s loss payable endorsement in use in the applicable States and in accordance with any such other requirements as may be established by such Facility Mortgagee; (c) casualty losses must be payable to Landlord or Tenant as provided in ARTICLE XIV, and loss adjustments shall require the written consent of Landlord, any Facility Mortgagee and, provided no Event of Default has occurred and is continuing at the time, Tenant, which consent shall not be unreasonably withheld by either Landlord or Tenant; (d) each insurer must agree that it will give Landlord and any Facility Mortgagee at least thirty (30) days’ written notice before its policy shall be altered, allowed to expire or canceled; (e) except as otherwise provided below, the amount of any deductible or retention in excess of ten percent (10%) of the aggregate per occurrence coverage amount must be approved by Landlord prior to the issuance of any policy, which approval will not be unreasonably withheld, conditioned or delayed; and (f) the form of all policies shall be approved by Landlord and any Existing Facility Mortgagee, whose approval shall not unreasonably be withheld, conditioned or delayed, provided that such policies conform to the requirements of this ARTICLE XIII. Notwithstanding the foregoing, Tenant may obtain so-called “umbrella” policies, comprehensive liability policies and professional liability policies of insurance from non-admitted surplus line carriers acceptable to Landlord.
13.2    Risks to be Insured. The policies covering the Leased Properties and Tenant’s Personal Property shall insure against the following risks:
13.2.1    Loss or damage by fire, vandalism and malicious mischief, earthquake, extended coverage perils commonly known as “Special Risk”, and all physical loss perils normally included in such Special Risk insurance, including but not limited to sprinkler leakage, in an amount not less than one hundred percent (100%) of Replacement Cost; provided that coverage for earthquake shall be required only to the extent that a Facility is currently, or at any time in the future, located within a “seismic design category” on a FEMA Earthquake Hazard Map higher than “B”. Deductibles/self-insured retentions for the insurance policies required under Section 13.2.1 shall not be greater than $100,000 and any deductible or retention in excess of such limit must be approved by Landlord prior to the issuance of any policy, which approval will not be unreasonably withheld, conditioned or delayed.; provided, however, that the deductibles/self-insured retentions for losses sustained from earthquake (including earth movement), or windstorm (i.e., wind/hail) may be equal to, but not greater than, five percent (5%) of the replacement cost of the total insured value of the applicable Facility, or $250,000, whichever is greater. The flood deductible shall not be greater than $100,000, unless the Facility is in the designated 100 year flood plain area, in which event the deductible may be $500,000 or less and the Tenant shall obtain and maintain flood coverage from the National Flood Insurance Program for the applicable Facility.
13.2.2    Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus in such amounts as may be required by Landlord from time to time;
13.2.3    Business interruption insurance in an amount not less than twelve (12) months of income and normal operating expenses including payroll and Rent payable hereunder with an endorsement extending the period of indemnity by at least ninety (90) days (Building Ordinance Increased Period of Restoration Endorsement) necessitated by the occurrence of any of the hazards described in Sections 13.2.1, 13.2.2 and 13.2.56, and, to the extent not covered by such insurance, loss of rental under a rental value insurance policy covering risk of loss during reconstruction necessitated by the occurrence of any of the hazards described in Sections 13.2.1, 13.2.12, and 13.2.56, a (but in no event for a period less than twelve (12) months), in each case in an amount sufficient to prevent Landlord and Tenant from becoming a co‑insurer;
13.2.4    Claims for personal injury or property damage under a policy of commercial general liability insurance with a combined single limit per occurrence in respect of bodily injury and death and property damage of One Million Dollars ($1,000,000.00), and an aggregate limitation of Two Million Dollars ($2,000,000.00) per Facility, which insurance shall insure Tenant’s contractual liability for bodily injury, including death, and property damage to Landlord under the indemnity provisions of ARTICLE XXI of this Lease, and (i) if written on a “claims made” basis, the retroactive date shall be the most recent of (x) the date Tenant or its Affiliates first went into possession of the applicable Facility under this Lease or an Existing Lease, whichever is earlier, and (y) the date that is not less than the longest applicable statute of limitations for general liability claims for the jurisdiction in which the applicable Facility is located, (ii) upon the expiration or termination of this Lease, Tenant shall keep in force the commercial general liability insurance required under this Lease for, or shall acquire or purchase an extended reporting period on the policy existing as of the date of expiration or termination of this Lease that has a term not less than the applicable statute of limitations for general liability claims for each location (iii) if the retroactive date is advanced or the policy is cancelled or not renewed and not replaced with a policy with the same retroactive date, Tenant must acquire or purchase an extended reporting period for such cancelled or non-renewed policy of not less than the applicable statute of limitations for general liability claims for each location;
13.2.5    Claims arising out of malpractice in an amount not less than One Million Dollars ($1,000,000.00) for each occurrence and Three Million ($3,000,000) in the aggregate for each Facility and, if written on a “claims made” basis; the retroactive date shall be the most recent of (x) the date Tenant or its Affiliates first went into possession of the applicable Facility under this Lease or an Existing Lease, whichever is earlier, and (y) the date that is not less than the longest applicable statute of limitations for professional liability claims for the jurisdiction in which the applicable Facility is located, (ii) upon the expiration or termination of this Lease, Tenant shall keep in force the professional liability insurance required under this Lease for, or shall acquire or purchase an extended reporting period on the policy existing as of the date of expiration or termination of this Lease that has a term not less than the applicable statute of limitations for professional liability claims for each location (iii) if the retroactive date is advanced or the policy is cancelled or not renewed and not replaced with a policy with the same retroactive date, Tenant must acquire or purchase an extended reporting period for such cancelled or non-renewed policy of not less than the applicable statute of limitations for professional liability claims for each location;
(a)     Policies required under Sections 13.2.4 and 13.2.5 shall require minimum limits of commercial general liability and professional liability to apply on a per Facility basis, subject however to the current policy aggregate maximum liablities shown on Schedule 13.2.5 attached hereto and made a part hereof;
(b)     Deductibles and self- insured retentions applicable to the coverages required under Sections 13.2.4 and 13.2.5 shall not be greater than $500,000 per claim. Any deductible or retention in excess of such limit must be approved by Landlord prior to the issuance of any policy, which approval will not be unreasonably withheld, conditioned or delayed. Landlord shall have the right to require a lower deductible or self-insured retention (but not less than $100,000) to the extent generally available at commercially affordable rates to Tenant; and
(c) Notwithstanding the coverage required under Section 13.2.5, the Providence, Indiana Facility has and may continue to maintain professional liability coverage of $400,000 for each occurrence and $2,000,000 in the aggregate with additional coverage being provided through the Indiana Patient Compensation Fund for professional liability claims, as the same may be amended from time to time.
13.2.6    Flood (with respect to any portions of the Leased Properties located in whole or in part within a federally designated 100 year flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area up to the maximum limit that can be obtained under the Federal Flood Insurance Program;
13.2.7    During such time as Tenant is constructing any improvements, (i) worker’s compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (ii) builder’s risk insurance, completed value form, covering all physical loss, in an amount satisfactory to Landlord, and (iii) such other insurance, in such amounts, as Landlord deems necessary to protect Landlord’s interest in the Leased Properties from any act or omission of Tenant’s contractors or subcontractors, and certificates of insurance evidencing such coverage, in form satisfactory to Landlord, shall be presented to Landlord prior to the commencement of construction of such improvements; and
13.2.8    Primary automobile liability insurance with limits of One Million Dollars ($1,000,000.00) per occurrence each for owned and non‑owned and hired vehicles.
13.3    Payment of Premiums; Copies of Policies; Certificates. Tenant shall pay when due all of the premiums for the insurance required by this Lease, and shall deliver to Landlord and to any Facility Mortgagee requesting such evidence, certificates of insurance in form satisfactory to Landlord and such Facility Mortgagee. Satisfactory evidence of insurance required by this Lease or certificates thereof shall be delivered to Landlord prior to their effective date (and, with respect to any renewal policy, Tenant will use commercially reasonable efforts to provide the same within twenty (20) days but in all events not less than five (5) Business Days prior to the expiration of the existing policy) with copies of such policies to be provided as available, and in the event of the failure of Tenant either to carry the required insurance or pay the premiums therefor, or to deliver copies of policies or certificates to Landlord as required, Landlord shall be entitled, but shall have no obligation, to obtain such insurance and pay the premiums therefor when due, which premiums shall be repayable to Landlord upon written demand therefor as Additional Charges.
13.4    Premium Deposits.    If any provision of a Facility Mortgage requires deposits of premiums for the insurance coverages required hereunder to be made with the Facility Mortgagee, Tenant shall pay to Landlord monthly the amount of such premiums paid by Tenant to third party commercial insurance carriers and Landlord shall transfer such amounts to the Facility Mortgagee, unless, pursuant to written direction by Landlord, Tenant makes such deposits directly with the Facility Mortgagee.
13.5    Umbrella Policies. If Tenant chooses to carry umbrella liability coverage to obtain the limits of liability required under this Lease, the umbrella policies must provide coverage in the same manner as the primary commercial general liability policy and must contain no exclusions in addition to, or limitations materially different than, those of the primary policy.
13.6    Additional Insurance. In addition to the insurance described above, Tenant shall at all times comply with all Legal Requirements with respect to worker’s compensation insurance coverage. From time to time, upon thirty (30) days’ notice, Landlord or any Facility Mortgagee may reasonably require Tenant to change the amount or type of casualty insurance, or to add or substitute additional coverages, to the casualty insurance required to be maintained by Tenant hereunder, which at the time are commonly insured against for property similar to the Leased Properties in the market area in which such property is located provided that such change in the amount or type of coverage is available to Tenant at commercially affordable rates.
13.7    No Liability; Waiver of Subrogation. Landlord shall have no liability to Tenant, and, provided Tenant provides the insurance required of it by this Lease, Tenant shall have no liability to Landlord, regardless of the cause, for any loss or expense resulting from or in connection with damage to or the destruction or other loss of any Leased Property or Tenant’s Personal Property, and neither party will have any right or claim against the other for any such loss or expense by way of subrogation. Each insurance policy carried by either party covering any of the Leased Properties and Tenant’s Personal Property, including without limitation, contents, fire and casualty insurance, shall contain an express waiver of any right of subrogation on the part of the insurer against the other party. Tenant shall pay any additional costs or charges for obtaining such waiver.
13.8    Increase in Limits. From time to time, but not more often than once every two (2) years, in the event that Landlord shall reasonably determine that the limits of the commercial general liability insurance then carried are insufficient when compared to the limits being regularly required by landlords of similar long-term healthcare properties to the Facilities in the market areas in which the Leased Properties are located, Landlord shall give Tenant Notice of acceptable increased limits for such insurance to be carried; and Tenant shall then obtain and maintain such insurance with such increased limits unless and until further increase as permitted under the provisions of this Section. Landlord’s determination of increased limits shall be accompanied by a description of the basis for such determination. If Tenant, in the exercise of its commercially reasonable judgment, objects to Landlord’s determination and Landlord and Tenant are unable to agree upon the matter within fifteen (15) days of Tenant’s receipt of the applicable Notice from Landlord, such determination shall be made by a reputable insurance or risk management consultant or expert with experience in the healthcare insurance industry as mutually identified by Landlord and Tenant in the exercise of their reasonable judgment who shall be responsible for rendering a final determination with respect to the coverage increase in question.
13.9    Blanket Policy. Any insurance required by this Lease may be provided by so‑called blanket policies of insurance carried by Tenant, provided, however, that the coverage afforded Landlord thereby may not thereby be less than or materially different from that which would be provided by a separate policies meeting the requirements of this Lease, and provided further that such policies meet the requirements of all Facility Mortgages.
13.10    No Separate Insurance.
13.10.1    Tenant shall not on its own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required by this Lease, to be furnished by, or which may reasonably be required to be furnished by, Tenant, or increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are named therein as additional insureds, and losses are payable thereunder in the same manner as losses are payable under this Lease.
13.10.2    Nothing herein shall prohibit Tenant, upon Notice to Landlord, from (i) securing insurance required to be carried hereby with higher limits of liability than required in this Lease, or (ii) securing insurance against risks not required to be insured pursuant to this Lease, and as to such insurance, Landlord and any Facility Mortgagee need not be included therein as additional insureds, nor must losses thereunder be payable in the same manner as losses are payable under this Lease, except to the extent required to avoid a default under a Facility Mortgage or any other encumbrance.
13.11    Alternative Coverages. In the event that at any time during the Term the professional liability insurance coverage required under Section 13.2.5 (or general liability coverage as increased pursuant to Section 13.8) is not generally available to operators of skilled nursing facilities in the market area in which the Facilities are located at commercially affordable rates and on commercially reasonable terms and conditions, Landlord agrees that, the provisions of Section 13.2.5 (or Section 13.8) to the contrary notwithstanding, Tenant shall not be required to obtain the coverages required therein and Landlord agrees to accept, which acceptance shall not be unreasonably withheld or conditioned, in place thereof to cover the risk either or a combination of (i) a policy or policies of professional liability (or general liability) insurance limits and coverages that are generally available to operators of skilled nursing facilities in the market area in which the Facilities are located at commercially affordable rates and on commercially reasonable terms and conditions, and/or (ii) an additional security deposit, self-insurance by Tenant, the establishment of a loss reserve to be funded by Tenant and held by Landlord, or other alternative insurance containing commercially reasonable terms and conditions; provided, however, that Tenant shall be obligated to maintain any such insurance with the coverages required by any Legal Requirements. Prior to making any such switch, Tenant shall be obligated to provide Landlord with supporting evidence from its insurance broker or carrier demonstrating the existence of the conditions set forth herein permitting Tenant to do so and the sufficiency of such evidence shall be subject to the advance written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed. At such time as the professional liability insurance coverages required under Section 13.2.5 (or general liability coverage as increased pursuant to Section 13.8) are available to Tenant at commercially affordable rates and on commercially reasonable terms and conditions, then Tenant shall immediately purchase and provide Landlord with evidence of professional liability insurance coverage necessary to meet the requirements of Section 13.2.5 (or general liability coverage as increased pursuant to Section 13.8). In the event that, as a result of the professional liability coverage required under Section 13.2.5 not being available as provided in this Section 13.11, the general liability insurance coverage required under Section 13.2.4 (as increased pursuant to Section 13.8) is also not available to Tenant at commercially affordable rates and on commercially reasonable terms and conditions, then the provisions of this Section 13.11 shall likewise apply to and include the general liability coverage required under Section 13.2.4 (as increased pursuant to Section 13.8).
13.12    Insurance Captive. For so long as DHSI or its permitted successor is a Guarantor, Tenant may utilize a domestic or foreign licensed insurance captive or establish its own insurance captive (the “Insurance Captive”) to satisfy the professional liability (referred to as malpractice in Section 13.2.5) and general liability insurance requirements (referred to as bodily injury (including resulting death), personal injury or property damage in Section 13.2.3);) (collectively, the “Specified Non-Property Insurance”); provided that such Insurance Captive is (a) a “segregated cell” or Single Parent captive owned, directly or indirectly, by DHSI, (b) in compliance with all Legal Requirements applicable to such Insurance Captive and the issuance of insurance policies in the applicable State, (c) such Insurance Captive is substantially consistent with Tenant’s current alternative “captive” insurance program, and (d) the insurance coverages otherwise comply with this ARTICLE XIII. In addition to the foregoing requirements, and as a condition to use of the Insurance Captive for such insurance coverages, Tenant shall cause the Insurance Captive to comply with the following requirements:
(i)    Maintain a balance sheet liability for reserves, claims, and the estimated costs associated with settling, adjudicating, and otherwise resolving professional liability and general liability claims, in an amount consistent with the expected losses and expenses for each policy year as actuarially determined by an authorized actuary;
(ii)    Charge annual premiums sufficient to fund the actuarially determined expected losses and claim settlement expenses, expenses of operating the Insurance Captive, and a reasonable return on the Insurance Captive’s invested equity and establish and maintain assets in an amount per annum not less than the estimated ultimate losses and costs, discounted in accordance with GAAP;
(iii)    Not make any Distributions to its equity holders or any Affiliates unless it is maintaining adequate capital to cover the actuarially determined expected losses and claim settlement expenses;
(iv)    Preserve and maintain its legal existence and its rights, privileges, franchises, and permits necessary to conduct its business; and
(v)    Not own unrelated businesses, or conduct business of any kind, other than in connection with providing insurance coverage to parties with an insurable interest.
To the extent Tenant chooses to provide any of the Specified Non-Property Insurance otherwise required by this Lease through an Insurance Captive, then Tenant and DHSI shall have all of the obligations and liabilities of an insurer, and the protection afforded Landlord, any Facility Mortgagee, and each Facility shall be the same as if provided by a non-affiliated third-party insurer under the coverages required under this Lease. Without limiting the generality of the foregoing, all amounts which a “captive” insurer pays or is required to pay and all losses or damages resulting from risks for which Tenant has elected to maintain an alternative “captive” insurance program with respect to shall be subject to the waiver of subrogation provisions of Section 13.7, and shall not limit any of Tenant’s indemnification obligations pursuant to this Lease. In the event that Tenant elects to maintain an Insurance Captive and an event or claim occurs for which a defense and/or coverage would have been available from a third-party insurer, Tenant and DHSI shall undertake to cause its Insurance Captive to undertake the defense of any such claim, including a defense of Landlord, at their sole cost and expense, and use their own funds to pay any claim or replace any property or otherwise provide the funding which would have been available from insurance proceeds but for such election by Tenant to maintain an alternative “captive” insurance program. In the event that Tenant elects to maintain an Insurance Captive pursuant to this Section 13.12, Tenant shall provide Landlord and any Facility Mortgagee with certificates of insurance specifying the extent of such insurance coverage and Tenant shall provide Landlord with a copy of the Insurance Captive’s audited financial statements on an annual basis. Notwithstanding anything to the contrary in this Section 13.12, Tenant shall not have the right to satisfy its insurance obligations under Sections 13.2.1, 13.2.2, 13.2.3, or 0 by means of an Insurance Captive. In the event that Tenant converts any insurance provided through an Insurance Captive to insurance provided by a non-affiliated third-party insurer, Tenant shall provide to Landlord evidence of such insurance concurrently with the effectiveness thereof.
ARTICLE XIV
14.1    Insurance Proceeds. Net Proceeds shall be paid to Landlord and held, disbursed or retained by Landlord as provided herein.
14.1.1    Proceeds of Special Risk Insurance. If the Net Proceeds are less than the Approval Threshold, and no Event of Default has occurred and is continuing, Landlord shall pay the Net Proceeds to Tenant promptly after Landlord receives the Net Proceeds and Tenant shall apply the Net Proceeds solely to the completion of the restoration of the damaged or destroyed Leased Property. If the Net Proceeds equal or exceed the Approval Threshold, and no Event of Default has occurred and is continuing, the Net Proceeds shall be made available for restoration or repair as provided in Section 14.6. Within fifteen (15) days of the receipt of the Net Proceeds of Special Risk Insurance, Landlord and Tenant shall agree as to the portion thereof, if any, attributable to the Tenant’s Personal Property that Tenant is not required and does not elect to restore or replace, and if they cannot agree they shall submit the matter to arbitration pursuant to ARTICLE XXXVI hereof, and the portion of the proceeds of such Special Risk Insurance agreed or determined by arbitration to be attributable to the Tenant’s Personal Property that Tenant is not required and does not elect to restore or replace shall be paid to Tenant.
14.2    Restoration in the Event of Damage or Destruction.    If all or any portion of a Leased Property is damaged by fire or other casualty, Tenant shall (a) give Landlord Notice of such damage or destruction within five (5) Business Days of the occurrence thereof, (b) within sixty (60) days of the occurrence commence the restoration of such Leased Property and (c) thereafter diligently proceed to complete such restoration to substantially the same (or better) condition as such Leased Property was in immediately prior to the damage or destruction as quickly as is reasonably possible, but subject to Force Majeure, in any event within two hundred forty (240) days of the occurrence. Regardless of the anticipated cost thereof, if the restoration of a Leased Property requires any modification of structural elements, prior to commencing such modification Tenant shall obtain Landlord’s written approval of the plans and specifications therefor. In performing such restoration or repair, and as a condition to Tenant’s obligation to restore or repair the Leased Property, the Net Proceeds payable with respect to such damage or destruction shall be paid or disbursed to Tenant as provided in Section 14.1 or Section 14.7 hereof. If there remains any surplus of Net Proceeds after completion of the repair or restoration of the Leased Property, such surplus shall belong and be paid to Tenant.
14.3    Restoration of Tenant’s Property. Notwithstanding the foregoing terms of Section 14.1, all insurance proceeds payable by reason of or damage to any of Tenant’s Personal Property shall be paid to Tenant and Tenant shall hold such insurance proceeds in trust to pay the cost of repairing or replacing damaged Tenant’s Personal Property. If Tenant is required to restore a Leased Property, Tenant shall also concurrently restore any of Tenant’s Personal Property that is integral to the Primary Intended Use of such Leased Property at the time of the damage or destruction.
14.4    No Abatement of Rent. Absent termination of this Lease as provided herein, there shall be no abatement of Rent by reason of any damage to or the partial or total destruction of any Leased Property.
14.5    Waiver. Except as provided elsewhere in this Lease, Tenant hereby waives any statutory or common law rights of termination which may arise by reason of any damage to or destruction of a Leased Property.
14.6    Extension of Time Periods. In the event that Tenant is unable to complete any action required by this ARTICLE XIV in the time period provided, and Tenant establishes to the reasonable satisfaction of Landlord that Tenant has been acting in good faith and diligently, then Landlord shall grant to Tenant a reasonable extension of time in which to complete the repair or reconstruction of any damaged Facility, prior to the time that Tenant would otherwise be required to repurchase such damaged Facility.
14.7    Disbursement of Insurance Proceeds Equal to or Greater Than The Approval Threshold. If Tenant restores or repairs a Leased Property pursuant to this ARTICLE XIV, and if the Net Proceeds equal or exceed the Approval Threshold, the restoration or repair and disbursement of funds to Tenant shall be in accordance with the following procedures:
(i)    The restoration or repair work shall be done pursuant to plans and specifications approved by Landlord and a certified construction cost statement, to be obtained by Tenant from a contractor reasonably acceptable to Landlord, showing the total cost of the restoration or repair; to the extent the cost exceeds the Net Proceeds, Tenant shall deposit with Landlord the amount of the excess cost, and Landlord shall disburse the funds so deposited in payment of the costs of restoration or repair before any disbursement of Net Proceeds.
(ii)    Construction Funds shall be made available to Tenant upon request, no more frequently than monthly, as the restoration and repair work progresses, pursuant to certificates of an architect selected by Tenant that, in the judgment of Landlord, reasonably exercised, is highly qualified in the design and construction of the type of Facility being repaired and is otherwise reasonably acceptable to Landlord, which certificates must be in form and substance reasonably acceptable to Landlord. Payment of Construction Funds shall be subject to a ten percent (10%) holdback until the architect certifies that the work is fifty percent (50%) complete, after which, so long as there is no Event of Default under this Lease and so long as the architect certifies that work is proceeding in accordance with the schedule and budget, there shall be no further retainage.
(iii)    After the first disbursement to Tenant, sworn statements and lien waivers in an amount at least equal to the amount of Construction Funds previously paid to Tenant shall be delivered to Landlord from all contractors, subcontractors and material suppliers covering all labor and materials furnished through the date of the previous disbursement.
(iv)    Tenant shall deliver to Landlord such other evidence as Landlord may reasonably request from time to time during the course of the restoration and repair, as to the progress of the work, compliance with the approved plans and specifications, the cost of restoration and repair and the total amount needed to complete the restoration and repair, and showing that there are no liens against such Leased Property arising in connection with the restoration and repair and that the cost of the restoration and repair at least equals the total amount of Construction Funds then disbursed to Tenant hereunder.
(v)    If the Construction Funds are at any time determined by Landlord to be inadequate for payment in full of all labor and materials for the restoration and repair, Tenant shall immediately pay the amount of the deficiency to Landlord to be held and disbursed as Construction Funds prior to the disbursement of any other Construction Funds then held by Landlord.
(vi)    The Construction Funds may be disbursed by Landlord to Tenant or to the persons entitled to receive payment thereof from Tenant, and such disbursement in either case may be made directly or through a third party escrow agent, such as, but not limited to, a title insurance company, or its agent, all as Landlord may determine in its sole discretion. Provided Tenant is not in default hereunder, any excess Construction Funds shall be paid to Tenant upon completion of the restoration or repair.
(vii)    If Tenant at any time fails to promptly and fully perform the conditions and covenants set out in subparagraphs (i) through (vi) above, and the failure is not corrected within ten (10) days of written Notice thereof, or if during the restoration or repair an Event of Default occurs hereunder, Landlord may, at its option, immediately cease making any further payments to Tenant for the restoration and repair.
(viii)    Landlord may reimburse itself out of the Construction Funds for its reasonable expenses incurred in administering the Construction Funds and inspecting the restoration and repair work, including without limitation attorneys’ and other professional fees and escrow fees and expenses.
(ix)    If damage or destruction shall occur either (a) during the final Lease Year of the Initial Term and Tenant has not exercised its option to extend the Term of this Lease pursuant to Section 1.3 above or (b) during the final Lease Year of the Renewal Term, then Landlord, at Landlord’s sole option, may elect to terminate the Lease as to the affected Facility (in which case Tenant shall surrender possession of the affected Facility and Tenant shall transfer to Landlord all of Tenant’s interest in the Facility, including, without limitation, Tenant’s interest in the licenses pursuant to which the Facility is then operated) and receive the Net Proceeds in lieu of Tenant restoring or repairing the damage or destruction. The election to terminate the Lease as to the affected Facility and receive the Net Proceeds pursuant to this Section 14.7(ix) must be exercised by Landlord by Notice to Tenant on or prior to the tenth (10th) Business Day following Landlord’s receipt of Notice of such event of damage or destruction. If Landlord elects to terminate the Lease as to the affected Facility and receive the Net Proceeds in lieu of Tenant restoring or repairing the damage or destruction, then, as of the Proceeds Date, the annual Minimum Rent (and any 7.0% Upgrade Rent or 9.0% Improvements Rent applicable to the affected Facility) due under this Lease during the remainder of the Term shall be reduced by an amount equal to the product of the Casualty/Condemnation Reduction Amount and the amount of the Security Deposit will be reset at an amount equal to three months of the annual Base Rent (exclusive of the Avon Rent) after giving effect to the reduction.
14.8    Net Proceeds Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, if any Facility Mortgagee is entitled to any Net Proceeds, or any portion thereof, under the terms of any Facility Mortgage, the Net Proceeds shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage. Landlord shall make commercially reasonable efforts to cause the Net Proceeds to be applied to the restoration of the Leased Property. If the Facility Mortgagee elects to apply the insurance proceeds to the indebtedness secured by the Facility Mortgage, Tenant shall either (i) restore the Facility to substantially the same (or better) condition as existed immediately before the damage or destruction, or (ii) terminate this Lease as to such Leased Property upon Notice to Landlord, such termination to be effective as of the first day of the calendar month following the later of (a) the date Tenant learns of the action of the Facility Mortgagee or (b) fifteen (15) days after the date Landlord learns of the action of the Facility Mortgagee, unless within fifteen (15) days of the notice from the Facility Mortgagee the Landlord agrees to make available to Tenant for restoration to or repair of the Leased Property funds equal to the amount applied by the Facility Mortgagee. Unless the damage or destruction is such as to entitle Landlord or Tenant to otherwise terminate this Lease as to such Facility under this ARTICLE XIV and Landlord or Tenant, as the case may be, shall fail to elect to terminate this Lease as to such Facility, in the time and in the manner provided, Landlord shall disburse such funds to Tenant as provided in Section 14.7 of this Master Lease and Tenant shall restore the Leased Property (as nearly as possible under the circumstances) to a complete architectural unit of the same general character and condition as the Leased Property existing immediately prior to such damage or destruction.
In the event this Master Lease is so terminated as to such Facility (in which case Tenant shall surrender possession of the affected Facility and Tenant shall transfer to Landlord all of Tenant’s interest in the Facility, including, without limitation, Tenant’s interest in the licenses pursuant to which the Facility is then operated), as of the Proceeds Date, the annual Minimum Rent (and any 7.0% Upgrade Rent or 9.0% Improvements Rent applicable to the affected Facility) due under this Lease during the remainder of the Term shall be reduced by an amount equal to the Casualty/Condemnation Reduction Amount and the amount of the Security Deposit will be reset at an amount equal to three months of the annual Base Rent (exclusive of the Avon Rent) after giving effect to the reduction.
ARTICLE XV
15.1    Total Taking or Other Taking with Leased Property Rendered Unsuitable for Its Primary Intended Use. If title to the fee of the whole of a Leased Property is Taken, this Lease shall cease and terminate as to the Leased Property Taken as of the Date of Taking by the Condemnor and Rent shall be apportioned as of the termination date. If title to the fee of less than the whole of a Leased Property is Taken, but such Leased Property is thereby rendered Unsuitable for Its Primary Intended Use, Tenant and Landlord shall each have the option by written Notice to the other, at any time prior to the taking of possession by, or the date of vesting of title in, the Condemnor, whichever first occurs, to terminate this Lease with respect to such Leased Property as of the date so determined, in which event this Lease shall thereupon so cease and terminate as of the earlier of the date specified in such Notice or the date on which possession is taken by the Condemnor. If this Lease is so terminated as to a Leased Property (in which case Tenant shall surrender possession of the affected Facility and Tenant shall transfer to Landlord all of Tenant’s interest in the Facility, including, without limitation, Tenant’s interest in the licenses pursuant to which the Facility is then operated), as of the Proceeds Date, the annual Minimum Rent (and any 7.0% Upgrade Rent or 9.0% Improvements Rent applicable to the affected Facility) due under this Lease during the remainder of the Term shall be reduced by an amount equal to the Casualty/Condemnation Reduction Amount and the amount of the Security Deposit will be reset at an amount equal to three months of the annual Base Rent ( exclusive of the Avon Rent) after giving effect to the reduction.
15.2    Allocation of Award. The total Award made with respect to all or any portion of a Leased Property or for loss of Rent, or for loss of business, shall be solely the property of and payable to Landlord. Nothing contained in this lease will be deemed to create any additional interest in Tenant, or entitle Tenant to any payment based on the value of the unexpired term or so‑called “bonus value” to Tenant of this Lease. Any Award made for the taking of Tenant’s Personal Property, or for removal and relocation expenses of Tenant in any such proceedings shall be payable to Tenant. In any proceedings with respect to an Award, Landlord and Tenant shall each seek its own Award in conformity herewith, at its own expense. Notwithstanding the foregoing, Tenant may pursue a claim for loss of its business, provided that under the laws of the State, such claim will not diminish the Award to Landlord.
15.3    Partial Taking. In the event of a Partial Taking, Tenant, at its own cost and expense, shall within sixty (60) days of the taking of possession by, or the date of vesting of title in, the Condemnor, whichever first occurs, commence the restoration of the affected Leased Property to a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as existed immediately prior to the Partial Taking, and complete such restoration with all reasonable dispatch, but in any event, subject to Force Majeure, within two hundred forty (240) days of the date on which such Notice is given. Landlord shall contribute to the cost of restoration such portion of the Award as is made therefor, together with severance and other damages awarded for Leased Improvements Taken; provided, however, that the amount of such contribution shall not exceed such cost. As long as no Event of Default has occurred and is continuing, if such portion of the Award is in an amount less than the Approval Threshold, Landlord shall pay the same to Tenant upon commencement of such restoration. As long as no Event of Default has occurred and is continuing, if such portion of the Award is in an amount equal to or greater than the Approval Threshold, Landlord shall make such portion of the Award available to Tenant in the manner provided in Section 14.6 with respect to Net Proceeds in excess of the Approval Threshold. Notwithstanding anything to the contrary elsewhere herein, if the Fair Market Rent of the affected Leased Property is reduced by reason of the Partial Taking, from and after the date on which possession is taken by the Condemnor the annualized Base Rent shall be reduced by an amount determined by dividing the portion of the Award made to Landlord expressly for such reduction in Fair Market Rent by the Capitalization Rate and the amount of the Security Deposit will be reset at an amount equal to three months of the annual Base Rent (exclusive of the Avon Rent) after giving effect to the reduction.
15.4    Temporary Taking. If there is a Taking of possession or the use of all or part of a Leased Property, but the fee of such Leased Property is not Taken in whole or in part, until such Taking of possession or use continues for more than six (6) months, all the provisions of this Lease shall remain in full force and effect and the entire amount of any Award made for such Taking shall be paid to Tenant provided there is then no Event of Default. Upon the termination of any such period of temporary use or occupancy, Tenant at its sole cost and expense shall restore the affected Leased Property, as nearly as may be reasonably possible, to the condition existing immediately prior to such Taking. If any temporary Taking continues for longer than six (6) months, and fifty percent (50%) or more of the patient capacity of the affected Facility is thereby rendered Unsuitable for Its Primary Use, such Taking shall be considered a Total Taking governed by Section 15.1 and this Lease shall cease and terminate as to the affected Leased Property only as of the last day of the sixth (6th) month, but if less than fifty percent (50%) of the patient capacity of such Facility is thereby rendered Unsuitable for Its Primary Use, Tenant and Landlord shall each have the option by at least sixty (60) day’s prior written Notice to the other, at any time prior to the end of the temporary taking, to terminate this Lease as to the affected Leased Property of the date set forth in such Notice, and Tenant shall be entitled to any Award made for the period of such temporary Taking prior to the date of termination of the Lease. Rent shall not abate during the period of any temporary Taking.
15.5    Awards Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, if any Facility Mortgagee is entitled to any Award or any portion thereof, under the terms of any Facility Mortgage such Award shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage. If the Facility Mortgagee elects to apply the Award to the indebtedness secured by the Facility Mortgage: (i) if the Award represents an Award for Partial Taking as described in Section 15.3 above, Tenant shall restore the affected Facility (as nearly as possible under the circumstances) to a complete architectural unit of the same general character and condition as that of the Facility existing immediately prior to such Taking; or (ii) if the Award represents an Award for a Total Taking as described in Section 15.1 above, Tenant shall transfer to Landlord all of Tenant’s interest in the Facility, including, without limitation, Tenant’s interest in the licenses pursuant to which the Facility is then operated. In any such restoration or purchase, Tenant shall receive full credit for any portion of any Award retained by Landlord and the Facility Mortgagee, and as of the Proceeds Date, the annual Minimum Rent (and any 7.0% Upgrade Rent or 9.0% Improvements Rent applicable to the affected Facility) shall be reduced by an amount equal to the Casualty/Condemnation Reduction Amount and the amount of the Security Deposit will be reset at an amount equal to three months of the annual Base Rent (exclusive of the Avon Rent) after giving effect to the reduction.
15.6    Extension of Time Periods. In the event that Tenant is unable to complete any action required by this ARTICLE XV in the time period provided, and Tenant establishes to the reasonable satisfaction of Landlord that Tenant has been acting in good faith and diligently, then Landlord shall grant to Tenant a reasonable extension of time in which to complete the repair or reconstruction of any Facility subject to Taking, prior to the time that Tenant would otherwise be required to repurchase such Facility subject to a Taking.
ARTICLE XVI
16.1    Landlord’s Rights Upon an Event of Default.
16.1.1    If an Event of Default shall occur Landlord may terminate this Lease by giving Tenant a Notice of Termination in accordance with the laws of the States in which each Facility is located, and in such event, the Term shall end and all rights of Tenant under this Lease shall cease on the Termination Date specified in the Notice of Termination. In addition to Landlord’s right to terminate this Lease, Landlord shall have all other rights set forth in this Lease and all remedies available at law and in equity.
16.1.2    Tenant shall, to the extent permitted by law, pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including, without limitation, reasonable attorneys’ fees and expenses (whether or not litigation is commenced, and if litigation is commenced, including fees and expenses incurred in appeals and post-judgment proceedings) as a result of any default of Tenant hereunder. Landlord shall, to the extent permitted by law, pay Tenant all costs and expenses incurred by or on behalf of Tenant, including, without limitation, reasonable attorneys’ fees and expenses (whether or not litigation is commenced, and if litigation is commenced, including fees and expenses incurred in appeals and post-judgment proceedings) as a result of any default of Landlord hereunder.
16.1.3    No Event of Default (other than a failure to make payment of money) shall be deemed to exist if and for so long as Tenant is unable to prevent such Event of Default because of Force Majeure, provided that upon the cessation of such Force Majeure, Tenant shall forthwith proceed to remedy the action or condition giving rise to such Event of Default within the applicable cure period as extended by such Force Majeure.
16.2    Certain Remedies. If an Event of Default shall occur, whether or not this Lease has been terminated pursuant to Section 16.1, if required to do so by Landlord Tenant shall immediately surrender the Leased Properties to Landlord in the condition required by Section 9.1.5 and quit the same, and Landlord may enter upon and repossess the Leased Properties by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other persons and any and all personal properties from the Leased Properties, subject to rights of any residents or patients and to any Legal Requirements. In addition to all other remedies set forth or referred to in this ARTICLE XVI, Landlord shall have the right to suspend any Management Agreement as to one or more or all Facilities and to retain a manager of the affected Facility or all Facilities at the expense of Tenant, such manager to serve for such term and at such compensation as Landlord reasonably determines is necessary under the circumstances.
16.3    Damages. Neither (i) the termination of this Lease pursuant to Section 16.1, (ii) the repossession of the Leased Properties, (iii) the failure of Landlord to relet the Leased Properties, (iv) the reletting of all or any portion thereof, nor (v) the failure of Landlord to collect or receive any rentals due upon such any reletting, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event this Lease is terminated by Landlord, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Leased Properties to and including the Termination Date, including without limitation all interest and late charges payable under Section 3.3 hereof with respect to any late payment of such Rent. Tenant shall also pay to Landlord, as liquidated damages, at Landlord’s option, either:

(A)	The sum of:

(i)    Landlord’s Interim Rent Loss, minus Net Reletting Proceeds for such period, and minus the portion of Landlord’s Interim Rent Loss, if any, that Tenant prove could reasonably have been mitigated by Landlord, plus
(ii)    the Present Value on the Judgment Date of Landlord’s Future Rent Loss, assuming the Cost of Living Index were to increase four (4) percentage points per Lease Year from the Judgment Date through the Expiration Date, minus the Present Value on the Termination Date of the portion of Landlord’s Future Rent Loss that Tenant proves could reasonably be mitigated by Landlord;
or
(B)    Each month between the Termination Date and the Expiration Date, Landlord’s Monthly Rent Loss, minus the Net Reletting Proceeds for such month, and minus the portion, if any, of Landlord’s Monthly Rent Loss that Tenant proves could reasonably have been avoided. Any suit brought to recover liquidated damages payable under this subsection “(B)” shall not prejudice Landlord’s right to collect liquidated damages for subsequent months in a similar proceeding.
16.4    Intentionally Omitted.
16.5    Waiver. If this Lease is terminated pursuant to Section 16.1, Tenant waives, to the extent permitted by applicable law, (i) any right of reentry, repossession or redesignation, (ii) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this ARTICLE XVI, and (iii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt. Acceptance of Rent at any time does not prejudice or remove any right of Landlord as to any right or remedy. No course of conduct shall be held to bar Landlord from literal enforcement of the terms of this Lease.
16.6    Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Tenant’s obligations in the order which Landlord may determine or as may be prescribed by law.
16.7    Bankruptcy.

(a)
Neither Tenant’s interest in this Lease, nor any estate hereby created in Tenant’s interest nor any interest herein or therein, shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law, except as may specifically be provided pursuant to the Bankruptcy Code (11 USC Section 101 et. seq.), as the same may be amended from time to time.

    (b)    Rights and Obligations Under the Bankruptcy Code.

(1)
Upon filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and as debtor‑in‑possession, and any trustee who may be appointed with respect to the assets of or estate in bankruptcy of Tenant, agree to pay monthly in advance on the fifteenth (15th) day of each month, as reasonable compensation for the use and occupancy of the Leased Premises, an amount equal to all Rent due pursuant to this Lease.

(2)
Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of the assumption and/or assignment of the Lease are the following: (i) the cure of any monetary defaults and reimbursement of pecuniary loss within not more than thirty (30) days of assumption and/or assignment; (ii) the deposit of an additional amount equal to not less than three (3) months’ Base Rent, which amount is agreed to be a necessary and appropriate deposit to secure the future performance under the Lease of Tenant or its assignee; (iii) the continued use of the Leased Premises for the Primary Intended Use; and (iv) the prior written consent of any Facility Mortgagee.

ARTICLE XVII
17.1    Landlord’s Right to Cure Tenant’s Default. If Tenant fails to make any payment or perform any act required to be made or performed under this Lease, and fails to cure the same within any grace or cure period applicable thereto, upon such Notice as may be expressly required herein (or, if Landlord reasonably determines that the giving of such Notice would risk loss to the Leased Properties or cause damage to Landlord, upon such Notice as is practical under the circumstances), and without waiving or releasing any obligation of Tenant, Landlord may make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Properties for such purpose and take all such action thereon as, in Landlord’s sole opinion, may be necessary or appropriate. No such entry shall be deemed an eviction of Tenant. All amounts so paid by Landlord and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) so incurred, together with the late charge and interest provided for in Section 3.3 thereon, shall be paid by Tenant to Landlord on demand. The obligations of Tenant and rights of Landlord contained in this Article shall survive the expiration or earlier termination of this Lease.
ARTICLE XVIII
18.1    Holding Over. If Tenant remains in possession of all or any of the Leased Properties after the expiration of the Term or earlier termination of this Lease, such possession shall be as a month‑to‑month tenant, and throughout the period of such possession Tenant shall pay as Rent for each month one and one-half (1.5) times the sum of:(i) one‑twelfth (1/12th) of the Base Rent payable during the Lease Year in which such expiration or termination occurs, plus (ii) all Additional Charges accruing during the month, plus (iii) any and all other sums payable by Tenant pursuant to this Lease. During such period of month‑to‑month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by applicable law to month‑to‑month tenancies, to continue its occupancy and use of the Leased Properties until the month‑to‑month tenancy is terminated. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.
18.2    Indemnity. If Tenant fails to surrender the Leased Properties in a timely manner and in accordance with the provisions of Section 9.1.5 upon the expiration or termination of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall defend, indemnify and hold Landlord, its principals, officers, directors, agents and employees harmless from loss or liability resulting from such failure, including, without limiting the generality of the foregoing, loss of rental with respect to any new lease in which the rental payable thereunder exceeds the Rent paid by Tenant pursuant to this Lease during Tenant’s hold-over and any claims by any proposed new tenant founded on such failure. The provisions of this Section 18.2 shall survive the expiration or termination of this Lease.
ARTICLE XIX
19.1    Subordination. Upon written request of Landlord, any Facility Mortgagee, or the beneficiary of any deed of trust of Landlord, Tenant will enter into a written agreement subordinating its rights pursuant to this Lease (i) to the lien of any mortgage, deed of trust or the interest of any lease in which Landlord is the tenant and to all modifications, extensions, substitutions thereof (or, at Landlord’s option, agree to the subordination to this Lease of the lien of said mortgage, deed of trust or the interest of any lease in which Landlord is the tenant), and (ii) to all advances made or hereafter to be made thereunder. In connection with any such request, Landlord shall provide Tenant with a “Non‑Disturbance Agreement” reasonably acceptable to such mortgagee, beneficiary or landlord providing that if such mortgagee, beneficiary or landlord acquires the Leased Properties by way of foreclosure or deed in lieu of foreclosure, such mortgagee, beneficiary or landlord will not disturb Tenant’s possession under this Lease and will recognize Tenant’s rights hereunder if and for so long as no Event of Default has occurred and is continuing. Tenant agrees to consent to amend this Lease as reasonably required by any Facility Mortgagee, and shall be deemed to have unreasonably withheld or delayed its consent if the required changes do not materially (i) alter the economic terms of this Lease, (ii) diminish the rights of Tenant, or (iii) increase the obligations of Tenant, provided that Tenant shall also have received the non‑disturbance agreement provided for in this Article.
19.2    Attornment. If any proceedings are brought for foreclosure, or if the power of sale is exercised under any mortgage or deed of trust made by Landlord encumbering the Leased Properties, or if a lease in which Landlord is the tenant is terminated, Tenant shall attorn to the purchaser or landlord under such lease upon any foreclosure or deed in lieu thereof, sale or lease termination and recognize the purchaser or landlord as Landlord under this Lease, provided the purchaser or landlord acquires and accepts the Leased Properties subject to this Lease.
19.3    Tenant’s Certificate. Tenant shall, upon not less than ten (10) days prior Notice from Landlord, execute, acknowledge and deliver to Landlord a Tenant’s Certificate containing then-current facts. It is intended that any Tenant’s Certificate delivered pursuant hereto may be relied upon by Landlord, any prospective tenant or purchaser of the Leased Properties, any mortgagee or prospective mortgagee, and by any other party who may reasonably rely on such statement. Tenant’s failure to deliver the Tenant’s Certificate within such time shall constitute an Event of Default. In addition, Tenant hereby authorizes Landlord to execute and deliver a certificate to the effect (if true) that Tenant represents and warrants that (i) this Lease is in full force and effect without modification, and (ii) Landlord is not in breach or default of any of its obligations under this Lease.
ARTICLE XX
20.1    Risk of Loss. During the Term, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Properties in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than those caused by Landlord and those claiming from, through or under Landlord) is assumed by Tenant, and, in the absence of gross negligence, willful misconduct or material breach of this Lease by Landlord, Landlord shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Section entitle Tenant to any abatement of Rent, except as specifically provided in this Lease.
ARTICLE XXI
21.1    Indemnification. Notwithstanding the existence of any insurance or self‑insurance provided for in ARTICLE XIII, and without regard to the policy limits of any such insurance or self‑insurance, and except with respect to Pre-Existing Environmental Conditions to the extent provided for in Section 7.3(l), Tenant shall protect, indemnify, save harmless and defend Landlord, its principals, officers, directors and agents and employees from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of: (i) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Properties or adjoining sidewalks prior to or during the Term, including without limitation any claims of malpractice, (ii) any use, misuse, non‑use, condition, maintenance or repair by Tenant or its Affiliates of the Leased Properties, (iii) the failure to pay any Impositions as herein provided which are the obligation of Tenant to pay pursuant to this Lease, (iv) any failure on the part of Tenant to perform or comply with any of the terms of this Lease, and (v) the nonperformance of any contractual obligation, express or implied, assumed or undertaken by Tenant or any party in privity with Tenant with respect to the Leased Properties or any business or other activity carried on with respect to the Leased Properties prior to or during the Term or thereafter during any time in which Tenant, any Affiliate of Tenant or any such other party is in possession of the Leased Properties or thereafter to the extent that any conduct by Tenant, any Affiliate of Tenant or any such party (or failure of such conduct thereby if the same should have been undertaken during such time of possession and leads to such damage or loss) causes such loss or claim. Any amounts which become payable by Tenant under this Section shall be paid within ten (10) Business Days after liability therefor on the part of Tenant is determined by litigation or otherwise, and if not timely paid, shall bear interest (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. Nothing herein shall be construed as indemnifying Landlord against its own grossly negligent acts or omissions or willful misconduct.
Landlord shall indemnify, save harmless and defend Tenant from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses imposed upon or incurred by or asserted against Tenant as a result of the gross negligence or willful misconduct of Landlord.
Tenant’s or Landlord’s liability for a breach of the provisions of this Article arising during the Term hereof shall survive any termination of this Lease for three (3) years following any termination of this Lease, provided that Tenant’s obligations to indemnify Landlord with respect to environmental matters shall continue for six (6) years after such termination.
ARTICLE XXII
22.1    General Prohibition against Transfers. Tenant acknowledges that a significant inducement to Landlord to enter into this Lease with Tenant on the terms set forth herein is the combination of financial strength, experience, skill and reputation possessed by the Tenant named herein, the Person or Persons in Control of Tenant, the Guarantor(s) (if any) and the Manager of the Facilities on the Commencement Date, together with Tenant’s assurance that Landlord shall have the unrestricted right to approve or disapprove any proposed Transfer. Therefore, there shall be no Transfer except as specifically permitted by this Lease or consented to in advance by Landlord in writing. Tenant agrees that Landlord shall have the right to withhold its consent to any proposed Transfer on the basis of Landlord’s judgment as to the effect the proposed Transfer may have on the Facilities and the future performance of the obligations of the Tenant under this Lease, whether or not Tenant agrees with such judgment. Any attempted Transfer which is not specifically permitted by this Lease or consented to by Landlord in advance in writing shall be null and void and of no force and effect whatsoever. In the event of a Transfer, Landlord may collect Rent and other charges from the Transferee and apply the amounts collected to the Rent and other charges herein reserved, but no Transfer or collection of Rent and other charges shall be deemed to be a waiver of Landlord’s rights to enforce Tenant’s covenants or an acceptance of the Transferee as Tenant, or a release of the Tenant named herein from the performance of its covenants. Notwithstanding any Transfer, Tenant shall remain fully liable for the performance of all terms, covenants and provisions of this Lease. Any violation of this Lease by any Transferee shall be deemed to be a violation of this Lease by Tenant.
22.2    Subordination and Attornment. Tenant shall insert in any sublease permitted by Landlord provisions to the effect that (i) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Landlord hereunder, (ii) if this Lease terminates before the expiration of such sublease, the subtenant thereunder will, at Landlord’s option, attorn to Landlord and waive any right the subtenant may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease, and (iii) if the subtenant receives a written Notice from Landlord or Landlord’s assignee, if any, stating that Tenant is in default under this Lease, the subtenant shall thereafter be obligated to pay all rentals accruing under the sublease directly to the party giving such Notice, or as such party may direct, which payments shall be credited against the amounts owing by Tenant under this Lease.
22.3    Sublease Limitation. Anything contained in this Lease to the contrary notwithstanding, even if a sublease of a Leased Property is permitted, Tenant shall not sublet such Leased Property on any basis such that the rental to be paid by the subtenant thereunder would be based, in whole or in part, on either (i) the income or profits derived by the business activities of the subtenant, or (ii) any other formula such that any portion of the sublease rental received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto. The parties agree that this paragraph shall not be deemed waived or modified by implication, but may be waived or modified only by an instrument in writing explicitly referring to this paragraph by number.
22.4    Permitted Sublease. Tenant shall be entitled to sublease any Leased Property in its entirety to an Affiliate of Tenant upon Tenant’s written acknowledgment, provided that (i) Tenant submits an original copy of any such sublease to Landlord for its reasonable approval and written acknowledgment prior to the date of commencement of same, which such sublease shall memorialize that the subtenant shall be fully liable for the performance of all of the obligations of Tenant under this Lease with respect to such Leased Property; (ii) subject to the rights and priorities set forth in the Intercreditor Agreement, each subtenant shall jointly and severally guaranty the obligations of Tenant under the Lease; (iii) Landlord shall be provided security for the performance by each subtenant of its obligations reasonably satisfactory to Landlord, which security shall include, without limitation, subject to the rights and priorities set forth in the Intercreditor Agreement, a pledge of the stock of or other membership interest of Tenant in each subtenant, an assignment of the sublease, and a security interest in subtenant’s Personal Property and Accounts as required of Tenant pursuant to Section 6.4 hereof; (iv) the sole asset of any such subtenant shall be its interest in the contemplated sublease and Tenant’s Personal Property relating to such Facility(ies); and (v) the subtenant shall be a wholly-owned subsidiary of Tenant. Tenant shall notify Landlord at least thirty (30) days in advance of the date on which Tenant desires to make such sublease. Tenant shall reimburse Landlord for the actual and reasonable legal fees actually incurred by Landlord in connection with Tenant’s request. Tenant shall provide Landlord with a copy of the proposed sublease and such information as Landlord reasonably requests concerning the proposed subtenant to allow Landlord to make an informed judgment as to whether the sublease satisfies the provisions of this Section 22.4 and to obtain the security provided for herein. As of the date of this Lease, all of the currently existing subleases and Subtenants of Tenant permitted pursuant to this Section 22.4 are set forth on Schedule 22.4.
22.5    Hospital Transaction. Tenant may enter into a Hospital Transaction provided that provided that:
(a)    Tenant, the applicable UPL-IGT Managers, and such Hospital Subtenant enters into a Consent to Hospital Sublease in form and substance acceptable to Landlord, including the granting of equivalent (in assets covered, priority of lien and obligations secured) security interests by the Hospital Subtenant in the Collateral concurrently with such Hospital Transaction;
(b)    Tenant and the Hospital Subtenant enter into a Sublease in form and substance reasonable acceptable to Landlord;
(c)    The applicable UPL-IGT Managers and the new Hospital Subtenant enter into a Management Agreement in form and substance reasonable acceptable to Landlord;
(d)    Except where the UPL-IGT Manager is or will be DMS, the Tenant and UPL-IGT Manager comply with items (ii) thru (v) of Section 22.4 as if the UPL-IGT Manager were a Subtenant; if DMS is the UPL-IGT Manager, then DMS shall comply with item (iii) of Section 22.4 with respect to granting a security interest in the interest of DMS, if any, in the Personal Property and Accounts located at, used in connection with or arising out of the operations of, the applicable Facility; and
(e)    Each of the other Lease Documents are ratified and affirmed by the applicable Affiliates of Tenant as being in full force and effect after giving effect to the proposed Transfer.
Tenant shall notify Landlord at least ninety (90) days in advance of the date on which Tenant desires to enter into a Hospital Transaction. Tenant shall reimburse Landlord for the actual and reasonable legal fees actually incurred by Landlord in connection with Tenant’s request. Tenant shall provide Landlord with a copy of the proposed sublease and management agreement and such information as Landlord reasonably requests concerning the proposed Hospital Subtenant and UPL-IGT Manager to allow Landlord to make an informed judgment as to whether the sublease satisfies the provisions of this Section 22.5 and to obtain the security provided for herein. Landlord and Tenant hereby ratify and affirm that certain Agreement and Consent to Sublease dated as of August 1, 2016 among Ohio Indiana Property, L.L.C., a Delaware limited liability company, as landlord, Diversicare of Providence, LLC, a Delaware limited liability company, as primary tenant, Diversicare of St. Theresa LLC, a Delaware limited liability company, Diversicare of Sienna Woods, LLC, a Delaware limited liability company, and Diversicare of Bradford Place, LLC, a Delaware limited liability company, as tenant, DHSI, as guarantor, Daviees Community Hospital, an Indiana county hospital, as subtenant, and DMS, as manager, and the currently existing Healthcare Facility Sublease Agreement dated as of August 1, 2016 executed in connection therewith ( the “Daviees Sublease”). The Daviees Sublease is a permitted Hospital Transaction under this Lease.
ARTICLE XXIII
23.1    Officer’s Certificates and Financial Statements. Tenant shall furnish (or as appropriate cause each Guarantor to furnish) to Landlord:
(a)    Within ninety (90) days after the end of each of DHSI’s fiscal years: (i) Consolidated Financial Statements for the Tenant, the Subtenants (other than any Hospital Subtenant, UPL-IGT Manager and DHSI), (ii) separate financial statements for each of the Facilities, in each case certified by an financial officer of Tenant; and (iii) an Officer’s Certificate stating that to the best knowledge and belief of such officer after making due inquiry, Tenant is not in default in the performance or observance of any of the terms of this Lease, or if Tenant is in default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same.
(b)    Within forty-five (45) days after the end of each of DHSI’s quarters, quarterly consolidated financial reports of DHSI, together with an Officer’s Certificate that Tenant is not in default of any covenant set forth in ARTICLE VIII of this Lease and Guarantor is not in default of any covenant under the Guaranty, or if Tenant or Guarantor is in default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same;
(c)    Within forty-five (45) days after the end of each of DHSI’s quarters, a quarterly Financial Statement from DHSI (provided, however, that such quarterly Financial Statements need not be certified by a certified public accountant, but shall be certified by DHSI to be complete and accurate);
(d)    Within thirty-five (35) days after the end of each month, monthly financial reports for each Facility with detailed statements of income and expense and detailed operational statistics regarding occupancy rates, patient mix and patient rates by type for the Facility;
(e)    A copy of each cost report filed with a governmental agency for any Facility;
(f)    Within fifteen (15) days after they are required to be filed with the SEC, copies of any annual or quarterly report and of information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which DHSI is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934;
(g)    Within thirty (30) days of Tenant’s or Manager’s receipt thereof, copies of surveys performed by the appropriate governmental agencies for licensing or certification purposes, and any plan of correction thereto as approved by the appropriate governmental agency for any Facility.
(h)    Notice to Landlord within three (3) Business days after receipt of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity, known to Tenant, the result of which could be to (i) modify in a way adverse to Tenant or revoke or suspend or terminate, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Tenant carries on any part of the Primary Intended Use of any Facility, or (ii) suspend, terminate, adversely modify, or fail to renew or fully continue in effect any cost reimbursement or cost sharing program by any state or federal governmental agency, including but not limited to Medicaid or Medicare or any successor or substitute therefor, or seek return of or reimbursement for any funds previously advanced or paid pursuant to any such program, or (iii) impose any bed hold, limitation on patient admission or similar restriction on any Leased Property, or (iv) prosecute any party with respect to the operation of any activity on any Leased Property or enjoin any party or seek any civil penalty in excess of Twenty-Five Thousand Dollars ($25,000.00) in respect thereof;
(i)    As soon as it is prepared in each Lease Year, a capital and operating budget for the Facilities for that and the following Lease Year;
(j)    With reasonable promptness, such other information respecting the financial condition and affairs of Tenant and the Facilities as Landlord may reasonably request from time to time including, without limitation, any such other information as may be available to the administration of the Leased Properties; and
(k)    At times reasonably required by Landlord, and upon request as appropriate, such additional information and unaudited quarterly financial information concerning the Leased Properties and Tenant as Landlord may require for its on‑going filings with the Securities and Exchange Commission, under both the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, including, but not limited to 10‑Q Quarterly Reports, 10‑K Annual Reports and registration statements to be filed by Landlord during the Term of this Lease.
Landlord’s right to the statements referred to in Subparagraph (j) shall be subject to any prohibitions or limitations on disclosure of any such data under applicable laws or regulations, including, without limitation, the Health Insurance Portability and Accountability Act (“HIPAA”) or any duly enacted “Patients’ Bill of Rights” or similar legislation, including such limitations as may be necessary to preserve the confidentiality of the Facility‑patient relationship and the physician‑patient privilege. Further, except for statements or information which are already public, Landlord shall not disclose the contents of any such statement, except to a Facility Mortgagee, proposed Facility Mortgagee, lender of Landlord, proposed Lender of Landlord, prospective investor, prospective purchaser, or Landlord’s attorneys, accountants or agents, and except as permitted in Section 23.2.
23.2    Public Offering Information. Tenant specifically agrees that Landlord may include financial information and information concerning the operation of the Facilities that does not violate the confidentiality of the facility‑patient relationship and the physician‑patient privilege under applicable laws or regulations, including HIPAA, in offering memoranda or prospectus, or similar publications in connection with syndications or public offerings of Landlord’s securities or interests, and any other reporting requirements under applicable Federal and State Laws, including those of any successor to Landlord. Tenant agrees to provide such other reasonable information necessary with respect to Tenant and the Leased Properties to facilitate a public offering or to satisfy SEC or regulatory disclosure requirements. Landlord shall provide to Tenant a copy of any information prepared by Landlord to so be published and Tenant shall have a reasonable period of time (not to exceed three (3) Business Days) after receipt of such information to notify Landlord of any corrections. Landlord shall reimburse Tenant for its out-of-pocket costs to its qualified public accountants for their services in connection with such public offering information and interim or “stub” financial information and “comfort letters” required pursuant to Section 23.1(k) as requested by Landlord.
ARTICLE XXIV
Tenant hereby makes the following representations and warranties to Landlord and acknowledges that Landlord is granting the Lease in reliance upon such representations and warranties. Tenant’s representations and warranties shall survive the expiration or termination of this Lease, and except to the extent otherwise specifically limited, shall continue in full force and effect, until Tenant’s obligations hereunder have been performed in full:
24.1    Organization and Good Standing. Each Tenant Entity is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its State of organization. Each Tenant, Subtenant and Manager are qualified to do business in and is in good standing under the laws of the State in which the Facility operated by each such Tenant Entity is located. Tenant has delivered true and complete copies of the documents, certificates and agreements pursuant to which Tenant and Subtenant is organized to do business (the “Tenant Org Docs”). Attached as Schedule 24.1 is a true and correct copy of an organizational chart illustrating the ownership structure of each Tenant and Subtenant.
24.2    Power and Authority. Each Tenant Entity has the power and authority to execute, deliver and perform this Lease and the other Transaction Documents. Each Tenant Entity has taken all requisite action necessary to authorize the execution, delivery and performance of such party’s obligations under this Lease and the other Transaction Document.
24.3    Enforceability. This Lease and the other Transaction Documents constitutes a legal, valid, and binding obligation of each Tenant Entity enforceable in accordance with its terms.
24.4    Consents. Except for the Authorizations and the consent of CIBC Bank, which has been acquired, the execution, delivery and performance of this Lease and the other Transaction Documents will not require any consent, approval, authorization, order, or declaration of, or any filing or registration with, any court, any Governmental Authority, or any other Person.
24.5    No Violation. The execution, delivery and performance of this Lease and the other Transaction Document (i) do not and will not conflict with, and do not and will not result in a breach of, any Tenant Org Docs; and (ii) do not and will not violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Tenant Entity or any of the Facilities.
24.6    Reports and Statements. All reports, statements (financial or otherwise), certificates and other data furnished by or on behalf of and Tenant Entity to Landlord in connection with this Lease and the other Transaction Documents, and all representations and warranties made herein or in any certificate or other instrument delivered in connection herewith and therewith, are true and correct in all material respects and do not omit to state any material fact or circumstance necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading as of the date of such report, statement, certificate or other data.
24.7    No Default. There is no existing Event of Default or Unmatured Event of Default.
24.8    Adverse Matters. Except as set forth on Schedule 24.8, no Tenant Entity nor any of their respective officers, directors, members, or employees have been disqualified from participating in either the Medicare or Medicaid programs. Without limitation of the foregoing, except as set forth on Schedule 24.8, no Tenant Entity nor any of their respective officers, directors, members or managing employees has engaged in any activities that are prohibited under criminal law, or are cause for civil penalties or mandatory or permissive exclusion from Medicare, or any other state health care program. Other than as set forth on Schedule 24.8, there is no, and there shall continue to be no, threatened, existing or pending revocation, suspension, termination, probation, restriction, limitation or non-renewal affecting any Tenant or any Facility with regard to participation in Medicare, Medicaid or any other Third Party Payor Programs or the applicable Authorizations to which any Tenant Entity or Facility presently or at any time hereafter is/are subject. Except as set forth on Schedule 24.8, no Tenant Entity or Affiliate of Tenant: (a) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services; (b) has reporting obligations pursuant to any Settlement Agreement entered into with any Governmental Authorities; (c) is the subject of any government payor program investigation conducted by any federal or state enforcement agency; (d) is a defendant in any qui tam or False Claims Act litigation; or (e) has been served with or received any currently effective search warrant or subpoena (except in connection with medical services provided to third-parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the healthcare businesses conducted by the Tenant Entities or Affiliates of Tenant). Within thirty (30) days of Tenant first becoming aware of such matter, Tenant shall update and supplement Schedule 24.8 with such matters first arising after the Commencement Date and such updates and supplements shall be effective for all purposes under this Lease.
24.9    Certification. As of the Commencement Date, each Subtenant has obtained and holds any and all Authorizations, including, but not limited to, the Provider Agreements, necessary or advisable to operate its Facility(ies) for its Primary Intended Use and to be validly licensed and Medicare and Medicaid certified to operate its applicable Facility in accordance with all applicable governmental rules and regulations and the requirements of all applicable Governmental Authorities, including, but not limited to, CMS.
24.10    Provider Agreements. As of the Commencement Date, each Subtenant is certified by the applicable Health Departments and/or CMS, and is the holder of valid Provider Agreements with Medicare and Medicaid issued by, the applicable Health Departments and/or CMS.
ARTICLE XXV
25.1    Landlord’s Right to Inspect. Tenant shall permit Landlord and its authorized representatives to inspect the Leased Properties and the books and records of Tenant and/or Subtenants relating to the operation of the Facilities during normal business hours at any time without Notice subject to any security, health, safety or confidentiality requirements, any governmental agency or insurance requirement relating to the Leased Properties, or imposed by HIPAA or other law or applicable regulations.
ARTICLE XXVI
26.1    No Waiver. No failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach hereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.
ARTICLE XXVII
27.1    Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord or Tenant of any or all of such other rights, powers and remedies.
ARTICLE XXVIII
28.1    Acceptance of Surrender. No surrender to Landlord of this Lease or of the Leased Properties or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.
ARTICLE XXIX
29.1    No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (i) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate, and (ii) the fee estate in the Leased Properties.
29.2    No Partnership. Nothing contained in this Lease will be deemed or construed to create a partnership or joint venture between Landlord and Tenant or to cause either party to be responsible in any way for the debts or obligations of the other or any other party, it being the intention of the parties that the only relationship hereunder is that of Landlord and Tenant.
ARTICLE XXX
30.1    Conveyance by Landlord. If Landlord or any successor owner of the Leased Properties conveys the Leased Properties other than as security for a debt, and the grantee or transferee of the Leased Properties shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.
ARTICLE XXXI
31.1    Quiet Enjoyment. So long as Tenant pays all Rent as it becomes due and complies with all of the terms of this Lease and performs its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Leased Properties for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to the Permitted Encumbrances and all liens and encumbrances hereafter provided for in this Lease or consented to by Tenant. Except as otherwise provided in this Lease, no failure by Landlord to comply with the foregoing covenant will give Tenant any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Tenant. Tenant shall, however, have the right, by separate and independent action, to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Section.
ARTICLE XXXII
32.1    Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, or by hand delivery or facsimile transmission to the following address:
To Tenant:                Diversicare Leasing Corp.
c/o Diversicare Healthcare Services Inc.
1621 Galleria Boulevard
Brentwood, TN 37027
Attention: Chief Financial Officer
Telephone No.: (615) 771-7575
Facsimile No.: (615) 771-7409

With copy to            Bass, Berry & Sims PLC
(which shall not        150 Third Avenue South, Suite 2800
constitute notice):    Nashville, TN 37201
Attn: Mark Manner
Telephone No.: (615) 742-6298
Facsimile No.: (615) 742-2897
To Landlord:            c/o Omega Healthcare Investors, Inc.
303 International Circle, Suite 200
                Hunt Valley, Maryland 21030
Attn.: Daniel J. Booth
Telephone No.: (410) 427-1700
Facsimile No.: (410) 427-8800

With copy to	Doran Derwent PLLC

(which shall not	5960 Tahoe Dr, SE, Suite 101

constitute notice):	Grand Rapids, Michigan 49546
Attn: Mark E. Derwent
Telephone No.: (616) 451-8690
Facsimile No.: (616) 451-8697
or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender. If Tenant has vacated the Leased Properties, Landlord’s Notice may be posted on the door of a Leased Property.
ARTICLE XXXIII
33.1    Appraisers. If it becomes necessary to determine Fair Market Value or Fair Market Rent for any purpose under this Lease, the party required or permitted to give Notice of such required determination shall include in the Notice the name of a person selected to act as appraiser on its behalf. Within ten (10) days after such Notice, the party receiving such Notice shall give Notice to the other party of its selection of a person to act as appraiser on its behalf. The appraisers thus appointed, each of whom must be a member of the Appraisal Institute (or any successor organization thereto) and experienced in appraising facilities used for purposes similar to the Primary Intended Use of the Facilities, shall, within forty-five (45) days after the date of the Notice appointing the first appraiser, proceed to appraise the Leased Property or Leased Properties, as the case may be, to determine the Fair Market Value or Fair Market Rent thereof as of the relevant date (giving effect to the impact, if any, of inflation between the date of their decision and the relevant date); provided, however, that if only one appraiser has been so appointed, or if two appraisers have been so appointed but only one such appraiser has made such determination within fifty (50) days after the date of the Notice appointing the first appraiser, then the determination of such appraiser shall be final and binding upon the parties. To the extent consistent with sound appraisal practice at the time of any such appraisal, such appraisal shall be made on a basis consistent with the basis on which the Leased Property or Leased Properties were appraised for purposes of determining its Fair Market Value at the time of Landlord’s acquisition thereof. If two appraisers have been appointed and have made their determinations within the respective requisite periods set forth above, and if the difference between the amounts so determined does not exceed ten percent (10%) of the lesser of such amounts, then the Fair Market Value or Fair Market Rent shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined exceeds ten percent (10%) of the lesser of such amounts, then such two appraisers shall within twenty (20) days appoint a third appraiser. If no such appraiser is appointed within such twenty (20) days or within ninety (90) days of the date of the Notice appointing the first appraiser, whichever is earlier, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Any appraiser appointed by the original appraisers or by such court shall be instructed to determine the Fair Market Value or Fair Market Rent within forty‑five (45) days after appointment of such appraiser. The determination of the appraiser which differs most in terms of dollar amount from the determinations of the other two appraisers shall be excluded, and the average of the remaining two determinations shall be final and binding upon Landlord and Tenant as the Fair Market Value or Fair Market Rent of the Leased Property or Leased Properties, as the case may be. If the Fair Market Rent is being determined for more than one year, the Fair Market Rent may include such annual increases, if any, as the appraisers determine to be in accordance with the terms of this Lease.
This provision for determining by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law, and judgment may be entered upon such determination in a court of competent jurisdiction. Landlord and Tenant shall each pay the fees and expenses of the appraiser appointed by it and each shall pay one‑half of the fees and expenses of the third appraiser and one‑half of all other costs and expenses incurred in connection with each appraisal.
ARTICLE XXXIV
34.1    Breach by Landlord. Landlord shall not be in breach of this Lease unless Landlord fails to observe or perform any term, covenant or condition of this Lease on its part to be performed and such failure continues for a period of thirty (30) days after written Notice specifying such failure and the necessary curative action is received by Landlord from Tenant. If the failure cannot with due diligence be cured within a period of thirty (30) days, the failure shall not be deemed to continue if Landlord, within said thirty (30) day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. The time within which Landlord shall be obligated to cure any such failure shall also be subject to extension of time due to Force Majeure.
34.2    Compliance With Facility Mortgage. Except for payments due under any Facility Mortgage (which shall be the responsibility of the Mortgagor thereunder), Tenant covenants and agrees that, to the extent within Tenant’s control, it will duly and punctually observe, perform and comply with all of the terms, covenants and conditions (including, without limitation, covenants requiring the keeping of books and records and delivery of financial statements and other information) of any Facility Mortgage as to which Tenant has been given Notice and that it will not directly or indirectly do any act or suffer or permit any condition or thing to occur that is within Tenant’s control, which would or might constitute a default under a Facility Mortgage as to which Tenant has been given Notice. Anything in this Lease to the contrary notwithstanding, (i) if the time for performance of any act required of Tenant by the terms of a Facility Mortgage as to which Tenant has been given Notice is shorter than the time allowed by this Lease for performance of such act by Tenant, then Tenant shall perform such act within the time limits specified in this Lease and (ii) Tenant shall not be required to comply with the terms, covenants and conditions of any Facility Mortgage that materially (i) alter the economic terms of this Lease, (ii) diminish the rights of Tenant under this Lease in any material respect, or (iii) increase the obligations of Tenant under this Lease in any material respect.
ARTICLE XXXV
35.1    Disposition of Personal Property on Termination. Upon the expiration or earlier termination of this Lease, Tenant shall immediately surrender, turn over and deliver to Landlord, without the payment of any additional consideration by Landlord, all Personal Property then located on or at or used in the operation of the Leased Properties, other than the items of Personal Property listed on Schedule 6.3 attached hereto. Upon Landlord’s request, Tenant shall, without any charge or cost to Landlord, execute and deliver to Landlord such bills of sale, assignments or other instruments necessary, appropriate or reasonably requested by Landlord to establish Landlord’s ownership of such Personal Property. Tenant acknowledges and agrees that, as of the date of this Lease, all of Tenant’s Personal Property currently located at the Facilities, other than the items of Personal Property listed on Schedule A attached to this Lease, is Personal Property that shall be sold, assigned, transferred and conveyed to the Landlord as provided in Section 6.3, above, upon the expiration or earlier termination of the Term.
35.2    Facility Trade Names. If this Lease is terminated pursuant to Section 16.1 or Landlord acquires Tenant’s Personal Property pursuant to Section 35.1, Tenant shall be deemed to have assigned to Landlord the right to use the Facility Trade Names in the markets in which the Facilities are located, and Tenant shall not after any such termination use the Facility Trade Names in the same market in which any Facility is located in connection with any business that competes with such Facility provided, however, that nothing contained in this Section 35.2 grants Landlord any right to use the name “Diversicare”, or any derivative or trademark thereof, and any subsequent trade name adopted during the Term hereof and which is commonly used as part of a long term marketing program among multiple facilities by Tenant and Affiliates of Tenant, for any Leased Property or Facility.
35.3    Transfer of Operational Control of the Facilities. Tenant shall cooperate fully in transferring operational control of the Facilities to Landlord or Landlord’s nominee if the Term expires without renewal or purchase by Tenant upon separate agreement of the parties (there being no purchase option on the part of Tenant under this Lease), or this Lease is terminated upon the occurrence of an Event of Default or for any other reason, and shall use its reasonable best efforts to cause the business conducted at the Facilities to continue without interruption. To that end, pending completion of the transfer of the operational control of the Facilities to Landlord or its nominee:
(i)    Tenant will not terminate the employment of any employees without just cause, or change any salaries, provided, however, that without the advance written consent of Landlord Tenant may grant pre‑announced wage increases of which Landlord has knowledge, increases required by written employment agreements and normal raises to non‑officers at regular review dates; and Tenant will not hire any additional employees except in good faith in the ordinary course of business;
(ii)    Tenant will provide all necessary information requested by Landlord or its nominee for the preparation and filing of any and all necessary applications or notifications of any federal or state governmental authority having jurisdiction over a change in the operational control of the Facilities, and any other information reasonably required to effect an orderly transfer of the Facilities, and Tenant will use its best efforts to cause all operating health care licenses to be transferred to Landlord or to Landlord’s nominee;
(iii)    Tenant shall use its best efforts to keep the business and organization of the Facilities intact and to preserve for Landlord or its nominee the goodwill of the suppliers, distributors, residents and others having business relations with Tenant with respect to the Facilities;
(iv)    Tenant shall engage only in transactions or other activities with respect to the Facilities which are in the ordinary course of its business and shall perform all maintenance and repairs reasonably necessary to keep the Facilities in satisfactory operating condition and repair, and shall maintain the supplies and foodstuffs at levels which are consistent and in compliance with all health care regulations, and shall not sell or remove any personal property except in the ordinary course of business and in accordance with the terms and conditions of this Lease;
(v)    Tenant shall provide Landlord or its nominee with full and complete information regarding the employees of the Facilities and shall reimburse Landlord or its nominee for all outstanding accrued employee benefits, including accrued vacation, sick and holiday pay calculated on a true accrual basis, including all earned and a prorated portion of all unearned benefits;
(vi)    Tenant shall use its best efforts to obtain the acknowledgment and the consent of any creditor, landlord or sublandlord, mortgagee, beneficiary of a deed of trust or security agreement affecting the real and personal properties of Tenant or any other party whose acknowledgment and/or consent would be required because of a change in the operational control of the Facilities and transfer of personal property. The consent must be in form, scope and substance satisfactory to Landlord or its nominee, including, without limitation, an acknowledgment in respect to all such contracts, leases, deeds of trust, mortgage, security agreements, or other agreements that Tenant and all predecessors or successors‑in‑interest thereto are not in default in respect thereto, that no condition known to the consenting party exists which with the giving of notice or lapse of time would result in such a default, and, if requested, affirmatively consenting to the change in the operational control of the Facilities;
(vii)    Tenant shall not encourage the transfer of any patients from the Facilities;
(viii)    Tenant consents to Landlord, or its nominee, seeking to employ any on-site employees of the Facilities, but neither Landlord nor its nominee shall have any obligation to employ any employees of the Facilities;
(ix)    To more fully preserve and protect Landlord’s rights under this Section, Tenant does hereby make, constitute and appoint Landlord its true and lawful attorney‑in‑fact, for it and in its name, place and stead to execute and deliver all such instruments and documents, and to do all such other acts and things, as Landlord may deem to be necessary or desirable to protect and preserve the rights granted under this Section, including, without limitation, the preparation, execution and filing with the Board of Health (or similar agency) of each State or any and all required “Letters of Responsibility” or similar documents. Tenant hereby grants to Landlord the full power and authority to appoint one or more substitutes to perform any of the acts that Landlord is authorized to perform under this Section, with a right to revoke such appointment of substitution at Landlord’s pleasure. The power of attorney granted pursuant to this Section is coupled with an interest and therefore is irrevocable. Any person dealing with Landlord may rely upon the representation of Landlord relating to any authority granted by this power of attorney, including the intended scope of the authority, and may accept the written certificate of Landlord that this power of attorney is in full force and effect. Photographic or other facsimile reproductions of this executed Lease may be made and delivered by Landlord, and may be relied upon by any person to the same extent as though the copy were an original. Anyone who acts in reliance upon any representation or certificate of Landlord, or upon a reproduction of this Lease, shall not be liable for permitting Landlord to perform any act pursuant to this power of attorney. Notwithstanding the foregoing, Landlord covenants with Tenant that Landlord shall refrain from exercising the power of attorney granted hereby except in the case of an Event of Default hereunder or in the event of a default, which, in Landlord’s reasonable judgment, may lead to the suspension or revocation of any license of Tenant or of any subtenant.
35.4    Intangibles and Personal Property. Notwithstanding any other provision of this Lease but subject to Section 6.3 relating to the security interest in favor of Landlord, Landlord’s Personal Property shall not include goodwill nor shall it include any other intangible personal property that is severable from Landlord’s “interests in real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.
ARTICLE XXXVI
36.1    Arbitration. Except as provided in Section 36.2, if any controversy arises between the parties hereto as to any of the provisions of this Lease or the performance thereof, and if the parties are unable to settle the controversy by agreement or as otherwise provided herein, the controversy shall be decided by arbitration. The arbitration shall be conducted by three arbitrators who shall be selected in accordance with the rules and procedures of the American Arbitration Association. The arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association in existence at the time of the subject dispute, but shall not include findings of facts and conclusions of law unless requested by either party. The decision of the arbitrators shall be final and binding, and judgment may be entered thereon in any court of competent jurisdiction. The decision shall set forth in writing the basis for the decision. In rendering the decision and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease. The expense of the arbitration shall be divided between Landlord and Tenant unless otherwise specified in the award. Each party in interest shall pay the fees and expenses of its own counsel. The arbitration shall be conducted in Baltimore, Maryland. In any arbitration, the parties shall be entitled to conduct discovery in the same manner as permitted under Federal Rules of Civil Procedure 26 through 37, as amended. No provision in this Article shall limit the right of any party to this Agreement to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of any arbitration, and the exercise of such remedies does not constitute a waiver of the right of either party to arbitration.
36.2    Non-Arbitratable Claims. Notwithstanding anything in this Lease to the contrary, the parties shall not be obligated to decide in arbitration controversies arising with respect to:
(a)    the payment of Rent under this Lease,
(b)    the determination of Fair Market Rent (which shall be determined solely in accordance with Section 33.1),
(c)    any proceedings for eviction and/or to recover possession of one or more of the Leased Properties,
(d)    any proceeding seeking injunctive relief, to foreclose upon any lien or security interest, or to exercise remedies after an Event of Default;
(e)    any proceeding with the amounts in controversy in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000.00);
(f)    any proceeding while Tenant, a Subtenant or Guarantor is in bankruptcy or insolvency proceedings; or
(g)    whether any given issue is subject to arbitration, it being agreed that the issue of arbitrability of any issue shall be decided by a court of competent jurisdiction, not in arbitration.
ARTICLE XXXVII
37.1    Survival, Choice of law. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to the date of expiration or termination of this Lease shall survive such expiration or termination. If any term or provision of this Lease or any application thereof is held invalid or unenforceable, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby. If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing and in recordable form signed by Landlord and Tenant. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of the state of Maryland, as to all matters other than (i) those matters relating to the enforcement or exercise of any possessory or summary remedies of Landlord under this Lease, which shall be governed by the laws of the applicable State or States and (ii) matters which under applicable procedural conflicts of laws rules require the application of laws of another State.
37.2    Jurisdiction and Service of Process. TENANT CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF THE STATES OF MARYLAND AND EACH STATE IN WHICH A FACILITY IS LOCATED, AND AGREES THAT ALL DISPUTES CONCERNING THIS AGREEMENT BE HEARD IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATES OF MARYLAND OR ANY STATE IN WHICH A FACILITY IS LOCATED. TENANT AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED UPON IT UNDER ANY METHOD PERMISSIBLE UNDER THE LAWS OF THE STATES OF MARYLAND OR ANY STATE IN WHICH A FACILITY IS LOCATED AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS OF THE STATES OF MARYLAND OR ANY SUCH STATE.
37.3    Limitation on Recovery. Tenant specifically agrees to look solely to Landlord’s interest in the Leased Properties for recovery of any judgment from Landlord, it being specifically agreed that no constituent shareholder, officer or director of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest or any action not involving the personal liability of Landlord (original or successor). Furthermore, except as otherwise expressly provided herein, Landlord (original or successor) shall never be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause. Landlord agrees to look solely to the assets of Tenant and not to any director, officer or shareholder (other than a Guarantor pursuant to the Guaranty) of Tenant for payment of any monetary obligation to Landlord or recovery of any judgment from Tenant under this Lease
37.4    Multiple Entities Comprising Tenant. If Tenant consists of more than one entity, then all entities comprising Tenant shall be jointly and severally liable for the all of the obligations of Tenant under this Lease. Notwithstanding the foregoing, however, no Tenant shall, by virtue of this Lease have any rights to, or title or interest in, the Leased Property or Properties leased by another Tenant or any obligation to operate the same to the extent it does not have the license or other authorization necessary or required to do so under applicable law.
37.5    Waivers. Tenant waives any defense by reason of any disability of Tenant, and waives any other defense based on the termination of Tenant’s (including Tenant’s successor’s) liability from any cause. Tenant waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance, and waives all notices of the existence, creation, or incurring of new or additional obligations.
37.6    Consents. Whenever the consent or approval of Landlord or Tenant is required hereunder, Landlord or Tenant may in its sole discretion and without reason withhold that consent or approval unless otherwise specifically provided.
37.7    Counterparts. This Lease may be executed in separate counterparts, each of which shall be considered an original when each party has executed and delivered to the other one or more copies of this Lease.
37.8    Options Personal. The renewal options granted to Tenant in this Lease are granted solely to Tenant and are not assignable or transferrable except in connection with a Transfer permitted in ARTICLE XXII.
37.9    Right of Setoff. In addition to and not in limitation of any other right or remedy under this Lease and the other Lease Documents, Landlord may without prior notice to any person set off any sum or obligation (whether or not arising under this Lease) owed by Tenant or any Affiliate of Tenant to Landlord or any Affiliate of Landlord against any sum or obligation (whether or not arising under this Lease) owed by Landlord or any Affiliate of Landlord to Tenant or any Affiliate of Tenant.
37.10    Rights Cumulative. Except as provided herein to the contrary, the respective rights and remedies of the parties specified in this Lease shall be cumulative and in addition to any rights and remedies not specified in this Lease.
37.11    Entire Agreement. There are no oral or written agreements or representations between the parties hereto affecting this Lease. This Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, agreements and understandings, if any, between Landlord and Tenant.
37.12    Amendments in Writing. Except for Schedule 9.3(a) and Schedule 9.3 (b) which may be amended as provided in the definition of 7.0% Upgrades and 9.0% Improvements, no provision of this Lease may be amended except by an agreement in writing signed by Landlord and Tenant.
37.13    Severability. If any provision of this Lease or the application of such provision to any person, entity or circumstance is found invalid or unenforceable by a court of competent jurisdiction, such determination shall not affect the other provisions of this Lease and all other provisions of this Lease shall be deemed valid and enforceable.
37.14    Time of the Essence. Except for the delivery of possession of the Facilities to Tenant, time is of the essence of all provisions of this Lease of which time is an element.
37.15    Tenant to Pay Reasonable Expenses. Tenant shall pay or reimburse Landlord for all reasonable costs and expenses incurred by Landlord in connection with or relating in any way to the administration of this Lease (but in no event shall Tenant be liable for payment or reimbursement of the Landlord’s transaction costs, including legal fees, in connection with the initial documentation and closing of this Lease), including without limitation, search costs, audit fees, appraisal fees, attorneys’ fees, and other costs paid or incurred by Landlord in the analysis, administration and enforcement of this Lease and the other Transaction Documents, the protection and defense of the rights of Landlord in and to the Leased Properties, the Collateral and the other Transaction Documents, or as otherwise referred to in this Lease or in the other Transaction Documents, and all costs and expenses relating to extensions, amendments, waivers, or consents requested by Tenant, pursuant to this Lease or any other Transaction Document or any agreements with other parties or termination of this Lease (collectively, “Reasonable Expenses”). All Reasonable Expenses for which Tenant is liable shall be reasonably documented in a manner that generally describes the services rendered, disbursements advanced, or fees charged or any other amounts for which any party is or may be obligated pursuant to the terms of this Lease or any other Transaction Document, it being understood and agreed that certain documentation may be redacted to exclude confidential or strategic information. All such Reasonable Expenses shall be due on demand; provided, however, that so long as no Event of Default has occurred hereunder, Reasonable Expenses incurred after the date of this Lease which are unrelated to the closing shall be paid on or before the earlier of (i) 30 days following written notice thereof to Tenant or (ii) the date of expiration or earlier termination of this Lease. Any Reasonable Expenses not paid when due shall bear interest at the Overdue Rate.
37.16    MUTUAL WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO:  (i) THIS LEASE, OR ANY OF THE TRANSACTION DOCUMENTS; OR (ii) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THEM; OR (iii) ANY CONDUCT, ACTS OR OMISSIONS OF ANY PARTY HERETO OR ANY OF THEIR DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH THEM; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.
37.17    Electronic Versions of Documents. The exchange of copies of this Lease (and any amendment thereto) and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf" format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Lease (and any amendment thereto) as to the parties and may be used in lieu of an original Lease (and any amendment thereto) for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes. Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Lease (or any amendment thereto) or any other document contemplated by this Lease unless and until such party shall have executed this Lease or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Lease or such other document contemplated. Notwithstanding anything to the contrary contained in this Section 37.16, Tenant shall provide the Tenant’s handwritten original signature to this Lease (and any amendment hereto) concurrently with or as soon as reasonably practicable following the effective date of this Lease (or any applicable amendment hereto).
ARTICLE XXXVIII
38.1    Commissions. Landlord or Tenant each represent and warrant to the other that no real estate commission, finder’s fee or the like is due and owing to any person in connection with this Lease. Landlord and Tenant each agree to save, indemnify and hold the other harmless from and against any and all claims, liabilities or obligations for brokerage, finder’s fees or the like in connection with this Lease or the transactions contemplated hereby, asserted by any person on the basis of any statement or act alleged to have been made or taken by that party.
ARTICLE XXXIX
39.1    Memorandum or Short Form of Lease. Landlord and Tenant shall, promptly upon the request of either, enter into a Memorandum or Short Form of this Lease, substantially in the form of attached Exhibit G with such modifications as may be appropriate under the laws and customs of the States and in the customary form suitable for recording under the laws of each of the States. Tenant shall pay all costs and expenses of recording such memorandum or short form of this Lease.
ARTICLE XL
40.1    Security Deposit. Landlord acknowledges that it holds the Security Deposit in the form of one or more letters of credit. Landlord shall continue to hold the Security Deposit as security for the full and faithful performance by Tenant of each and every term, provision, covenant and condition of this Lease. If in the form of cash, the Security Deposit shall be deposited by Landlord into an account which shall earn interest for the benefit of Tenant, which cash shall remain on deposit as security and be available to Landlord as provided in this Article. The Security Deposit shall not be considered an advance payment of Rent (or of any other sum payable to Tenant under this Lease) or a measure of Landlord’s damages in case of a default by Tenant. The Security Deposit shall not be considered a trust fund, and Tenant expressly acknowledges and agrees that Landlord is not acting as a trustee or in any fiduciary capacity in controlling or using the Security Deposit. Notwithstanding the foregoing, if at any time the Security Deposit is in the form of cash, then (i) Landlord shall maintain the Security Deposit separate and apart from Landlord’s general and/or other funds and (ii) provided that Tenant is not then in default, Landlord shall disburse to Tenant the earnings on the Security Deposit on a quarterly basis. The Security Deposit, less any portion thereof applied as provided in Section 40.3 or the Letter of Credit Agreement, shall be returned to Tenant within sixty (60) days following the expiration of the Term or earlier termination of this Lease.
40.2    Additional Security Deposit. If a Facility is affected by any of the conditions described in Subsection (h) under the definition of Event of Default, and such condition continues beyond the shorter of (i) the period during which Tenant is in good faith appealing such condition, and (ii) one-hundred twenty (120) days (subject to extension to up to one hundred fifty days (150) with Landlord’s written consent, not to be unreasonably withheld), then Tenant shall increase the amount of the Security Deposit. The increase (“Increase”) shall be in an amount equal to the Fair Market Value which the affected Facility would have if none of the conditions described in Subsection (h) existed with respect to that Facility and if the Facility had licensed beds equal to the number of licensed beds in the Facility as of immediately prior to the Event of Default, an occupancy rate equal to the State average occupancy rate for facilities utilized for the Primary Intended Use of the Facility, less the actual Fair Market Value of the Facility. If the parties cannot agree upon the amount of the Increase, the amount of the Increase shall be determined in accordance with the arbitration procedures set forth in ARTICLE XXXVI. Tenant may fund the Increase in equal monthly installments beginning on the first (1st) day of the first (1st) month following the end of the time periods set forth above and ending on the earlier of (i) three (3) years thereafter, and (ii) two (2) years prior to the end of the Term; provided, however, that if the obligation to fund occurs during the last two (2) years of the Term, the Increase shall be funded immediately. If an Increase has been funded, the Facility is subsequently no longer affected by any of the conditions described in Subsection (h), the Facility has been reopened, and no Event of Default is continuing, the Increase shall be returned to Tenant. Pending an agreement between Landlord and Tenant as to the amount of the Increase, Tenant will fund the Increase based upon Tenant’s good faith estimate of the amount thereof.
40.3    Application of Security Deposit. If Tenant defaults in respect of any of the terms, provisions, covenants and conditions of this Lease, including, but not limited to, payment of any Rent and other sums of money payable by Tenant, Landlord may, but shall not be required to, in addition to and not in lieu of any other rights and remedies available to Landlord use, apply all or any part of the Security Deposit to the payment of any sum in default, or any other sum, including but not limited to, any damages or deficiency in reletting the Leased Properties, which Landlord may expend or be required to expend by reason of Tenant’s default. Whenever, and as often as, Landlord has applied any portion of the Security Deposit to cure Tenant’s default hereunder, Tenant shall, within ten (10) days after Notice from Landlord, deposit additional money with Landlord sufficient to restore the Security Deposit to the full amount originally provided or paid, and Tenant’s failure to do so shall constitute an Event of Default hereunder without any further Notice.
40.4    Transfer of Security Deposit. If Landlord transfers its interest under this Lease, Landlord shall assign the Security Deposit to the new landlord and thereafter Landlord shall have no further liability for the return of the Security Deposit, and Tenant agrees to look solely to the new landlord for the return of the Security Deposit. The provisions of the preceding sentence shall apply to every transfer or assignment of Landlord’s interest under this Lease. Tenant agrees that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that Landlord, its successors and assigns, may return the Security Deposit to the last Tenant in possession at the last address for Notice given by such Tenant and that Landlord shall thereafter be relieved of any liability therefor, regardless of one or more assignments of this Lease or any such actual or attempted assignment or encumbrances of the Security Deposit.
ARTICLE XLI
41.1    General REIT Provisions. Tenant understands that, in order for Landlord or one or more of its’ Affiliate, or any successor Affiliate that is a real estate investment trust (a “REIT Affiliate“) to qualify as a real estate investment trust, certain requirements (the “REIT Requirements“) must be satisfied, including the provisions of Section 856 of the Internal Revenue Code of 1986, as amended. Accordingly, Tenant agrees, and agrees to cause its Affiliates, permitted subtenants, if any, and any other parties subject to its control by ownership or contract, to reasonably cooperate with Landlord to ensure that the REIT Requirements are satisfied, including providing Landlord or any REIT Affiliate with information about the ownership of Tenant and its Affiliates. Tenant agrees, and agrees to cause its Affiliates, upon request by Landlord or any REIT Affiliate, to take all action reasonably necessary to ensure compliance with the REIT Requirements. In illustration of the foregoing, Tenant recognizes and acknowledges that avoiding (a) the loss of REIT status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each a “REIT Adverse Event”) is of material concern to Landlord and any REIT Affiliate. In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification and shall not materially and adversely increase Tenant’s non-monetary obligations or materially diminish Tenant’s rights under this Lease. Without limiting any of Landlord’s other rights pursuant to this provision, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment.
SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties have executed this Master Lease by their duly authorized officers as of the date first above written.

LANDLORD:
STERLING ACQUISITION, LLC
STEVENS AVENUE PROPERTY, L.L.C.
ST. JOSEPH MISSOURI PROPERTY, L.L.C.
OHIO INDIANA PROPERTY, L.L.C.
NICHOLASVILLE KENTUCKY PROPERTY, L.L.C.
LOUISVILLE DUTCHMANS PROPERTY, L.L.C.
GREENVILLE KENTUCKY PROPERTY, L.L.C.

By:    /s/Megan M. Ames_________________
Name:    Megan M. Ames
Title:    Senior Vice President - Operations

THE STATE OF MARYLAND    )
)
COUNTY OF     BALTIMORE        )
This instrument was acknowledged before me on the ______ day of September, 2018, by Megan M. Ames, the Senior Vice President - Operations of the above listed limited liability companies, on behalf of said limited liability companies.
Notary Public

TENANT:
DIVERSICARE LEASING CORP.

By:    /s/James R. McKnight, Jr.
Name:    James R. McKnight, Jr.
Its:    President and Chief Executive Officer

DIVERSICARE OF CHATEAU, LLC
DIVERSICARE OF RIVERSIDE, LLC
DIVERSICARE OF ST. JOSEPH, LLC
DIVERSICARE OF PROVIDENCE, LLC
DIVERSICARE OF ST. THERESA, LLC
DIVERSICARE OF SIENA WOODS, LLC
DIVERSICARE OF BRADFORD PLACE, LLC
DIVERSICARE OF NICHOLASVILLE, LLC
DIVERSICARE OF SENECA PLACE, LLC
DIVERSICARE OF GREENVILLE, LLC
Each a Delaware limited liability company

By:    Diversicare Leasing Company II, LLC, its sole member

By:    /s/James R. McKnight, Jr.
Name:    James R. McKnight, Jr.
Its:    President and Chief Executive Officer

DIVERSICARE HIGHLANDS, LLC
A Delaware limited liability company

By:    Diversicare Leasing Corp., its sole member

By:    /s/James R. McKnight, Jr.
Name:    James R. McKnight, Jr.
Its:    President and Chief Executive Officer

Acknowledgement on following page

THE STATE OF _____________    )
)
COUNTY OF _______________    )
This instrument was acknowledged before me on the _____ day of September, 2018, by James R. McKnight, Jr., the President and Chief Executive Officer of the above listed corporation and limited liability companies, on behalf of said corporation and limited liability companies.
Notary Public

LIST OF EXHIBITS AND SCHEDULES TO LEASE

Exhibits A-1 through A-35 –             Description of Land
Exhibits B –                         Facility Trade Names
Exhibit C –                         Permitted Encumbrances
Exhibit D –                         Form of Tenant’s Certificate
Exhibit E –                         Consent of Manager
Exhibit F -                        Approved Improvements Letter
Exhibit G –                         Form of Memorandum and Short Form of Lease
Schedule 1                        List of Landlords
Schedule 2                        List of Tenants
Schedule 3                        Existing Leases
Schedule 6.3                        Excluded Personal Property of Tenant
Schedule 8.5                        Excepted Facilities to Radius Restrictions
Schedule 9.3(a)                    7.0% Upgrades
Schedule 9.3(b)                    9.0% Improvements
Schedule 13.2.5                    Current Maximum Aggregate Coverage Requirements
Schedule 22.4                         List of Subleases
Schedule 24.1                        Organizational Structure
Schedule 24.8                        Adverse Matters
EXHIBITS A-1 THROUGH A-35
DESCRIPTION OF LAND

EXHIBIT B

FACILITY TRADE NAMES
EXHIBIT C
PERMITTED ENCUMBRANCES

All covenants, easements, restrictions, conditions and other matters of record with respect to the Leased Properties as of the Commencement Date as to each Leased Property, except the following: (a) liens for past due real estate taxes and assessments; (b) mechanic’s liens (other than resulting from the actions of Landlord and its Affiliates); (c) judgment liens (other than against Landlord and its Affiliates or, with respect to the Facilities previously covered by the Terminated Leases only, any predecessor of Landlord not an Affiliate of Tenant); and (d) monetary liens, mortgages or financing statements for the benefit of any third-party creditor of Tenant, other than Landlord and its Affiliates.

EXHIBIT D

FORM OF TENANT’S CERTIFICATE
The undersigned (“Tenant”) under that certain Master Lease (the “Lease”) dated 2018 and made with , a (“Landlord”), hereby certifies:
1.    That it is Tenant under the Lease; that attached hereto as Exhibit “A” is a true and correct copy of the Lease; that the Lease is now in full force and effect and has not been amended, modified or assigned except as disclosed or included in Exhibit “A”; and that the Lease constitutes the entire agreement between Landlord and Tenant.
2.    That there exist no defenses or offsets to enforcement of the Lease; that there are, as of the date hereof, no breaches or uncured defaults on the part of Tenant or, to the best of Tenant’s knowledge, Landlord thereunder; and that Tenant has no notice or knowledge of any prior assignment, hypothecation, subletting or other transfer of Landlord’s interest in the Lease.
3.    That the Base Rent for the first Lease Year under this Lease is $ . All Rent which is due has been paid, and there are no unpaid Additional Charges owing by Tenant under the Lease as of the date hereof. No Base Rent or other items (including without limitation security deposit and any impound account or funds) have been paid by Tenant in advance under the Lease except for the security deposit held by Landlord [in the form of an irrevocable letter of credit] in the amount of $******* and the monthly installment of Base Rent that became due on _______.
4.    That Tenant has no claim against Landlord for any security deposit, impound account or prepaid Rent except as provided in paragraph 3 of this Certificate.
5.    That there are no actions, whether voluntary or otherwise, pending against the undersigned under the bankruptcy laws of the United States or any state thereof, nor has Tenant nor, to the best of Tenant’s knowledge has Landlord begun any action, or given or received any notice for the purpose of termination of the Lease.
6.    That there are, as of the date hereof, no breaches or uncured defaults on the part of Tenant under any other agreement executed in connection with the Lease.
7.    This Certificate has been requested by Landlord pursuant to Section 19.3 of this Lease and for the benefit of __________________________________ (“Relying Party”). The Relying Party is entitled to rely on the statements of Tenant contained in this certificate.
8.    All capitalized terms used herein and not defined herein shall have the meanings for such terms set forth in the Lease.
Dated:    _____, 20__            Tenant:

By:

EXHIBIT E
FORM OF CONSENT OF MANAGER

EXHIBIT F
ADVANCE REQUEST FOR
FUNDING OF APPROVED IMPROVEMENT ITEMS

c/o Omega Healthcare Investors, Inc.
200 International Circle, Suite 3500
Hunt Valley, MD 21030
Attn.: Daniel J. Booth
Telephone No.: (410) 427-1700
Facsimile No.: (410) 427-8800

Re:	Master Lease dated as of ___________, 201_ (as amended and in effect from time to time, collectively, the “Lease”).

Ladies and Gentlemen:

Unless otherwise defined herein, terms used herein with initial capital letters shall have the same meanings assigned to such terms in the Lease.

In accordance with the terms and conditions of the Lease, __________________ (“Tenant”), desires to obtain an advance on ______________, 201__ in the amount of $0.00 (each increment shall not be less than $5,000.00) for an Approved Improvement as more particularly set forth below (the “Advance”).

In order to induce ___________________ (“Landlord”), to make the Advance, Tenant hereby represents and warrants the following to Landlord:

1.    No Event of Default or Unmatured Event of Default exists under the Lease, and no Event of Default will occur under the Lease as a result of the Advance requested herein.

2.    All of Tenant’s representations and warranties under the Lease are true and correct as of the date hereof, and after giving effect to the making of the Advance, will continue to be true and correct as of the date on which the Advance is made.

3.    The requested Advance reimburses or will be used by Tenant to pay for certain costs incurred in connection with the Approved Improvement completed pursuant to and in accordance with all of the terms and conditions of the Lease, which costs are more particularly described in the invoices annexed hereto as Exhibit A.

4.    Also attached to this request are copies of any receipts or other evidence verifying the costs of the applicable Approved Improvement.

5.    With respect to any Approved Improvement with a cost exceeding $25,000.00, attached to this request is an executed certification from an inspecting architect or other third party acceptable to Landlord describing the completed Approved Improvement and verifying its completion and value, together with any affidavits and executed lien waivers from those Persons completing the Approved Improvement or providing any supplies in connection therewith. All partial or final, as applicable, lien waivers and releases of lien are annexed hereto as Exhibit B.

6.The applicable conditions to the making of any Advance as set forth in the Lease have been satisfied as of the date hereof, including, without limitation, the Approved Improvement requirements set forth in the Lease.

7.The following information is true and correct as of the date hereof and will be true and correct as of the date on which the aforesaid requested Advance is to be made pursuant to the Lease:

Maximum Approved Improvement Funds:	$ _________
Less: Amount of Advance requested by Tenant:	$0.00
Less: Aggregate amount of all previous Advances requested by Tenant for Approved Improvements:	$0.00
Amount available for Approved Improvements:	$0.00

8.The funds may be disbursed by Landlord to Tenant or, at Landlord’s option, may be paid (i) directly to, and disbursed by, a title agent acceptable to Landlord, or (ii) paid directly to the party to whom payment is owed. Landlord may, at its option, acquire title insurance coverage in connection with this draw and all costs and expense of such coverage shall be included in the Advance.

9.The information set forth herein (including the exhibits and attachments hereto) is true, correct and complete as of the date hereof and shall continue to be true, correct and complete as of the date on which the Advance is made, and Tenant acknowledges that, in connection with making each Advance, Landlord is relying on the information contained herein (including the attachments hereto) and certified, both on behalf of the Tenant and the undersigned, individually, as being true, correct and complete.

Signature Page follows.

TENANT:
______________________, LLC,

By:            __________________
Name:         __________________
Its:         __________________

THE STATE OF_____________    )
)
COUNTY OF________________    )
This instrument was acknowledged before me on the _____ day of _________, 201_, by __________________, the __________________ of __________________, LLC, a __________________limited liability company, on behalf of said company.

Notary Public

EXHIBIT A

INVOICES

EXHIBIT B

FINAL LIEN WAIVER AND RELEASE OF LIENS

EXHIBIT G
MEMORANDUM OR SHORT FORM OF LEASE
THIS INSTRUMENT PREPARED BY:
Mark E. Derwent
Doran Derwent PLLC
5960 Tahoe Dr, S.E., Suite 101
Grand Rapids, Michigan 49546
Telephone: 616.451.8690

THIS LEASE, made and entered into as of _____________, 20__, by and between ___________ __________________________________, having its principal office at 303 International Circle, Suite 200, Hunt Valley, MD 21030, as Landlord, and __________________ Inc., a ___________________, having its principal office at ___________________________, as Tenant with respect to the real property identified in Exhibit(s) “ “ attached hereto and located in ________________________________________.
WITNESSETH:
1.    For and in consideration of the rents reserved and the other covenants contained in that certain Lease made by and between the parties hereto and dated the date hereof (“Lease”), Landlord has and does hereby lease to Tenant, and Tenant has and does hereby take and rent from Landlord, all of Landlord’s rights and interest in and to the parcel of real property described in Exhibit(s) “ “ and all fixtures and improvements thereto, and certain personal and other property as set forth in the Lease.
2.    The Initial Term of the Lease is approximately ____________ (_____) years, commencing _____________, 200__ and ending on _________________, 200__.
3.    As more particularly provided in the Lease, Tenant may elect to renew the original term for ___ (_) ___ (_) year optional renewal periods for a maximum term, if exercised, of_______ (__) years after the Commencement Date.
4.    This instrument is executed and recorded for the purpose of giving notice of Tenant’s interest in the property covered by the Lease and giving notice of the existence of the Lease, to which reference is made for a full statement of the terms and conditions thereof. The respective addresses of the parties hereto are:
Tenant:
Attn:
Landlord:
Attn:
IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their duly authorized [officer or officers] and [general partners] [managing partners], as applicable, all as of the day and date first above written.

Schedule 1
List of Landlords

	Facility	Landlord
1.	Best Care, Inc. 2159 Dogwood Ridge Wheelersburg, OH 45694	Sterling Acquisition, LLC
2.	Boyd Nursing and Rehab Center 12800 Princeland Drive Ashland, KY 41102	Sterling Acquisition, LLC
3.	Canterbury Health Center 1720 Knowles Road Phoenix City, AL 36867	Sterling Acquisition, LLC
4.	Carter Nursing & Rehab Center 250 McDavid Boulevard, P.O. Box 904 Grayson, KY 41143	Sterling Acquisition, LLC
5.	Elliott Nursing & Rehab Center Howard Creek Road, P.O. Box 694, Route 32 East Sandy Hook, KY 41171	Sterling Acquisition, LLC
6.	Hardee Manor Care Center 401 Orange Place Wauchula, FL 33873	Sterling Acquisition, LLC
7.	Laurel Manor Health Center 902 Buchanan Road, P.O. Box 505 New Tazewell, TN 37825	Sterling Acquisition, LLC
8.	Lynwood Nursing Home 4164 Halls Mill Road Mobile, AL 36693	Sterling Acquisition, LLC
9.	Manor House of Dover 537 Spring Street, P.O. Box 399 Dover, TN 37058	Sterling Acquisition, LLC
10.	Mayfield Rehab and Special Care Center 200 Mayfield Drive Smyrna, TN 37167	Sterling Acquisition, LLC
11.	Northside Health Care 700 Hutchins Ave Gadsden, AL 35901	Sterling Acquisition, LLC
12.	South Shore Nursing & Rehab Center James Hannah Drive, P.O. box 489 South Shore, KY 41175	Sterling Acquisition, LLC
13.	West Liberty Nursing & Rehab Center 774 Liberty Road, P.O. Box 219, Route 5 Wells Hill West Liberty, KY 41472	Sterling Acquisition, LLC
14.	Westside Health Care Center 4320 Judith Lane Huntsville, AL 35805	Sterling Acquisition, LLC
15.	Wurtland Nursing & Rehab Center 100 Wurtland Avenue, P.O. Box 677 Wurtland, KY 41144	Sterling Acquisition, LLC
16.	Doctors Healthcare 9009 White Rock Trail Dallas, TX 75238	Sterling Acquisition, LLC
17.	Estates at Ft. Worth 201 Sycamore School Road Fort Worth, TX 76134	Sterling Acquisition, LLC
18.	Heritage Oaks Estates 2001 N. 6th Street Ballinger, TX 76821	Sterling Acquisition, LLC
19.	Humble 8450 Will Clayton Parkway Humble, TX 77338	Sterling Acquisition, LLC
20.	IHS of Dallas at Treemont 5550 Harvest Hill Road Dallas, TX 75230	Sterling Acquisition, LLC
21.	Katy 1525 Tull Drive Katy, TX 77499	Sterling Acquisition, LLC
22.	Normandy Terrace 841 Rice Road San Antonio, TX 78220	Sterling Acquisition, LLC
23.	Brentwood Terrace 2885 Stillhouse Road Paris, TX 75460	Sterling Acquisition, LLC
24.	Highlands Nursing and Rehabilitation Center 1705 Stevens Avenue Louisville, KY 40205	Stevens Avenue Property, L.L.C.
25.	Chateau Care Center 811 N. Ninth Street St. Joseph, MO 64501	St. Joseph Missouri Property, L.L.C.
26.	Riverside Care Center 1616 Weisenborn Road St. Joseph, MO 64507	St. Joseph Missouri Property, L.L.C.
27.	The Inn 3002 N. 18th Street St. Joseph, MO 64505	St. Joseph Missouri Property, L.L.C.
28.	Diversicare of Bradford Place (fka Mercy Schroder) 1302 Millville Avenue Hamilton, OH 45013	Ohio Indiana Property, L.L.C.
29.	Diversicare of Providence 4915 Charlestown Road New Albany, IN 47150	Ohio Indiana Property, L.L.C.
30.	Diversicare of Siena Woods 6125 North Main Street Dayton, OH 45415	Ohio Indiana Property, L.L.C.
31.	Diversicare of St. Theresa 7010 Rowan Hill Drive Cincinnati, OH 45227	Ohio Indiana Property, L.L.C.
32.	Royal Manor Health Care 100 Sparks Avenue Nicholasville, KY 40356	Nicholasville Kentucky Property, L.L.C.
33.	Twinbrook Nursing and Rehabilitation Center 3526 Dutchman's Lane Louisville, KY 40205	Louisville Dutchmans Property, L.L.C.
34.	Belle Meade Home 521 Greene Dr. Greenville, KY 42345	Greenville Kentucky Property, L.L.C.

Schedule 2
List of Tenants

	Facility	Tenant
1.	Best Care, Inc. 2159 Dogwood Ridge Wheelersburg, OH 45694	Diversicare Leasing Corp.
2.	Boyd Nursing and Rehab Center 12800 Princeland Drive Ashland, KY 41102	Diversicare Leasing Corp.
3.	Canterbury Health Center 1720 Knowles Road Phoenix City, AL 36867	Diversicare Leasing Corp.
4.	Carter Nursing & Rehab Center 250 McDavid Boulevard, P.O. Box 904 Grayson, KY 41143	Diversicare Leasing Corp.
5.	Elliott Nursing & Rehab Center Howard Creek Road, P.O. Box 694, Route 32 East Sandy Hook, KY 41171	Diversicare Leasing Corp.
6.	Hardee Manor Care Center 401 Orange Place Wauchula, FL 33873	Diversicare Leasing Corp.
7.	Laurel Manor Health Center 902 Buchanan Road, P.O. Box 505 New Tazewell, TN 37825	Diversicare Leasing Corp.
8.	Lynwood Nursing Home 4164 Halls Mill Road Mobile, AL 36693	Diversicare Leasing Corp.
9.	Manor House of Dover 537 Spring Street, P.O. Box 399 Dover, TN 37058	Diversicare Leasing Corp.
10.	Mayfield Rehab and Special Care Center 200 Mayfield Drive Smyrna, TN 37167	Diversicare Leasing Corp.
11.	Northside Health Care 700 Hutchins Ave Gadsden, AL 35901	Diversicare Leasing Corp.
12.	South Shore Nursing & Rehab Center James Hannah Drive, P.O. box 489 South Shore, KY 41175	Diversicare Leasing Corp.
13.	West Liberty Nursing & Rehab Center 774 Liberty Road, P.O. Box 219, Route 5 Wells Hill West Liberty, KY 41472	Diversicare Leasing Corp.
14.	Brookshire Health Care Center 4320 Judith Lane Huntsville, AL 35805	Diversicare Leasing Corp.
15.	Wurtland Nursing & Rehab Center 100 Wurtland Avenue, P.O. Box 677 Wurtland, KY 41144	Diversicare Leasing Corp.
16.	Doctors Healthcare 9009 White Rock Trail Dallas, TX 75238	Diversicare Leasing Corp.
17.	Estates at Ft. Worth 201 Sycamore School Road Fort Worth, TX 76134	Diversicare Leasing Corp.
18.	Heritage Oaks Estates 2001 N. 6th Street Ballinger, TX 76821	Diversicare Leasing Corp.
19.	Humble 8450 Will Clayton Parkway Humble, TX 77338	Diversicare Leasing Corp.
20.	IHS of Dallas at Treemont 5550 Harvest Hill Road Dallas, TX 75230	Diversicare Leasing Corp.
21.	Katy 1525 Tull Drive Katy, TX 77499	Diversicare Leasing Corp.
22.	Normandy Terrace 841 Rice Road San Antonio, TX 78220	Diversicare Leasing Corp.
23.	Brentwood Terrace 2885 Stillhouse Road Paris, TX 75460	Diversicare Leasing Corp.
24.	Highlands Nursing and Rehabilitation Center 1705 Stevens Avenue Louisville, KY 40205	Diversicare Highlands, LLC
25.	Chateau Care Center 811 N. Ninth Street St. Joseph, MO 64501	Diversicare of Chateau, LLC
26.	Riverside Care Center 1616 Weisenborn Road St. Joseph, MO 64507	Diversicare of Riverside, LLC
27.	The Inn 3002 N. 18th Street St. Joseph, MO 64505	Diversicare of St. Joseph, LLC
28.	Diversicare of Bradford Place (fka Mercy Schroder) 1302 Millville Avenue Hamilton, OH 45013	Diversicare of Bradford Place, LLC
29.	Diversicare of Providence 4915 Charlestown Road New Albany, IN 47150	Diversicare of Providence, LLC
30.	Diversicare of Siena Woods 6125 North Main Street Dayton, OH 45415	Diversicare of Siena Woods, LLC
31.	Diversicare of St. Theresa 7010 Rowan Hill Drive Cincinnati, OH 45227	Diversicare of St. Theresa, LLC
32.	Royal Manor Health Care 100 Sparks Avenue Nicholasville, KY 40356	Diversicare of Nicholasville, LLC
33.	Twinbrook Nursing and Rehabilitation Center 3526 Dutchman's Lane Louisville, KY 40205	Diversicare of Senaca Place, LLC
34.	Belle Meade Home 521 Greene Dr. Greenville, KY 42345	Diversicare of Greenville, LLC

Schedule 3
Existing Leases
I. Expiring Lease.
Consolidated Amended and Restated Master Lease dated as of November 8, 2000, but effective as of October 1, 2000, by Sterling Acquisition Corp., as Lessor, and Diversicare Leasing Corp., as Lessee, as amended by that certain First Amendment to Consolidated Amended and Restated Master Lease dated September 30, 2001, as further amended by that certain Second Amendment to Consolidated Amended and Restated Master Lease dated June 15, 2005, as further amended by that certain Third Amendment to Consolidated Amended and Restated Master Lease dated as of October 20, 2006, but effective as of October 1, 2006, as further amended by that certain Fourth Amendment to Consolidated, Amended and Restated Master Lease dated as of April 1, 2007, as further amended by that certain Fifth Amendment to Consolidated, Amended and Restated Master Lease dated as of August 10, 2007, as further amended by that certain Sixth Amendment to Consolidated Amended and Restated Master Lease dated as of March 14, 2008, as further amended by that certain Seventh Amendment to Consolidated Amended and Restated Master Lease dated as of October 24, 2008, as further amended by that certain Eighth Amendment to Consolidated Amended and Restated Master Lease dated as of March 31, 2009, as further amended by that certain Ninth Amendment to Consolidated Amended and Restated Master Lease dated as of May 5, 2009, as further amended by that certain Tenth Amendment to Consolidated Amended and Restated Master Lease dated as of September 8, 2009, as further amended by that certain Eleventh Amendment to Consolidated Amended and Restated Master Lease dated April 18, 2011, and as further amended by that certain Twelfth Amendment to Consolidated Amended and Restated Master Lease dated as of January 22, 2013, as further amended by that certain Thirteenth Amendment to Consolidated Amended and Restated Master Lease dated August 1, 2013, as further amended by that certain Fourteenth Amendment to Consolidated Amended and Restated Master Lease dated January 31, 2014, as further amended by that certain Fifteenth Amendment to Consolidated Amended and Restated Master Lease dated June 30, 2014.
II. Terminated Leases.
1. Lease dated August 23, 2012 between Stevens Avenue Property, L.L.C., as Lessor, and Diversicare Highlands, LLC, as Lessee, together with the Commencement Date Addendum to Lease dated September 24, 2012, as amended by that certain First Amendment to Lease dated July 31, 2013, as further amended by that certain Second Amendment to Lease dated as of November 8, 2013, as further amended by that certain Third Amendment to Lease dated August 15, 2014 and as further amended by that certain Fourth Amendment to Lease dated September 30, 2014.
2.    Lease dated July 31, 2013 between Louisville Dutchmans Property, L.L.C., as Lessor, and Diversicare of Seneca Place, LLC, as Lessee, together with Commencement Date Addendum to Lease dated August 22, 2013, as amended by that certain First Amendment to Lease dated November 8, 2013, as further amended by that certain Second Amendment to Lease dated August 15, 2014, as further amended by that certain Third Amendment to Lease dated September 30, 2014, as further amended by that certain Fourth Amendment to Lease dated December 5, 2014 and as further amended by that certain Fifth Amendment to Lease dated January 20, 2016.
3.    Master Lease dated September 27, 2013 among Ohio Indiana Property, L.L.C., as Lessor, and Diversicare of Providence, LLC, Diversicare of Siena Woods, LLC, Diversicare of St. Theresa and Diversicare of Bradford Place, LLC, as Lessee, as amended by that certain First Amendment to Master Lease dated November 8, 2013, as further amended by that certain Second Amendment to Master Lease dated August 15, 2014 and as further amended by that certain Third Amendment to master Lease dated as of September 30, 2014.
4. Lease dated as of May 28, 2014 by and between Nicholasville Kentucky Property, L.L.C., a Delaware limited liability company (“Lessor”) and Diversicare of Nicholasville, LLC, a Delaware limited liability company (“Lessee”), commencing June 1, 2014, as amended by that certain First Amendment to Lease dated as of August 15, 2014, as further amended by that certain Second Amendment to Lease dated as of September 30, 2014, as further amended by that certain Third Amendment to Lease dated as of January 9, 2015, and as further amended by Fourth Amendment to Lease dated as of ____________, 2016.
5.    Master Lease dated as of June 25, 2014 by and between St. Joseph Missouri Property, L.L.C., a Delaware limited liability company (“Lessor”) and Diversicare of Chateau, LLC, a Delaware limited liability company, Diversicare of Riverside, LLC, a Delaware limited liability company, and Diversicare of St. Joseph, LLC, a Delaware limited liability company (collectively , “Lessee”), commencing July 1, 2014, as amended by that certain First Amendment to Master Lease dated as of August 15, 2014 and as further amended by that certain Second Amendment to Master Lease dated as of September 30, 2014.
6.    Lease dated September 30, 2014 by and between Greeneville Kentucky Property, L.L.C., a Delaware limited liability company ( “Lessor”) and Diversicare of Greeneville, LLC, a Delaware limited liability company (“Lessee”), commencing October 1, 2014.

Schedule 6.3

Excluded Personal Property of Tenant

1.	Tenant’s continuous quality improvement program, manuals and materials; management information systems; policy, procedure and educational manuals and materials and similar proprietary property.

2.
Computer hardware, and related equipment which is integrated with the computer system maintained by DHSI, and computer software, provided, however, that Tenant shall cause all data that is reasonably necessary for the continuing operation of one or more of the Facilities, and which may be accessed through such computers or software, to be made available to Landlord in a reasonably accessible form without material cost to Landlord.

Schedule 8.5
Excepted Facilities to Radius Restriction

Alabama        Windsor House            Huntsville, Alabama
Big Springs Huntsville, Alabama

Schedule 9.3(a)
7.0% Upgrades

Schedule 9.3(b)

9.0% Improvements

Schedule 13.2.5
Current Maximum Aggregate Coverage
1. The following Facilities are insured under a policy with a Twelve Million Dollar ($12,000,000.00) policy maximum aggregate:

Diversicare of Chateau
Diversicare of Riverside
Diversicare of St. Joseph
Diversicare of Nicholasville

2. The following Facilities are insured under a policy with a Ten Million Dollar ($10,000,000.00) policy maximum aggregate:

Diversicare of Seneca Place
Diversicare of Greenville
Diversicare of Highlands

3. The following Facilities are insured under a policy with a Twelve Million Dollar ( $12,000,000.00) policy maximum aggregate:

Diversicare of St. Theresa
Diversicare of Bradford Place
Diversicare of Siena Woods

4. The remaining 23 Facilities are insured under the Insurance Captive which has an overall policy maximum aggregate of Five Million Dollars ( $5,000,000.00):

Brookshire Healthcare Center
Canterbury Healthcare Facility
Lynwood Nursing Home
Northside Health Care
Hardee Manor Healthcare
Boyd Nursing & Rehabilitation Center
Carter Nursing & Rehabilitation Center
Elliott Nursing & Rehabilitation Center
South Shore Nursing & Rehabilitation Center
West Liberty Nursing & Rehabilitation Center
Wurtland Nursing & Rehabilitation Center
Best Care Nursing & Rehabilitation Center;
Diversicare of Claiborne, previously dba Laurel Manor
Diversicare of Dover, previously dba Manor House of Dover
Diversicare of Smyrna, previously dba Mayfield Rehabilitation and Special Care Center
Diversicare Ballinger, LLC
Diversicare Doctors, LLC
Diversicare Estates, LLC
Diversicare Humble, LLC
Diversicare Katy, LLC
Diversicare Normandy Terrace, LLC
Diversicare Treemont, LLC
Diversicare Paris, LLC

Schedule 22.4
List of Subleases*

1.	Doctors Healthcare 9009 White Rock Trail Dallas, TX 75238	Diversicare Texas I, LLC Master Sublessor	Diversicare Doctors, LLC Sublessee
2.	Estates at Ft. Worth 201 Sycamore School Road Fort Worth, TX 76134	Diversicare Texas I, LLC Master Sublessor	Diversicare Estates, LLC Sublessee
3.	Heritage Oaks Estates 2001 N. 6th Street Ballinger, TX 76821	Diversicare Texas I, LLC Master Sublessor	Diversicare Ballinger, LLC Sublessee
4.	Humble 8450 Will Clayton Parkway Humble, TX 77338	Diversicare Texas I, LLC Master Sublessor	Diversicare Humble, LLC Sublessee
5.	IHS of Dallas at Treemont 5550 Harvest Hill Road Dallas, TX 75230	Diversicare Texas I, LLC Master Sublessor	Diversicare Treemont, LLC Sublessee
6.	Katy 1525 Tull Drive Katy, TX 77499	Diversicare Texas I, LLC Master Sublessor	Diversicare Katy, LLC Sublessee
7.	Normandy Terrace 841 Rice Road San Antonio, TX 78220	Diversicare Texas I, LLC Master Sublessor	Diversicare Normandy Terrace, LLC Sublessee
8.	Brentwood Terrace 2885 Stillhouse Road Paris, TX 75460	Diversicare Texas I, LLC Master Sublessor	Diversicare Paris, LLC Sublessee
9.	All of the Facilities listed in Items 1-8, above	Diversicare Leasing Corp. Sublessor	Diversicare Texas I, LLC Master Sublessee
10.	Diversicare of Providence 4915 Charlestown Road New Albany, IN 47150	Diversicare of Providence, LLC Sublessor	Daviees Community Hospital, an Indiana county hospital, Sublessee

*Diversicare Texas I, LLC, is a wholly owned subsidiary of Diversicare Leasing Corp. Each of the entities listed in Items 1-8 is a wholly owned subsidiary of Diversicare Texas I, LLC.

Schedule 24.1
Tenant Organizational Structure

Schedule 24.8
Adverse Matters
This Schedule 24.8 shall be deemed to include matters provided or furnished by Tenant or any Guarantor to Landlord pursuant to the terms and provisions of other Sections of this Lease, including but not limited to those disclosures required by Section 23.1.
Civil Investigative Demand ("CID")

In July 2013, the Company learned that the United States Attorney for the Middle District of Tennessee ("DOJ") had commenced a civil investigation of potential violations of the False Claims Act ("FCA").  In October 2014, the Company learned that the investigation was started by the filing under seal of a false claims action against the two centers that were subject of the original civil investigative demand ("CID"). In connection with this matter, between July 2013 and early February 2016, the Company received three civil investigative demands (a form of subpoena) for documents. The Company has responded to those demands and also provided voluntarily additional information requested by the DOJ. The DOJ has also taken testimony from current and former employees of the Company. In May 2018, the Company learned that a second FCA complaint had been filed in late 2016 relating to the Company’s practices and policies for rehabilitation therapy at some of its facilities. The government’s investigation relates to the Company’s practices and policies for rehabilitation and other services at all of its facilities, for preadmission evaluation forms ("PAEs") required by TennCare and for Pre-Admission Screening and Resident Reviews ("PASRRs") required by the Medicare program.

In June 2016, the Company received an authorized investigative demand (a form of subpoena) for documents in connection with a criminal investigation by the DOJ related to our practices with respect to PAEs and PASRRs, and the Company has provided documents responsive to this subpoena and continues to provide additional information as requested. The Company cannot predict the outcome of these investigations or the related lawsuits, and the outcome could have a materially adverse effect on the Company, including the imposition of treble damages, criminal charges, fines, penalties and/or a corporate integrity agreement.

A request for confidential treatment has been made with respect to portions of this document that are marked ‘[*****]’. The redacted portions have been filed separately with the SEC.